      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON      , 1997
                                                          REGISTRATION NO.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                          SURETY CAPITAL CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                ---------------
         DELAWARE                    6021                    75-2065607
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
       JURISDICTION       CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
   OF INCORPORATION OR
      ORGANIZATION)

                                                    C. JACK BEAN
        1845 PRECINCT LINE ROAD                1845 PRECINCT LINE ROAD
               SUITE 100                              SUITE 100
          HURST, TEXAS 76054                     HURST, TEXAS 76054
            (817) 498-2749                         (817) 498-2749
   (ADDRESS, INCLUDING ZIP CODE, AND     (NAME, ADDRESS, INCLUDING ZIP CODE,
               TELEPHONE                AND TELEPHONE NUMBER, INCLUDING AREA
     NUMBER, INCLUDING AREA CODE,                       CODE,
  OF REGISTRANT'S PRINCIPAL EXECUTIVE           OF AGENT FOR SERVICE)
               OFFICES)
                                ---------------
                                   COPY TO:
          DAN R. WALLER, P.C.                 MR. WILLIAM T. LUEDKE IV
        SECORE & WALLER, L.L.P.             BRACEWELL & PATTERSON, L.L.P.
    ONE GALLERIA TOWER, SUITE 2290           SOUTH TOWER PENNZOIL PLACE
        13355 NOEL ROAD, LB 75              711 LOUISIANA ST., STE. 2900
          DALLAS, TEXAS 75240                 HOUSTON, TEXAS 77002-2781
            (972) 776-0200                         (713) 223-2900
                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------
                                               PROPOSED          PROPOSED
 TITLE OF EACH CLASS OF       AMOUNT            MAXIMUM           MAXIMUM          AMOUNT OF
       SECURITIES              TO BE        OFFERING PRICE       AGGREGATE       REGISTRATION
    TO BE REGISTERED       REGISTERED(1)     PER SHARE(2)    OFFERING PRICE(2)      FEE(2)
---------------------------------------------------------------------------------------------
Common stock, $0.01 per
 share par value........     1,725,000           $6.75          $11,643,750        $3,434.91
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

(1) Includes 225,000 shares for Underwriters' Over-Allotment.
(2) The Registration fee is estimated based upon the average of the high and low market prices reported for the Common Stock of the Registrant carried on the Primary List of the American Stock Exchange on December 26, 1997, which was $6.75 per share. The offering price per share and aggregate offering price are estimated solely for the purpose of calculating the registration fee.
                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                           SURETY CAPITAL CORPORATION

                                    FORM S-1

                             CROSS REFERENCE SHEET

 ITEM                                                                                                   PROSPECTUS
  NO.                      ITEM                                                                       CAPTION OR PAGE
 ----                      ----                                                                       ---------------
 1.   Forepart of the Registration Statement and Outside                                  Facing Page of Registration
      Front Cover Page of Prospectus.............................................................Statement, ii, and 1

 2.   Inside Front and Outside Back Cover Pages of Prospectus..................................68 and back cover page

 3.   Summary Information...........................................................................................3

 3.   Risk Factors..................................................................................................7

 3.   Ratios of Earnings to Fixed Charges..............................................................Not Applicable

 4.   Use of Proceeds...............................................................................................9

 5.   Determination of Offering Price..................................................................Not applicable

 6.   Dilution.........................................................................................Not applicable

 7.   Selling Security Holders.........................................................................Not applicable

 8.   Plan of Distribution.........................................................................................65

 9.   Description of Securities to be Registered...................................................................64

 10.  Interests of Named Experts and Counsel...........................................................Not applicable

 11.  Information with Respect to the Registrant.................................................................9-67

 12.  Disclosure of Commission Position on Indemnification for Securities Act Liabilities..............Not applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A + +REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED December 29, 1997

                           SURETY CAPITAL CORPORATION

                        1,500,000 Shares of Common Stock

  All 1,500,000 shares of Common Stock (the "Common Stock") offered hereby (the "Offering") are being sold by Surety Capital Corporation (the "Company"). The Common Stock is traded on the American Stock Exchange ("AMEX") under the symbol "SRY". See "Market Price and Dividend Policy". On December 26, 1997 the last sale price of the Common Stock as reported on AMEX was $6.75.

  The Company intends to use the proceeds of the Offering primarily to finance the Company's acquisition of TexStar National Bank, Universal City, Texas, although the Offering is not contingent upon completion of the acquisition. Any remaining proceeds will be used for general corporate purposes. See "Use of Proceeds" and "The TexStar National Bank Acquisition".

  THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

  SEE "RISK FACTORS" ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PROSPECTIVE INVESTOR.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                       UNDERWRITING
                                              PRICE TO DISCOUNTS AND PROCEEDS TO
                                               PUBLIC   COMMISSIONS  COMPANY(2)
--------------------------------------------------------------------------------
Per Share...................................    $           $            $
--------------------------------------------------------------------------------
Total(3)....................................    $           $            $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".
(2) Before deducting offering expenses payable by the Company, estimated at
    $   .
(3) The Company has granted the Underwriter a 30-day option to purchase up to 225,000 additional shares of Common Stock, on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be approximately $   , $    and
    $   , respectively. See "Underwriting".

  The shares of Common Stock are offered by the Underwriter named below, subject to prior sale, when, as and if delivered to and accepted by the Underwriter. The Underwriter reserves the right to reject orders in whole or in part, and to withdraw, cancel or modify the Offering without notice. It is expected that delivery of the certificates representing the shares will be made
to the Underwriter on or about      , 1998 in Dallas, Texas.

                                HOEFER & ARNETT
                                  Incorporated

                                       , 1997.

                              [MAP APPEARS HERE]




  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OFFERED HEREBY, INCLUDING OVER-ALLOTTING THIS OFFERING, THEREBY CREATING A SYNDICATE SHORT POSITION, ENTERING OR MAINTAINING A STABILIZING BID FOR THE COMMON STOCK, RAISING A STABILIZING BID TO MATCH INDEPENDENT BIDS IN THE MARKET, PURCHASING COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS, AND IMPOSING PENALTY BIDS. SUCH TRANSACTIONS MIGHT HAVE THE EFFECT OF STABILIZING OR MAINTAINING THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THE LEVEL THAT MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. SEE "UNDERWRITING".

                              PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial information (including the notes thereto) appearing elsewhere in this prospectus. As used in this prospectus, unless the context otherwise requires, the term "Company" means Surety Capital Corporation and its subsidiary. As used in the prospectus, unless the context otherwise requires, a description of activities conducted by the Company includes activities conducted by its subsidiary. Unless otherwise indicated, all information in this prospectus assumes that the Underwriter's over-allotment option is not exercised.

                                  THE COMPANY

  GENERAL. Surety Capital Corporation (the "Company") is a bank holding company headquartered in Hurst, Texas. The Company, which is a Delaware corporation, owns all of the outstanding shares of Surety Bank, National Association (the "Bank"). The Company conducts substantially all of its activities through the Bank. The Company operates full-service banking offices in the Texas communities of Chester, Hurst, Kennard, Lufkin, Midlothian, Waxahachie, Wells and Whitesboro. At September 30, 1997, the Company had $176.9 million in total assets, $155.0 million in deposits and $20.8 million in shareholders' equity, and its subsidiary Bank was "well capitalized" under federal regulatory capital adequacy guidelines. The Company has had five consecutive years of increasing net earnings, which have grown from approximately $16 thousand in 1992 to $1.7 million in 1996, and $1.5 million for the nine months ended September 30, 1997. Assuming the successful completion of the acquisition of TexStar National Bank ("TexStar") and the Offering as of September 30, 1997, the Company's total assets, deposits and shareholders' equity on a pro forma basis would have been $253.5 million, $220.7 million and $29.5 million, respectively.

  BUSINESS STRATEGY. The Company's business strategy has two key aspects: growth through acquisitions of community banks and an emphasis on specialized lending, which it funds using relatively low cost core retail deposits from its network of community banking offices. The Company acquired its first community bank in December, 1989. Since 1992, the Company has established seven new full-service branches by acquiring six community banks and purchasing the deposits and certain assets of a branch of another bank. The Company is conducting the Offering to raise the capital to acquire TexStar, a community bank located in Universal City, Texas, which reported $73.5 million in total assets, $65.7 million in deposits and $5.6 million in shareholders' equity at September 30, 1997. TexStar will be the Company's first presence in the greater San Antonio, Texas, metropolitan area. See "The TexStar National Bank Acquisition".

  While the Company is actively pursuing its growth strategy, the Company believes that growth is not prudent unless the acquired assets and liabilities can be profitably deployed. It is in this regard that the Company distinguishes itself from other community banking organizations by balancing its traditional community bank lending with the active development of lending niches such as insurance premium financing and medical claims factoring. The ability to fund these lending activities with relatively low cost deposits from the Company's community bank network gives the Company a pricing advantage over non-bank competitors for its loan products. For the nine months ended September 30, 1997, the Company's average cost of funds was 3.7% compared with a loan portfolio yield of approximately 11.7%. The following is a description of the Company's niche and traditional lending activities:

  . INSURANCE PREMIUM FINANCING. The Company's primary niche product is insurance premium finance ("IPF") lending, which involves the lending of funds to companies and individuals for the purpose of financing their purchase of property and casualty insurance. The Company markets this product through over 5,000 independent insurance agents and maintains a loan portfolio consisting of receivables from nearly 600 insurance companies. At September 30, 1997, the Company reported total gross IPF loans of $46.1 million (approximately 39.5% of gross loans), a 17.7% increase over the

     December 31, 1996 total balance of $39.2 million in IPF loans (37.1% of gross loans). The loans are relatively short term, generally with maturities of eight to nine months. The down payment and monthly installments on each loan are calculated such that at all times the equity or value of the unearned premium in the policy exceeds the net balance due on the loan. If the borrower does not make the loan payments on time, the Company has the right, after notice to the borrower, to cancel the insurance policy and to receive the entire amount of the unearned premium from the insurance company writing the insurance. The unearned premium is then applied to the net loan balance. The primary risk in IPF lending is not that a borrower will default on the loan but that an insurance company will default on payment of the unearned premium following a default by a borrower. No lending is without risk, but specialized products may present different types of risks than traditional loans. See "Business--Insurance Premium Financing" and "Risk Factors--Insurance Premium Financing Concentration".

  . MEDICAL CLAIMS FACTORING. Another Company niche product is medical claims factoring. The Company purchases medical claims from a variety of health care providers, including individual medical practices, medical clinics, hospitals, and out-patient facilities. At September 30, 1997, the Company reported $10.5 million in medical claims receivables, representing 9.0% of total loans outstanding. The Company purchases primarily insurance company claims that have been pre-approved for payment by the insurance company, funding only 50%-60% of the face value of each claim to the provider. The average period these receivables remain outstanding, from the date of funding by the Company to collection, is approximately 60 to 120 days. As of September 30, 1997, the Company had realized an annualized yield in excess of 26.4% in this program. See "Business--Medical Claims Receivables Factoring" and "Risk Factors--Medical Claims Factoring".

  . TRADITIONAL LENDING ACTIVITIES. The Company diversifies its lending risks by balancing its specialty lending with traditional loans. At September 30, 1997, the Company had approximately $56.9 million, or roughly half of its total loan portfolio, in IPF loans and medical claims receivables, with the other half of its loan portfolio in traditional community bank loans, including real estate, commercial and installment loans. The Company believes that its specialized lending products help it achieve a higher loan portfolio yield than it could achieve on traditional community bank loans alone. See "Business-- Commercial and Consumer Banking".

  THE TEXSTAR ACQUISITION. The acquisition of TexStar complements the Company's business strategy in that it provides the Company with a solid base of core deposits to use to fund its specialty and traditional lending activities. TexStar has traditionally maintained a low loan to deposit ratio, and the Company believes that it can increase the amount of loans originated from TexStar's banking locations by enhanced marketing and access to the Company's normal sources for IPF and medical claims factoring loans. The TexStar acquisition will increase the Company's total assets from $176.9 million to $253.5 million as of September 30, 1997, on a pro forma basis, and the addition of TexStar's main office in Universal City and four full-service branches in the greater San Antonio metropolitan area will increase the Company's number of full-service banking locations from eight to thirteen. The acquisition of TexStar is expected to be completed in the first quarter of 1998. However, the Offering is not contingent upon completion of the TexStar Acquisition. See "The TexStar National Bank Acquisition".

                                  THE OFFERING

Securities Offered by
 the Company............ 1,500,000 shares of Common Stock
Common Stock to be Out-
 standing after the Of-
 fering................. 7,251,882 shares(1)
Use of Proceeds......... The proceeds of this Offering will be used to finance the acquisition of TexStar and for general corporate
                         purposes. See "Use of Proceeds".
Risk Factors............ Prospective investors are advised to review carefully the matters discussed under "Risk Factors".
AMEX Symbol............. "SRY"

--------
(1) Excludes shares issuable upon the exercise of (i) the Underwriter's overallotment option covering 225,000 shares, and (ii) options under the Company's incentive stock option plans. See "Underwriting" and "Management--Executive Compensation and Other Information".

                      SUMMARY CONSOLIDATED FINANCIAL DATA

  The following summary consolidated financial data of the Company is derived from the unaudited financial statements of the Company as of and for the nine month periods ended September 30, 1997 and 1996, and from the audited financial statements of the Company as of and for the five years ended December 31, 1996. The following summary consolidated financial data of the Company should be read in connection with the consolidated financial statements of the Company and the notes thereto and the information in Management's Discussion and Analysis of Financial Condition and Results of Operations.

                          NINE MONTHS ENDED                  YEARS ENDED
                            SEPTEMBER 30,                    DECEMBER 31,
                          ------------------  ----------------------------------------------
                            1997    1996(1)   1996(1)   1995(2)   1994(3)   1993(3)  1992(3)
                          --------  --------  --------  --------  --------  -------  -------
                             (UNAUDITED)
INCOME STATEMENT DATA:
($ IN 000'S)
 Interest income........  $ 12,007  $ 10,476  $ 14,390  $  9,535  $  5,387  $ 3,995  $ 3,344
 Interest expense.......     4,290     3,962     5,362     3,678     1,488    1,124      978
                          --------  --------  --------  --------  --------  -------  -------
 Net interest income....     7,717     6,514     9,028     5,857     3,899    2,871    2,366
 Provision for credit
  losses................       295        90       135        60       107       91      300
                          --------  --------  --------  --------  --------  -------  -------
 Net interest income
  after provision for
  credit losses.........     7,422     6,424     8,893     5,797     3,792    2,781    2,067
 Noninterest income.....     1,765     1,355     1,877     1,419     1,160    1,182      784
 Noninterest expense....     6,781     6,052     8,135     5,878     4,462    3,592    2,835
                          --------  --------  --------  --------  --------  -------  -------
 Earnings before income
  taxes.................     2,406     1,727     2,636     1,338       490      371       16
 Income taxes...........       875       594       938       451        17        0        0
                          --------  --------  --------  --------  --------  -------  -------
 Net income.............  $  1,531  $  1,133  $  1,698  $    887  $    473  $   371  $    16
                          ========  ========  ========  ========  ========  =======  =======
COMMON SHARE DATA:(4)
 Net income.............  $   0.27  $   0.22  $   0.32  $   0.27  $   0.20  $  0.19  $  0.00
 Book value.............  $   3.62  $   3.24  $   3.35  $   2.94  $   2.65  $  2.32  $  2.05
 Tangible Book
  Value(5)..............  $   2.57  $   2.13  $   2.26  $   2.18  $   1.83  $  2.13  $  1.84
 Weighted average common
  shares outstanding (in
  000's)................     5,751     5,263     5,389     3,279     2,394    2,002    1,952
 Period end shares
  outstanding (in
  000's)................     5,752     5,748     5,748     3,506     3,041    2,273    1,981
BALANCE SHEET DATA:
($ IN 000'S)
 Total assets...........  $176,894  $160,166  $176,439  $121,339  $102,294  $49,036  $30,964
 Insurance premium
  finance loans, net....    44,429    33,933    38,224    21,905    20,497   14,209    7,051
 Other loans, net.......    69,961    62,879    64,928    45,197    44,167   17,417   12,442
 Allowance for credit
  losses................     1,367     1,292     1,285       703       698      401      325
 Total deposits.........   154,999   152,281   155,690   109,599    92,027   43,596   26,840
 Shareholders' equity...    20,806    18,603    19,231    10,295     8,066    5,281    4,058
PERFORMANCE DATA:(4)
 Return on average total
  assets................       1.2%      0.9%      1.0%      0.8%      0.8%     0.8%     0.1%
 Return on average
  shareholders' equity..      10.8       9.5       9.8       9.5       7.4      8.7      0.4
 Net interest
  margin(6).............       6.5       6.1       6.2       6.1       7.1      7.0      8.7
 Efficiency ratio(7)....      68.3      74.6      71.8      78.4      87.5     87.9     89.2
 Net loans to deposits..      72.9      62.7      65.4      60.6      70.3     72.5     72.6
ASSET QUALITY RATIOS:(4)
 Nonperforming assets to
  total assets..........       0.8%      0.4%      0.6%      0.1%      0.2%     0.3%     0.7%
 Nonperforming loans to
  total loans...........       0.2       0.3       0.2       0.1       0.2      0.3      0.8
 Net loan charge-offs to
  average loans.........       0.2       0.1       0.2       0.1       0.4      0.3      1.6
 Allowance for credit
  losses to total
  loans.................       1.2       1.2       1.2       1.0       1.1      1.3      1.7
 Allowance for credit
  losses to
  nonperforming loans...     576.8     482.4     502.5     996.1     574.8    425.8    201.1
CAPITAL RATIOS:
 Tier I risk-based
  capital...............      11.9%     11.1%     11.1%     10.8%     10.1%    11.4%    14.4%
 Total risk-based
  capital...............      13.1      12.3      12.3      11.7      11.2     12.6     15.7
 Leverage...............       8.7       7.4       7.0       6.9       5.6     10.0     11.9

--------
(1) In February, 1996, the Company acquired First Midlothian Corporation, Midlothian, Texas. In March, 1996, the Company acquired certain assets and assumed certain liabilities of Providers Funding Corporation, Dallas, Texas. The acquisitions were accounted for as purchase transactions.

(2) In September, 1995, the Company completed the acquisition of certain assets and the assumption of certain liabilities of a branch of another bank located in Waxahachie, Texas. This acquisition was accounted for as a purchase transaction.
(3) In May, 1994, the Company acquired The Farmers Guaranty State Bank of Kennard, Kennard, Texas, and in December, 1994 the Company acquired First National Bank, Whitesboro, Texas. During 1994, the Company had no effective tax rate as it utilized a net operating loss carryforward. The Company returned to paying federal income taxes at an effective rate of 34% during 1995. As a result, net income for the years ended December 31, 1995 and 1996 may be more indicative of operating trends in the future. Conversely, earnings before income taxes may be a more useful comparison when looking at results of operations in 1994 and prior years. In March, 1993, the Company acquired the Bank of East Texas, Chester, Texas and First State Bank, Wells, Texas. Operations of these two banks have been included in consolidated operations subsequent to February 28, 1993. The information provided for 1992 has been restated to reflect a one for ten reverse stock split in June 1993. All these acquisitions were accounted for as purchase transactions.
(4) All interim periods have been annualized.
(5) Tangible book value is the book value per share after deducting intangible assets such as goodwill.
(6) The net interest margin represents the difference between the average yield on interest-earning assets and the average rate on interest-bearing liabilities.
(7) The efficiency ratio is non-interest expenses (excluding amortization of intangibles), divided by the sum of net interest income plus non-interest income, excluding net gains (losses) on dispositions of investment securities and certain assets.

                                 RISK FACTORS

  In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating the Company, its business and prospects before purchasing any of the shares of Common Stock offered hereby. An investment in the securities of the Company may pose risks unique to the Company, or unique to the financial services industry, which are not posed by other investments.

  INSURANCE PREMIUM FINANCING CONCENTRATION. As of September 30, 1997, IPF loans totaled $46.1 million, representing approximately 39.5% of the total gross loans of the Company. Such a high concentration of IPF loans may expose the Company to different types of risks and a greater risk of loss than would a more traditional commercial and consumer loan portfolio. In traditional loan products, the primary risk is that a borrower will fail to repay the loan. However, when a borrower fails to repay an IPF loan, typically the insurance policy is canceled and the unearned premium is paid to the lender. Significant risks posed by IPF loans normally not present in traditional loans include the risk that an insurance company will become insolvent or otherwise unable to meet its obligations, or that someone will obtain IPF loans for fictitious policies where the Company does not have recourse to an insurance company for insurance premiums. See "Business--Insurance Premium Financing", "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Nonperforming Assets," and "Legal Proceedings." Losses or other difficulties encountered by any one insurance company, or fraudulent activity by an insurance company or agent, could have a material adverse effect on the Company. In addition, financial difficulties or regulatory or structural changes affecting the insurance industry generally may have a material adverse effect on the Company. The Company extends IPF loans with an average maturity of nine months. Most of these loans are repaid in monthly installments. Most of the IPF loans are generated through independent insurance agents, who are not obligated to refer business to the Company. If the Company is unable to generate new IPF loans to replace those being repaid, it will have to originate other types of loans or make other investments, some or all of which may not be as profitable for the Company. As the Company expands through acquisitions such as TexStar, the Company must increase the aggregate amount of IPF loans originated on a continuous basis in order to maintain its current net interest margin. See "Management's Discussion and Analysis of Financial Condition and Results of Operations", and "Business--Insurance Premium Financing".

  MEDICAL CLAIMS FACTORING. As of September 30, 1997, the Company had approximately $4.3 million of medical claims receivables outstanding 120 days or more from the date of funding by the Company, or 41% of its total medical claims receivables. At December 31, 1996 the Company had approximately $1.1 million of medical claims receivables, 19% of total medical claims receivables, outstanding 120 days or more. It has been the Company's experience that, historically, approximately 80% of its medical claims receivables were collected within 60 to 120 days. Therefore, approximately 20% of such receivables would remain outstanding after 120 days. The Company believes that the increase in the proportion of medical claims receivables outstanding after 120 days resulted primarily because the Company did not increase the staffing for collections commensurate with the growth in medical claims receivables. While the Company believes that substantially all of these claims ultimately will be collected from insurance companies or the federal government, this development represents a significant increase, from December 31, 1996, in the amount of medical claims receivables outstanding over 120 days, and there can be no assurance of ultimate collectibility. As with IPF loans, losses or difficulties encountered by any one medical claims payor, or fraudulent activity by any one medical claims payor or medical services provider, could have a material adverse effect on the Company. In addition, financial difficulties or regulatory or structural changes affecting medical services providers or medical claims payors generally may have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Nonperforming Assets".

  POTENTIAL NEGATIVE IMPACT FROM THE ACQUISITION OF TEXSTAR. As a result of the acquisition of TexStar, the Company's asset size will increase from $176.9 million at September 30, 1997 to $253.5 million on a pro forma basis. The Company's loan to deposit ratio will decrease from 73.1% at September 30, 1997 to 65.9% on a pro forma basis. The Company anticipates that the acquisition of TexStar will negatively impact the Company's net interest margin, return on assets and return on shareholder equity in the near term. The acquisition may also negatively impact earnings per share in the near term. The future prospects of the Company will depend, in significant part, on a number of factors, including, without limitation, the Company's ability to integrate TexStar; its ability to compete effectively in the greater San Antonio metropolitan market area; its success in retaining earning assets, including loans, acquired with TexStar; and its ability to generate new earning assets with attractive yields. No assurance can be given that the Company will be able to accomplish any of the foregoing. No assurance can be given that the Company will be able to achieve results in the future similar to those achieved in the past or that the Company will be able to manage effectively the growth resulting from the acquisition of TexStar. The officers and directors of TexStar will not be subject to non-competition agreements and may compete against the Company. See "The TexStar National Bank Acquisition".

  FUTURE GROWTH. Fueled by acquisitions, the total assets of the Company have increased from $31.0 million at December 31, 1992, to $176.9 million at September 30, 1997. There can be no assurance that the Company will grow as rapidly in the future as it has in the past. The Company may decide that it will not pursue further acquisitions, or the Company may not be able to locate and complete favorable acquisition opportunities in the future. In recent years, the aggregate number of community banks in Texas has decreased, primarily through mergers and acquisitions, and the competition for acquisitions has increased. If the Company does not make acquisitions in the future, it may not be able to sustain its historical growth rate.

  RELIANCE ON KEY PERSONNEL. The Company is dependent upon its executive officers and key employees. Specifically, the Company considers the services of C. Jack Bean, G. M. Heinzelmann, III, Bobby W. Hackler, and B. J. Curley to be important to the success of the Company. The unexpected loss of the services of any of these individuals could have a detrimental effect on the Company. Although the Company has entered into agreements with these individuals designed to provide incentives to remain in the Company's employ, the Company has not requested non-competition agreements from these individuals. The Company has entered into Change in Control Agreements with Messers. Heinzelmann, Hackler and Curley, and is negotiating a new agreement with Mr. Bean, under which each will receive certain benefits if their employment is terminated other than for cause, or constructively terminated, following a change in control of the Company. See "Management".

  POSSIBLE MARKET VOLATILITY. A public trading market having the desired characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of willing buyers and sellers of Common Stock at any given time, which presence is dependent upon the individual decisions of investors and general economic and market conditions over which the Company has no control. See "Market Price and Dividend Policy". The stock market has from time to time experienced extreme price and volume volatility. These market fluctuations may be unrelated to the operating performance of particular companies whose shares are traded and may adversely affect the market price of the Common Stock. In addition, during periods of extreme market volatility, investors may be unable to obtain prompt execution of buy or sell orders in the Common Stock.

  INTEREST RATE RISK. The Company's earnings depend to a substantial extent on "rate differentials", i.e., the differences between the income the Company receives from loans, securities and other earning assets, and the interest expense it pays to obtain deposits and other liabilities. These rates are highly sensitive to many factors which are beyond the control of the Company, including general economic conditions and the policies of various governmental and regulatory authorities. The Company has attempted to structure its asset and liability management strategies to mitigate the impact on net interest income of changes in market interest rates. However, there can be no assurance that the Company will be able to manage interest rate risk so as to avoid significant adverse affects in net interest income. From time to time, maturities of assets and liabilities are not balanced, and a rapid increase or decrease in interest rates could have an adverse effect on the net interest margin and results of operations of the Company. The nature, timing and effect of any future changes in federal monetary and fiscal policies on the Company and its results of operations are not predictable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Interest Rate Sensitivity Managment".

  REGULATION AND SUPERVISION. The Company and the Bank are subject to extensive federal and state regulation and supervision, which is intended primarily for the protection of insured depositors and consumers.

In addition, the Company and the Bank are subject to changes in federal and state law, as well as changes in regulations, governmental policies and accounting principles. The effects of any such potential changes cannot be predicted, but could adversely affect the business and operations of the Company and the Bank. See "Regulation and Supervision".

  NO DIVIDENDS. The Company has not previously paid any cash dividends on its Common Stock. The Company currently intends to retain earnings to support future growth, rather than using earnings to pay dividends. The payment of any cash dividends by the Company in the future will depend to a large extent on the receipt of dividends from the Bank. The ability of the Bank to pay dividends is dependent upon the Bank's earnings and financial condition. The payment of cash dividends by the Bank to the Company and by the Company to its shareholders are both subject to certain statutory and regulatory restrictions. See "Market Price and Dividend Policy" and "Regulation and Supervision".

  COMPETITION. There is significant competition among banks and bank holding companies, many of which have far greater assets and resources than the Company, in the areas in which the Company operates. The Company also encounters intense competition in its commercial banking business from savings and loan associations, credit unions, factors, insurance companies, commercial and captive finance companies, and other types of financial institutions, many of which are larger in terms of capital, resources and personnel than the Company. The casualty IPF business of the Company is also very competitive. Large insurance companies offer their own financing plans, and other independent premium finance companies and other financial institutions offer IPF loans. The Company believes that such competition will increase in the future. In addition, the manner in which and the means by which financial services are delivered to customers have changed significantly in the past and can be expected to continue to change in the future. It is not possible to predict the manner in which existing technology, and changes in existing technology, will affect the Company. Changes in technology are likely to require additional capital investments to remain competitive. Although the Company has invested in new technology in the past, there can be no assurance that the Company will have sufficient financial resources or access to the proprietary technology which might be necessary to remain competitive in the future. See "Business--Competition".

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

  In this prospectus, all statements other than statements of historical fact regarding the Company's financial condition, results of operations, business strategy and future acquisitions or operations are "forward-looking statements". When used in this Prospectus, words such as "believes", "anticipates", "intends", "expects", "should", and words of similar import identify a forward-looking statement. Such forward-looking statements may involve numerous assumptions about known and unknown trends, uncertainties, risks, economic conditions and other factors which may ultimately prove to be inaccurate. Certain of these factors are discussed in more detail elsewhere in this prospectus, including without limitation under "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", and "Business". These factors include the Company's ability to successfully complete the TexStar acquisition, and to redeploy excess liquidity, as well as the Company's ability to continue to make future acquisitions. Actual results may differ materially from any future results expressed or implied by such forward-looking statements. Prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update or to publicly revise any of the forward-looking statements contained herein to reflect future events or developments.

                                USE OF PROCEEDS

  The Company has entered into an agreement to acquire TexStar. In connection with the acquisition, the shareholders of TexStar will receive cash for their shares in that bank. The Company intends to use the net proceeds from the sale of Common Stock to finance this acquisition. However, the Offering is not contingent upon completion of the acquisition. Any remaining proceeds will be used by the Company for general corporate purposes. See "The TexStar National Bank Acquisition".

                                CAPITALIZATION

  The following table sets forth the unaudited consolidated capitalization of the Company as of September 30, 1997, and the pro forma capitalization adjusted to reflect (i) the sale by the Company of 1,500,000 shares of the Common Stock offered hereby at an assumed offering price of $6.75 per share, net of underwriting commissions and other expenses; (ii) the consummation of the acquisition of TexStar; and (iii) the application of net proceeds as described under "Use of Proceeds".

                                                        SEPTEMBER 30, 1997
                                                      ------------------------
                                                        ACTUAL      PRO FORMA
                                                      -----------  -----------
   Shareholders' equity:
     Preferred stock, $.01 par value, 1,000,000
      shares authorized none issued at September 30,
      1997........................................... $       --   $       --
     Common stock, $.01 par value, 20,000,000 shares
      authorized, Issued--5,786,171 shares,
      (7,251,882 as adjusted)........................      57,862       72,862
     Additional paid-in capital......................  16,850,067   25,566,317
     Retained earnings...............................   3,982,998    3,967,998
     Stock rights issuable(1)........................      57,862       72,862
     Treasury stock, 34,289 shares at September 30,
      1997 carried at cost...........................    (172,828)    (172,828)
   Unrealized gain on available-for-sale securities,
    net of tax.......................................      30,397       30,397
                                                      -----------  -----------
       Total shareholders' equity.................... $20,806,358  $29,537,608
                                                      ===========  ===========

--------
(1) To reflect rights issuable under the shareholder rights agreement adopted by the Company in June 1997. See "Description of Securities--Shareholders' Rights Agreement."

                       MARKET PRICE AND DIVIDEND POLICY

MARKET PRICE

  Since January 10, 1995 the Company's Common Stock has been traded on the Primary List of the AMEX under the symbol "SRY". From February 23, 1994 through January 9, 1995 the Company's Common Stock was traded on the AMEX Emerging Company Marketplace under the symbol "SRY.EC". For the nine months ended September 30, 1997, the Company's Common Stock ranged from $4.13 to $6.50. For the year ended December 31, 1996, the Company's Common Stock ranged from $3.25 to $4.94.

  The following table sets forth, for the periods indicated, the high and low sale price per share of the Company's Common Stock as reported on the AMEX Primary List for fiscal years ended 1995 and 1996 and through November 30, 1997.

                                                                    HIGH   LOW
                                                                    ----- -----
1995 FISCAL YEAR:
  First quarter.................................................... $4.38 $3.06
  Second quarter...................................................  6.75  3.19
  Third quarter....................................................  5.13  3.50
  Fourth quarter...................................................  4.50  3.75
1996 FISCAL YEAR:
  First quarter.................................................... $4.50 $3.25
  Second quarter...................................................  4.94  3.63
  Third quarter....................................................  4.94  4.00
  Fourth quarter...................................................  4.88  4.00
1997 FISCAL YEAR:
  First quarter.................................................... $5.75 $4.13
  Second quarter...................................................  5.63  5.00
  Third quarter....................................................  6.50  5.13
  Fourth quarter (through November 30).............................  7.25  6.00

DIVIDEND POLICY

  THE COMPANY. The Company has not paid cash dividends in the past and does not intend to pay dividends for the foreseeable future. The Company intends to retain any future earnings for use in the business of the Company. The payment of any dividends in the future will be made at the discretion of the Board of Directors of the Company and will depend upon the operating results and financial condition of the Company and the Bank, their capital requirements, contractual agreements, general business conditions and other factors. The Company's principal source of funds to pay dividends in the future, if any, on the Common Stock will be cash dividends the Company receives from the Bank. See "Regulation and Supervision" for a discussion of regulatory constraints on the payment of dividends by national banks and bank holding companies generally.

  THE BANK. The Bank is subject to various restrictions imposed by the National Bank Act relating to the declaration and payment of dividends. The board of directors of a national banking association may, subject to the following limitations, declare a quarterly, semiannual or annual dividend of as much of its net profits as it may judge expedient. The payment of dividends is subject to the provisions of 12 U.S.C. 60, which provides that no dividends may be declared or paid without the approval of the Office of the Comptroller of the Currency ("OCC") if the total of all dividends, including the proposed dividend, in any calendar year exceeds the total of the bank's net profits for that year combined with its retained net profits of the preceding two years. Under the provisions of 12 U.S.C. 56 no dividends may ever be paid in an amount greater than the bank's net profits. As of September 30, 1997, approximately $3.5 million was available for payment of dividends by the Bank to the Company. The OCC also has authority to prohibit a national bank from engaging in what in the OCC's opinion constitutes an unsafe or unsound practice in conducting business, including the payment of a dividend. See "Regulation and Supervision".

                     THE TEXSTAR NATIONAL BANK ACQUISITION

  In recent years, the Company has successfully pursued a strategy of growth through acquisitions, and has profitably reinvested acquired assets and liabilities. The acquisition of TexStar complements the Company's business strategy in that TexStar is a community bank located in a growth area, with excess liquidity which can be used to fund the Company's specialized lending activities.

BUSINESS OF TEXSTAR

  At September 30, 1997, TexStar had $73.5 million in total assets, $67.9 million in deposits and $5.6 million in shareholders' equity. TexStar is a community bank which offers interest-bearing and noninterest-bearing depository accounts, and makes real estate, commercial and consumer loans. At September 30, 1997, TexStar's loan portfolio consisted of $13.9 million of real estate loans (42.8% of the gross loan portfolio), $14.5 million of commercial loans (44.6% of the gross loan portfolio), and $4.1 million of installment loans (12.6% of the gross loan portfolio). At September 30, 1997, TexStar's total nonaccrual loans were $202,000 (0.6% of the gross loan portfolio). The allowance for possible loan losses was $473,457, or 234.2% of total nonaccruing loans, and 1.4% of the gross loan portfolio. Other real estate owned by TexStar was $475,374 at September 30, 1997. TexStar reported net income after taxes of $547,289 for 1996, and $394,682 for the nine months ended September 30, 1997. See the financial statements of TexStar included in this prospectus. At September 30, 1997, TexStar's loan-to-deposit ratio was 48.8%. The Company intends to use the excess liquidity acquired with TexStar to fund additional IPF loans and medical claims receivables factoring.

  TexStar is headquartered in Universal City, which is located in the growth corridor northeast of San Antonio, Texas. San Antonio is the eighth largest Standard Metropolitan Statistical Area in the United States. TexStar has four branch locations in Converse, New Braunfels, San Antonio, and Schertz. As of 1997, Bexar County, where San Antonio and Universal City are located, had an estimated population of 1,333,744. Bexar County is projected to have a population of 1,429,374 by 2002 or an 8% increase. In 1997, estimated average household income for Bexar County was $48,317, the estimated median household income was $33,439, and the estimated per capita income was $17,359. The median age was approximately 32 years. Over 44,000 businesses in Bexar county currently employ approximately 638,000 people. Although the closing of Kelly Air Force base might have a negative impact on San Antonio, other events, such as the relocation of the corporate headquarters of Southwestern Bell to San Antonio, should have a positive impact. Management of TexStar considers the economy in the immediate area surrounding TexStar stable. The largest employer in the area, Randolph Air Force Base, continues to add jobs and missions despite the downsizing of the military. It continues to serve as the headquarters for Air Education and Training Command.

  TexStar is a Statewide Preferred Lender under the government guaranteed United States Small Business Administration ("SBA") lending program. Under this program, TexStar originates and funds SBA loans qualifying for guarantees from the United States Small Business Administration. These guarantees range from 75% to 90% of principal and up to 120 days of accrued interest. In addition, in the event of a default and liquidation of one of these loans the SBA pays its prorata share of the liquidation costs. The SBA guaranteed portion of these loans is generally sold into the secondary market with servicing retained. The guaranteed portion is sold for a premium (approximately 7% to 10% of the SBA guaranteed portion) with a servicing fee of at least 1% of the guaranteed portion retained. At September 30, 1997, TexStar had originated $7,046,510 in SBA loans with the $5,276,514 SBA guaranteed portion sold in the secondary market. The remaining $1,768,996 in unguaranteed portion of these loans remains in TexStar's loan portfolio. TexStar has been making SBA loans for approximately 4 years and has not experienced a default and liquidation regarding any of these loans. The Company may expand the generation of SBA loans because of TexStar's Statewide Preferred Lending Status. For example, the Company could establish additional loan production offices staffed by lenders that are specially trained in SBA loan production.

THE REORGANIZATION AGREEMENT

  The Company and the Bank have entered into a reorganization agreement dated October 10, 1997 with TexStar and certain shareholders (the "TexStar Shareholders") of TexStar (the "Reorganization Agreement") and a related merger agreement between the Company, the Bank and TexStar (the "Merger Agreement"). Under the Merger Agreement, TexStar will be merged into the Bank (the "Merger"), and the shareholders of TexStar will receive cash in the aggregate amount of (i) $9,500,000 plus (ii) a performance payment equal to 50% of the net earnings (as defined in the Merger Agreement) of TexStar in excess of $100,000 for the period from September 1, 1997 to the Closing Date. In addition, the parties have agreed that TexStar may pay a $100,000 bonus to its president upon consummation of the transaction. The shareholders of TexStar, other than shareholders who dissent from the Merger, will collectively reimburse the Company for an agent's fee payable upon consummation of the Merger. If the acquisition had been completed on September 30, 1997, the purchase price paid to the shareholders of TexStar would have been approximately $9.5 million.

  The obligations of the parties to complete the acquisition are subject to certain conditions, including the conditions that (i) all approvals of any regulatory authority having jurisdiction shall have been received and all applicable statutory waiting periods shall have expired, and (ii) at the closing date, no litigation or proceedings shall be pending or threatened to restrain or prohibit or obtain damages regarding the acquisition or as a result of which, in the reasonable judgment of the Company or TexStar, the parties could be deprived of any of the material benefits contemplated under the Reorganization Agreement. In addition, the Company is not obligated to complete the acquisition unless certain conditions set out in the Reorganization Agreement have been satisfied or waived by the Company, including that (i) the shareholders of TexStar shall have approved the transactions contemplated under the Reorganization Agreement; (ii) TexStar, in the opinion of the Company, shall not have suffered any material adverse change in its financial condition, business, operations, prospects, properties or assets; (iii) holders of no more than 12% of the outstanding shares of TexStar shall have dissented from the merger of TexStar and the Bank; (iv) the Company shall be satisfied with the results of its due diligence review; (v) TexStar and the TexStar Shareholders shall have complied with and performed their covenants in the Reorganization Agreement; (vi) each representation or warranty of TexStar shall be accurate; and (vii) the Company shall have sufficient financial resources available, in its sole opinion, to consummate the acquisition. TexStar is not obligated to complete the transaction unless certain conditions set out in the Reorganization Agreement are satisfied or waived, including the condition that the Company shall have approved the Merger. The TexStar Shareholders have agreed that they shall be responsible for filing all tax returns for TexStar for all periods ending prior to the Merger. In addition, the TexStar Shareholders have agreed that they will not make any claim against the Bank for indemnification for actions taken as a director or officer of TexStar. TexStar and the TexStar Shareholders have agreed to establish an escrow account in the amount of $400,000, to indemnify the Company, the Bank and their respective officers, directors, employees, agents, successors and assigns against any claims connected with or arising out of a breach of warranty or a misrepresentation or a breach of covenant by TexStar under certain provisions of the Reorganization Agreement. Indemnification of such parties against such claims is limited to the escrowed $400,000, which will be paid to the TexStar shareholders establishing the escrow if not used to defend against or satisfy indemnified claims. TexStar had 575,000 shares of common stock authorized, and 485,000 shares issued and outstanding, as of August 31, 1997. The TexStar Shareholders who individually and as a group approved and executed the Reorganization Agreement are the record and beneficial owners of approximately 74% of the outstanding common stock of TexStar.

  If the Company elects to terminate the Reorganization Agreement after December 9, 1997 because, in its opinion, it does not have sufficient financial resources available to complete the acquisition or it is not satisfied with the results of the due diligence review of TexStar, the Company is obligated to pay TexStar a break-up fee of $25,000.

  On December 12, 1997, the OCC approved the application to merge TexStar into the Bank, contingent upon the Company raising at least $6,000,000 in additional capital. The meeting of the shareholders of TexStar to consider and vote upon the Reorganization Agreement will be held on January 21, 1998. The closing date of the acquisition will be selected by mutual agreement of the parties to the Reorganization Agreement following the satisfaction of all conditions to closing. The Company anticipates that the closing will take place following the closing of the Offering and prior to March 31, 1998.

PRO FORMA FINANCIAL STATEMENTS

  The following pro forma financial information sets forth the condensed balance sheets at September 30, 1997 and the condensed income statements for the nine months ended September 30, 1997 and for the year ended December 31, 1996 for each of the Company, consolidated, and TexStar, the adjustments reflecting the proposed acquisition of TexStar by the Company and the completion of the Offering, and the pro forma combined information. The acquisition will be accounted for as a purchase transaction. The information with respect to the Company and TexStar as of September 30, 1997 and the pro forma information are unaudited. The pro forma balance sheet assumes that the acquisition and the Offering were consummated on September 30, 1997. The pro forma income statements assume that the acquisition and the Offering were consummated on January 1, 1997, regarding the pro forma income information for the nine months ended September 30, 1997, and on January 1, 1996, regarding the pro forma information for the year ended December 31, 1996. The pro forma financial information should be read in conjunction with the financial statements and footnotes thereto appearing elsewhere in this prospectus. The pro forma combined balance sheet and statement of income are not necessarily indicative of the combined financial position at consummation or the results of operations following consummation of the acquisition and the offering.

            [THE REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY.]

                       PRO FORMA CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1997
                                  (UNAUDITED)

                                                    PRO FORMA ADJUSTMENTS
                                                    --------------------------      PRO FORMA
                           COMPANY       TEXSTAR      DEBITS         CREDITS         COMBINED
                         ------------  -----------  -----------     ----------     ------------
ASSETS
Cash and due from
 banks.................. $  6,671,815  $ 3,787,753    8,731,250 (1)  9,500,000 (3) $  9,690,818
Federal funds sold......   11,485,000                                                11,485,000
                         ------------  -----------  -----------     ----------     ------------
 Total cash and cash
  equivalents...........   18,156,815    3,787,753    8,731,250      9,500,000       21,175,818
Interest bearing
 deposits with banks....      190,000                                                   190,000
Securities:
 Available-for-sale.....   14,369,508   22,541,598                                   36,911,106
 Held-to-maturity.......   18,376,112   10,151,658                     155,862 (2)   28,371,908
                         ------------  -----------  -----------     ----------     ------------
   Total securities.....   32,745,620   32,693,256                     155,862       65,283,014
Loans
 Total loans, net of
  unearned discount.....  114,390,600   32,551,204                                  147,225,482
 Allowance for credit
  losses................   (1,366,662)    (473,457)                                  (1,840,119)
                         ------------  -----------  -----------     ----------     ------------
   Net loans............  113,023,938   32,077,747                                  145,385,363
Premises and equipment,
 net....................    3,777,650    2,745,843      621,500 (2)                   7,144,993
Accrued interest
 receivable.............      855,707      613,357                                    1,469,064
Other real estate and
 repossessed assets.....      130,992      475,374                                      606,366
Other assets............    1,738,969      476,721                                    2,215,690
Intangibles.............    5,990,140      585,452    3,469,321 (2)                  10,044,913
                         ------------  -----------  -----------     ----------     ------------
 Total assets........... $176,893,509  $73,455,503  $12,822,071     $9,655,862     $253,515,221
                         ============  ===========  ===========     ==========     ============
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Liabilities:
 Deposits............... $154,999,319  $65,681,173                                 $220,680,492
 Other liabilities......    1,087,832    2,209,289                                    3,297,121
                         ------------  -----------  -----------     ----------     ------------
   Total liabilities....  156,087,151   67,890,462                                  223,977,613
Shareholders' equity:
 Common stock...........       57,862    2,425,000    2,425,000 (3)     15,000 (1)       72,862
 Additional paid-in
  capital...............   16,850,067    2,357,616    2,357,616 (3)  8,716,250 (1)   25,566,317
 Retained earnings......    3,982,998      829,620      829,620 (3)    (15,000)(1)    3,967,998
 Stock rights
  issuable..............       57,862                                   15,000 (1)       72,862
 Treasury stock.........     (172,828)                                                 (172,828)
 Unrealized gain (loss)
  on available-for-sale
  securities............       30,397      (47,195)     (47,195)(3)                      30,397
                         ------------  -----------  -----------     ----------     ------------
   Total shareholders'
    equity..............   20,806,358    5,565,041    5,565,041      8,731,250       29,537,608
                         ------------  -----------  -----------     ----------     ------------
 Total liabilities and
  stockholders'
  equity................ $176,893,509  $73,455,503  $ 5,565,041     $8,731,250     $253,515,221
                         ============  ===========  ===========     ==========     ============

--------
(1) This adjustment represents the sale of 1,500,000 shares of Common Stock with a par value of $0.01 at a $6.75 per share public offering price, less $685,000 in estimated offering expenses and $656,250 in underwriting discounts and commissions, with net proceeds to the Company of $8,731,250.
(2) This adjustment represents the purchase price adjustments to adjust the assets and liabilities of TexStar National Bank to fair value upon the merger and results in recording of $3,469,321 in intangibles.
(3) This adjustment represents the purchase of TexStar and the elimination of the capital of TexStar.

                  PRO FORMA CONDENSED STATEMENT OF NET INCOME
                     NINE MONTHS ENDED SEPTEMBER 30, 1997
                                  (UNAUDITED)

                                               PRO FORMA ADJUSTMENTS
                                               ---------------------       PRO FORMA
                          COMPANY    TEXSTAR     DEBITS       CREDITS       COMBINED
                         ---------- ---------- ----------    -----------   ----------
Interest income:
  Interest and fees on
   loans................ $9,872,455 $2,605,916                             12,478,371
  Interest on securi-
   ties.................  1,811,503  1,196,177                              3,007,680
  Interest on federal
   funds sold...........    323,455     72,298                                395,753
                         ---------- ----------                             ----------
  Total interest in-
   come................. 12,007,413  3,874,391                             15,881,804
Interest expense:
  Interest on deposits..  4,290,054  1,835,451                              6,125,505
  Interest on other
   borrowings...........
                         ---------- ----------                             ----------
  Total interest ex-
   pense................  4,290,054  1,835,451                              6,125,505
Net interest income.....  7,717,359  2,038,940                              9,756,299
Provision for credit
 losses.................    295,000     97,000                                392,000
Noninterest income......  1,764,705    424,507                              2,189,212
Noninterest expense:
  Salaries and employee
   benefits.............  3,392,296    890,623                              4,282,919
  Occupancy and
   equipment............  1,123,513    292,065     31,050(1)                1,446,628
  General and adminis-
   trative..............  2,265,249    646,461    173,466(2)    175,820(3)  2,909,356
                         ---------- ---------- ----------    ----------    ----------
  Total noninterest ex-
   pense................  6,781,058  1,829,149    204,516       175,820     8,638,903
Income before federal
 income taxes...........  2,406,006    537,298    204,516       175,820     2,914,608
Federal income taxes....    874,917    142,616     52,117(4)                1,069,650
  Net income............ $1,531,089 $  394,682    256,633       175,820    $1,844,958
                         ========== ========== ==========    ==========    ==========
Net income per share:
  Net income per share.. $     0.27                                        $     0.25
  Average shares out-
   standing.............  5,751,212                                         7,251,212

--------
(1) This adjustment represents additional depreciation on the acquired buildings and equipment.
(2) This adjustment represents the amortization of $3,469,321 over a blended 15 years.
(3) This adjustment represents the savings anticipated to be realized in connection with the acquisition. These adjustments are a direct result of the elimination of director and professional fees which will not continue after the acquisition.
(4) This adjustment represents the tax effect of the adjustments, except for the amortization of intangibles which is not deductible for tax purposes.

                  PRO FORMA CONDENSED STATEMENT OF NET INCOME
                         YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

                                                PRO FORMA ADJUSTMENTS
                                                ---------------------        PRO FORMA
                           COMPANY    TEXSTAR     DEBITS       CREDITS       COMBINED
                         ----------- ---------- ----------    -----------   -----------
Interest income:
  Interest and fees on
   loans................ $10,779,721 $3,201,824                             $13,981,545
  Interest on
   securities...........   2,532,023  1,368,484                               3,900,507
  Interest on federal
   funds sold...........   1,078,618     49,927                               1,128,545
                         ----------- ----------                             -----------
  Total interest
   income...............  14,390,362  4,620,235                              19,010,597
Interest expense:
  Interest on deposits..   5,361,689  2,285,831                               7,647,520
  Interest on other
   borrowings
                         ----------- ----------                             -----------
  Total interest
   expense..............   5,361,689  2,285,831                               7,647,520
Net interest income.....   9,028,673  2,334,404                              11,363,077
Provision for credit
 losses.................     135,000    215,000                                 350,000
Noninterest income......   1,877,454    560,645                               2,438,099
Noninterest expense:
  Salaries and employee
   benefits.............   4,244,874  1,001,234                               5,246,108
  Occupancy and
   equipment............   1,244,551    278,642     41,433(1)                 1,564,626
  General and
   administrative.......   2,645,587    731,878    231,288(2)    196,866(3)   3,411,887
                         ----------- ---------- ----------    ----------    -----------
  Total noninterest
   expense..............   8,135,012  2,011,754    272,721       196,866     10,222,621
Income before federal
 income taxes...........   2,636,115    668,295    272,721       196,866      3,228,555
Federal income taxes....     938,128    121,006     55,956(4)                 1,115,090
  Net income............ $ 1,697,987 $  547,289    328,677       196,866    $ 2,113,465
                         =========== ========== ==========    ==========    ===========
Net income per share:
  Net income per share.. $      0.32                                        $      0.31
  Average shares
   outstanding..........   5,389,366                                          6,889,366

--------
(1) This adjustment represents additional depreciation on the acquired buildings and equipment.
(2) This adjustment represents the amortization of goodwill of $3,469,321 over 15 years.
(3) This adjustment represents the savings anticipated to be realized in connection with the acquisition. These adjustments are a direct result of the elimination of director and professional fees which will not continue after the acquisition.
(4) This adjustment represents the tax effect of the adjustments, except for the amortization of intangibles which is not deductible for tax purposes.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

  The following summary consolidated financial data of the Company is derived from the unaudited financial statements of the Company as of and for the nine month periods ended September 30, 1997 and 1996, and from the audited financial statements of the Company as of and for the five years ended December 31, 1996. The following summary consolidated financial data of the Company should be read in connection with the consolidated financial statements of the Company and the notes thereto and the information in Management's Discussion and Analysis of Financial Condition and Results of Operations.

                          NINE MONTHS ENDED                  YEARS ENDED
                            SEPTEMBER 30,                    DECEMBER 31,
                          ------------------  ----------------------------------------------
                            1997    1996(1)   1996(1)   1995(2)   1994(3)   1993(3)  1992(3)
                          --------  --------  --------  --------  --------  -------  -------
                             (UNAUDITED)
INCOME STATEMENT DATA:
 ($ IN 000'S)
 Interest income........  $ 12,007  $ 10,476  $ 14,390  $  9,535  $  5,387  $ 3,995  $ 3,344
 Interest expense.......     4,290     3,962     5,362     3,678     1,488    1,124      978
                          --------  --------  --------  --------  --------  -------  -------
 Net interest income....     7,717     6,514     9,028     5,857     3,899    2,871    2,366
 Provision for credit
  losses................       295        90       135        60       107       91      300
                          --------  --------  --------  --------  --------  -------  -------
 Net interest income af-
  ter provision for
  credit losses.........     7,422     6,424     8,893     5,797     3,792    2,781    2,067
 Noninterest income.....     1,765     1,355     1,877     1,419     1,160    1,182      784
 Noninterest expense....     6,781     6,052     8,135     5,878     4,462    3,592    2,835
                          --------  --------  --------  --------  --------  -------  -------
 Income before income
  taxes.................     2,406     1,727     2,636     1,338       490      371       16
 Income taxes...........       875       594       938       451        17        0        0
                          --------  --------  --------  --------  --------  -------  -------
 Net income.............  $  1,531  $  1,133  $  1,698  $    887  $    473  $   371  $    16
                          ========  ========  ========  ========  ========  =======  =======
COMMON SHARE DATA:(4)
 Net income.............  $   0.27  $   0.22  $   0.32  $   0.27  $   0.20  $  0.19  $  0.00
 Book value.............  $   3.62  $   3.24  $   3.35  $   2.94  $   2.65  $  2.32  $  2.05
 Tangible book val-
  ue(5).................  $   2.57  $   2.13  $   2.26  $   2.18  $   1.83  $  2.13  $  1.84
 Weighted average common
  shares outstanding (in
  000's)................     5,751     5,263     5,389     3,279     2,394    2,002    1,952
 Period end shares out-
  standing (in 000's)...     5,752     5,748     5,748     3,506     3,041    2,273    1,981
BALANCE SHEET DATA:
 ($ IN 000'S)
 Total assets...........  $176,894  $160,166  $176,439  $121,339  $102,294  $49,036  $30,964
 Insurance premium fi-
  nance loans, net......    44,429    33,933    38,224    21,905    20,497   14,209    7,051
 Other loans, net.......    69,961    62,879    64,928    45,197    44,167   17,417   12,442
 Allowance for credit
  losses................     1,367     1,292     1,285       703       698      401      325
 Total deposits.........   154,999   152,281   155,690   109,599    92,027   43,596   26,840
 Shareholders' equity...  $ 20,806  $ 18,603  $ 19,231  $ 10,295  $  8,066  $ 5,281  $ 4,058
PERFORMANCE DATA:(4)
 Return on average total
  assets................       1.2%      0.9%      1.0%      0.8%      0.8%     0.8%     0.1%
 Return on average
  shareholders' equity..      10.8       9.5       9.8       9.5       7.4      8.7      0.4
 Net interest mar-
  gin(6)................       6.5       6.1       6.2       6.1       7.1      7.0      8.7
 Efficiency ratio(7)....      68.3      74.6      71.8      78.4      87.5     87.9     89.2
 Net loans to deposits..      72.9      62.7      65.4      60.6      70.3     72.5     72.6
ASSET QUALITY RATIOS:(4)
 Nonperforming assets to
  total assets..........       0.8%      0.4%      0.6%      0.1%      0.2%     0.3%     0.7%
 Nonperforming loans to
  total loans...........       0.2       0.3       0.2       0.1       0.2      0.3      0.8
 Net loan charge-offs to
  average loans.........       0.2       0.1       0.2       0.1       0.4      0.3      1.6
 Allowance for credit
  losses to total
  loans.................       1.2       1.2       1.2       1.0       1.1      1.3      1.7
 Allowance for credit
  losses to
  nonperforming loans...     576.8     482.4     502.5     996.1     574.8    425.8    201.1
CAPITAL RATIOS:
 Tier I risk-based capi-
  tal...................      11.9%     11.1%     11.1%     10.8%     10.1%    11.4%    14.4%
 Total risk-based capi-
  tal...................      13.1      12.3      12.3      11.7      11.2     12.6     15.7
 Leverage...............       8.7       7.4       7.0       6.9       5.6     10.0     11.9

--------
(1) In February, 1996, the Company acquired First Midlothian Corporation, Midlothian, Texas. In March, 1996, the Company acquired certain assets and assumed certain liabilities of Providers Funding Corporation, Dallas, Texas. The acquisitions were accounted for as purchase transactions.

(2) In September, 1995, the Company acquired certain assets and assumed certain liabilities of a branch of another bank located in Waxahachie, Texas. This acquisition was accounted for as a purchase transaction.
(3) In 1994, the Company acquired The Farmers Guaranty State Bank of Kennard, Kennard, Texas, and the First National Bank, Whitesboro, Texas. During 1994, the Company had no effective tax rate as it utilized a net operating loss carryforward. The Company returned to paying federal income taxes at an effective rate of 34% during 1995. As a result, net income for the years ended December 31, 1995 and 1996 may be more indicative of operating trends in the future. Conversely, earnings before income taxes may be a more useful comparison when looking at results of operations in 1994 and prior years. In 1993, the Company acquired the Bank of East Texas, Chester, Texas and First State Bank, Wells, Texas. Operations of these two banks have been included in consolidated operations subsequent to February 28, 1993. All these acquisitions were accounted for as purchase transactions. The information provided for 1992 has been restated to reflect a one for ten reverse stock split in June 1993.
(4) All interim periods have been annualized.
(5) Tangible book value is the book value per share after deducting intangible assets such as goodwill.
(6) The net interest margin represents the difference between the average yield on interest-earning assets and the average rate on interest-bearing liabilities.
(7) The efficiency ratio is non-interest expenses (excluding amortization of intangibles), divided by the sum of net interest income plus non-interest income, excluding net gains (losses) on dispositions of investment securities and certain assets.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion highlights the major changes affecting the operations and financial condition of the Company for the nine months ended September 30, 1997 and 1996 and the three years ended December 31, 1996. The discussion should be read in conjunction with the consolidated financial statements and accompanying notes included elsewhere in this prospectus.

GENERAL

  The Company derives substantially all of its revenues and income from the operation of its subsidiary, the Bank, which provides a full range of commercial and consumer banking services to businesses and individuals in the north and east Texas area. As of September 30, 1997, the Company had total assets of $176,893,509, net loans of $113,023,938, total deposits of $154,999,319, and total shareholders' equity of $20,806,358. As of December 31, 1996 the Company had total assets of $176,439,310, net loans of $101,866,914, total deposits of $155,690,341, and total shareholders' equity of $19,230,552. The Company reported net income of $1,531,089 for the nine months ended September 30, 1997 compared with net income of $1,133,217 for the nine months ended September 30, 1996, as a result of internal loan growth within its niche products of insurance premium financing and medical claims factoring. The Company reported net income of $1,697,987 for the year ended December 31, 1996 compared with net income of $886,886 for the year ended December 31, 1995 as a result of internal loan growth within the same niche products and its acquisition of a community bank and a factoring company.

                             RESULTS OF OPERATIONS

NET EARNINGS

  Net earnings were $1,531,089 or $0.27 per share for the nine months ended September 30, 1997, compared with net earnings of $1,133,217 or $0.22 per share for the nine months ended September 30, 1996, an increase of $397,872 or 35%. Factors contributing to the increase in earnings in 1997 compared with 1996 include an increase in net interest income, loan growth in the Company's niche lending products, including insurance premium financing and medical claims factoring, and the growth of noninterest income mainly as a result of the acquisitions of First Midlothian Corporation, Midlothian, Texas (the "First Midlothian Acquisition") and Providers Funding Corporation (the "Providers Acquisition").

  Net earnings were $1,697,987 or $0.32 per share for the year ended December 31, 1996, compared with net earnings of $886,886 or $0.27 per share for the year ended December 31, 1995, an increase of $811,101 or 91.5%. Factors contributing to the increase in earnings in 1996 compared with 1995 include an increase in net interest income, growth in the Company's niche lending products, and growth of noninterest income mainly as a result of the First Midlothian and Providers Acquisitions in 1996 and the acquisition of a branch in Waxahachie by purchasing certain assets from, and assuming certain liabilities of, another bank ("the Waxahachie Acquisition") in 1995.

  Net earnings were $886,886 for 1995 or $0.27 per share, compared with net earnings of $472,760 for 1994 or $0.20 per share. The 87.6% increase in earnings in 1995, compared with 1994, was attributable to an increase in net interest income resulting from improved asset quality, growth in the Company's niche lending products and increase in noninterest income resulting from the acquisitions during 1994 of The Farmers Guaranty State Bank of Kennard, Kennard, Texas (the "Kennard Acquisition") and First National Bank, Whitesboro, Texas (the "Whitesboro Acquisition").

NET INTEREST INCOME

  Net interest income before provision for credit losses is the difference between income earned on interest-earning assets and the interest expense incurred on interest-bearing liabilities. The net yield on total interest-earning assets, also referred to as interest rate margin or net interest margin, represents net interest income divided by average interest-earning assets. The Company's principal interest-earning assets are loans, investment securities, medical claims receivables factoring and federal funds sold.

  Net interest income before provision for credit losses for the nine months ended September 30, 1997 was $7,717,359 million, an increase of 18.5%, or $1,203,230 million, from net interest income for the nine months ended September 30, 1996. The increase was due primarily to growth in the Company's niche lending products and the First Midlothian and Providers Acquisitions.

  Net interest income before provision for credit losses was $9,028,673 million for the year ended December 31, 1996, an increase of $3,171,371 million or 54.1% compared with the year ended December 31, 1995, resulting principally from an increase in average interest-earning assets from $96,321,408 million to $145,875,221 million, a significant portion of which was comprised of loans (typically the highest yielding asset). The increase in average interest-earning assets was offset by an increase in average interest-bearing liabilities from $84,423,369 million to $125,542,397 million. In addition, the Company experienced an increase in the net interest spread of 10 basis points from 6.1% to 6.2% for the years ended December 31, 1995 and 1996, respectively. The foregoing increase resulted principally from the fact that the cost of interest-bearing liabilities decreased by 10 basis points while the yield on interest-earning assets remained unchanged at 9.9% for 1996 and 1995. Net interest income was $5,857,302 million for 1995, an increase of $1,956,024 million or 50.2% compared with net interest income of $3,899,278 million for 1994. The Company's average total interest-earning assets increased from approximately $54,777,881 million for 1994 to $96,321,408 million for 1995, representing a 75.7% increase resulting principally from an increase in loans. The net interest margin of 6.1% for 1995 decreased 100 basis points from 7.1% for 1994 due to the decrease in the average loan to deposit ratio in 1995. The average loan to deposit ratio for 1995 was 70.6% as compared with 73.9% for 1994.

  The Company's net interest income is affected by changes in the amount and mix of interest-earning assets and interest-bearing liabilities, referred to as a "volume change". It is also affected by changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds, referred to as a "rate change". The net yield on total interest-earning assets increased to 10.2% for the nine months ended September 30, 1997, from 9.8% for the nine months ended September 30, 1996. The net yield on total interest-earning assets remained unchanged at 9.9% from 1995 to 1996 and resulted principally from an increase in the average yield on all loan products. The yield on the investment portfolio and federal funds sold decreased from 1995 to 1996 as a result of changes in interest rates within the marketplace. The yield on loans increased to 12.1% for the year ended December 31, 1996 from 11.2% for the year ended December 31, 1995. The cost of interest-bearing liabilities remained unchanged at 4.3% for the nine months ended September 30, 1997 compared to the nine months ended September 30, 1996. The cost of interest-bearing liabilities decreased to 4.3% for the year ended December 31, 1996 from 4.4% for the year ended December 31, 1995. The following tables set forth, for each category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest earned or paid on such amounts, and the average rate paid or earned for the nine months ended September 30, 1997 and 1996, and for the three years ended December 31, 1996, 1995 and 1994. The tables also set forth the average rate earned on all interest-earning assets, the average rate paid on all interest-bearing liabilities, the net interest income and the net yield on average interest-earning assets and interest-bearing liabilities for the same periods.

           AVERAGE BALANCE SHEET AND ANALYSIS OF NET INTEREST INCOME

                           NINE MONTHS ENDED SEPTEMBER 30, 1997        NINE MONTHS ENDED SEPTEMBER 30, 1996
                          -----------------------------------------------------------------------------------------
                                             INTEREST       AVERAGE                      INTEREST       AVERAGE
                             AVERAGE         INCOME/      ANNUALIZED     AVERAGE         INCOME/      ANNUALIZED
                             BALANCE         EXPENSE         RATE        BALANCE         EXPENSE         RATE
                          ---------------  -------------- ---------------------------  -------------- -------------
ASSETS:
Interest-earning assets:
  U.S. Treasury and
   agency securities and
   due from time(1).....  $    37,585,012  $    1,811,503        6.4% $    37,985,065  $    1,918,279        6.7%
  Federal funds sold....        8,613,801         323,455        5.0       21,114,785         875,221        5.5
  Loans(2)(3)...........      112,568,699       9,872,455       11.7       85,351,415       7,682,259       12.0
  Allowance for credit
   losses...............       (1,319,124)             NA         NA       (1,119,472)             NA        N/A
                          ---------------  --------------    -------  ---------------  --------------    -------
Total interest-earning
 assets.................     $157,448,388  $   12,007,413       10.2%    $143,331,793     $10,475,759        9.8%
                          ===============  ==============    =======  ===============  ==============    =======
  Cash and due from
   banks................        5,668,715                                   6,181,557
  Premises and equip-
   ment.................        3,882,628                                   3,742,163
  Accrued interest re-
   ceivable.............          972,556                                   1,012,359
  Other assets..........        7,456,061                                   5,897,982
                          ---------------                             ---------------
  Total assets..........  $   175,428,348                             $   160,165,854
                          ===============                             ===============
LIABILITIES AND
 SHAREHOLDERS' EQUITY:
Interest-bearing liabil-
 ities:
  Interest-bearing
   demand deposits......  $    39,227,467  $      797,744        2.7% $    34,995,294  $      632,228        2.4%
  Savings deposits......        7,737,747         139,649        2.4        8,274,505         128,407        2.1
  Time deposits.........       85,717,079       3,352,661        5.2       79,248,375       3,194,391        5.4
  Notes payable.........                0               0          0           80,144           6.612       11.0
                          ---------------  --------------    -------  ---------------  --------------    -------
Total interest-bearing
 liabilities............  $   132,682,293  $    4,290,054        4.3% $   122,598,318  $    3,961,638        4.3%
                          ===============  ==============    =======  ===============  ==============    =======
  Noninterest-bearing
   deposits.............       22,317,694                                  20,061,217
  Accrued interest
   payable and other
   liabilities..........        1,504,300                                     802,798
                          ---------------                             ---------------
Total liabilities.......      156,504,287                                 143,462,333
Shareholders' equity....       18,924,061                                  16,703,521
                          ---------------                             ---------------
Total liabilities and
 shareholders' equity...  $   175,428,348                             $   160,165,854
                          ===============                             ===============
Net interest income.....                   $    7,717,359                              $    6,514,121
                                           ==============                              ==============
Net interest spread.....                                         5.9%                                        5.5%
                                                             =======                                     =======
Net interest margin.....                                         6.5%                                        6.1%
                                                             =======                                     =======

-------
(1) Interest income on tax exempt securities does not reflect the tax equivalent yield.
(2) Loans on nonaccrual status have been included in the computation of average balances.
(3) The interest income on loans does not include loan fees. Loan fees are immaterial and are included in noninterest income.

           AVERAGE BALANCE SHEET AND ANALYSIS OF NET INTEREST INCOME

                                                            YEARS ENDED DECEMBER 31,
                         --------------------------------------------------------------------------------------------------
                                       1996                             1995                             1994
                         --------------------------------- -------------------------------- -------------------------------
                                        INTEREST                          INTEREST                        INTEREST
                           AVERAGE       INCOME/   AVERAGE   AVERAGE      INCOME/   AVERAGE   AVERAGE     INCOME/   AVERAGE
                           BALANCE       EXPENSE    RATE     BALANCE      EXPENSES   RATE     BALANCE     EXPENSE    RATE
                         ------------  ----------- ------- ------------  ---------- ------- -----------  ---------- -------
ASSETS
Interest-earning
 assets:
 Interest-bearing
  deposits.............  $    531,688  $    42,117   7.9%  $  1,388,817  $  101,408   7.3%  $   981,184  $   68,173   6.9%
 U.S. Treasury and
  agency securities and
  due from time(1).....    38,229,219    2,489,906   6.5     16,659,034   1,173,748   7.1     7,648,411     362,078   4.7
 Federal funds sold....    19,291,373    1,078,618   5.6     11,102,928     657,809   5.9     6,456,165     302,621   4.7
 Loans(2)(3)...........    88,985,654   10,779,721  12.1     67,884,258   7,601,816  11.2    40,136,926   4,654,137  11.6
 Allowance for credit
  losses...............    (1,162,713)         N/A   N/A       (713,629)        N/A   N/A      (444,805)        N/A   N/A
                         ------------  -----------  ----   ------------  ----------  ----   -----------  ----------  ----
Total interest-earning
 assets................  $145,875,221  $14,390,362   9.9%  $ 96,321,408  $9,534,781   9.9%  $54,777,881  $5,387,009   9.8%
                         ------------  -----------  ----   ------------  ----------  ----   -----------  ----------  ----
 Cash and due from
  banks................     6,231,693                         4,637,833                       3,249,783
 Premises and
  equipment............     3,806,385                         2,495,279                       1,520,404
 Accrued interest
  receivable...........     1,010,323                           646,012                         205,770
 Other real estate
  owned................       585,587                            77,197                          51,043
 Other assets..........     6,965,368                         3,076,316                       1,357,765
                         ------------                      ------------                     -----------
 Total assets..........  $164,474,577                      $107,254,045                     $61,162,646
                         ============                      ============                     ===========
LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing
 liabilities:
 Interest-bearing
  demand deposits......  $ 36,910,314  $   880,776   2.4%  $ 23,106,404  $  678,303   2.9%  $14,680,300  $  259,113   1.8%
 Savings deposits......     8,174,212      176,108   2.1      5,329,462     127,211   2.4     3,104,155      94,010   3.0
 Time deposits.........    80,397,763    4,298,193   5.3     54,873,148   2,749,386   5.0    28,530,396   1,123,533   4.0
 Notes payable.........        60,108        6,612  11.0      1,114,355     122,579  11.0       146,756      11,075   7.5
                         ------------  -----------  ----   ------------  ----------  ----   -----------  ----------  ----
Total interest-bearing
 liabilities...........  $125,542,397  $ 5,361,689   4.3%  $ 84,423,369  $3,677,479   4.4%  $46,461,607  $1,487,731   3.2%
                         ------------  -----------  ----   ------------  ----------  ----   -----------  ----------  ----
 Noninterest-bearing
  deposits.............    20,089,712                        12,889,281                       7,996,860
 Other liabilities.....     1,564,827                           630,055                         281,660
                         ------------                      ------------                     -----------
Total liabilities......   147,196,936                        97,942,705                      54,740,127
Shareholders' equity...    17,277,641                         9,311,340                       6,422,519
                         ------------                      ------------                     -----------
Total liabilities and
 shareholders' equity..  $164,474,577                      $107,254,045                     $61,162,646
                         ============                      ============                     ===========
Net interest income....                $ 9,028,673                       $5,857,302                      $3,899,278
                                       ===========                       ==========                      ==========
Net interest spread....                              5.6%                             5.5%                            6.6%
                                                    ====                             ====                            ====
Net interest margin....                              6.2%                             6.1%                            7.1%
                                                    ====                             ====                            ====

-------
(1) Interest income on tax exempt securities does not reflect the tax equivalent yield.
(2) Loans on nonaccrual status have been included in the computation of average balances.
(3) The interest income on loans does not include loan fees. Loan fees are immaterial and are included in noninterest income.

  The following table reflects the changes in net interest income stemming from changes in interest rates and from asset and liability volume, including mix. The change in interest attributable to both rate and volume has been allocated to the changes in the rate and the volume on a pro rata basis.

                  RATE/VOLUME ANALYSIS OF NET INTEREST INCOME

                         NINE MONTHS ENDED                      YEARS ENDED                        YEARS ENDED
                         SEPTEMBER 30, 1997                  DECEMBER 31, 1996                  DECEMBER 31, 1995
                           COMPARED WITH                       COMPARED WITH                      COMPARED WITH
                         SEPTEMBER 30, 1996                  DECEMBER 31, 1995                  DECEMBER 31, 1994
                  ----------------------------------  ---------------------------------  ---------------------------------
                   INCREASE   (DECREASE)    DUE TO     INCREASE   (DECREASE)   DUE TO     INCREASE  (DECREASE)    DUE TO
                  VOLUME(1)      RATE      CHANGES    VOLUME(1)      RATE     CHANGES    VOLUME(1)     RATE      CHANGES
                  ----------  ----------  ----------  ----------  ---------- ----------  ---------- ----------  ----------
Interest Income:
Interest-bearing
 deposits in
 financial
 institutions...  $   (5,013) $  (1,454)  $   (6,467) $  (68,743)  $  9,452  $  (59,291) $   29,607 $   3,628   $   33,235
U.S. Treasury
 and agency
 securities.....     (15,550)   (84,759)    (100,309)  1,397,764    (81,606)  1,316,158     573,825   237,845      811,670
Federal funds
 sold...........    (476,107)   (75,659)    (551,766)    455,576    (34,767)    420,809     259,876    95,312      355,188
Loans...........   2,402,749   (212,553)   2,190,196   2,625,216    552,689   3,177,905   3,112,412  (164,733)   2,947,679
                  ----------  ---------   ----------  ----------   --------  ----------  ---------- ---------   ----------
Total interest
 income.........   1,906,079   (374,425)   1,531,654   4,409,813    445,768   4,855,581   3,975,720   172,052    4,147,772
                  ----------  ---------   ----------  ----------   --------  ----------  ---------- ---------   ----------
Interest
 Expense:
Interest-bearing
 demand
 deposits.......      81,171     84,345      165,516     294,815    (92,342)    202,473     194,483   224,707      419,190
Savings
 deposits.......      (7,432)    18,674       11,242      59,812    (10,915)     48,897      47,128   (13,927)      33,201
Time deposits...     248,598    (90,328)     158,270   1,353,797    195,010   1,548,807   1,255,544   370,309    1,625,853
Federal funds
 purchased and
 other borrowed
 funds..........      (6,612)         0       (6,612)   (115,969)         2    (115,967)    104,267     7,237      111,504
                  ----------  ---------   ----------  ----------   --------  ----------  ---------- ---------   ----------
Total interest
 expense........     315,725     12,691      328,416   1,592,455     91,755   1,684,210   1,601,422   588,326    2,189,748
                  ----------  ---------   ----------  ----------   --------  ----------  ---------- ---------   ----------
Net interest
 margin.........  $1,590,354  $(387,116)  $1,203,238  $2,817,358   $354,013  $3,171,371  $2,374,298 $(416,274)  $1,958,024
                  ==========  =========   ==========  ==========   ========  ==========  ========== =========   ==========

--------
(1) Nonaccrual loans are included in the average volumes used in calculating this table.
(2) Changes attributable to both rate and volume which can be segregated are allocated to the respective categories.
(3) Loan fees and out-of-period items and adjustments are not included.
(4) Interest income on tax exempt securities does not reflect the tax equivalent yield.

PROVISION FOR CREDIT LOSSES

  The amount of the provision for credit losses is based on periodic (not less than quarterly) evaluations of the loan portfolio, with particular attention directed toward nonperforming and other potential problem loans. During these evaluations, consideration is given to such factors as: management's evaluation of specific loans; the level and composition of nonperforming loans; historical loss experience; results of examinations by regulatory agencies; an internal asset review process; the market value of collateral; the strength and availability of guaranties; concentrations of credits; and other judgmental factors. The Company determines separate general allowances for IPF and non-IPF loans. While losses on traditional community bank loans typically arise out of the borrower's failure to repay the loan, the borrower's failure to repay an IPF loan generally results in the cancellation of the underlying insurance policy and the return of the unearned premium to the lender. Losses on IPF loans typically arise out of the insolvency of an insurance company, or because loans have been obtained on fictitious policies. Losses on IPF loans can also arise if for any reason the IPF lender is unable to obtain prompt cancellation of the underlying insurance policy, so that the premium continues to be earned and reduces the amount ultimately refunded to the lender. The Company recorded a $295,000 provision for credit losses during the nine months ended September 30, 1997 compared with $90,000 during the nine months ended September 30, 1996 and a $135,000 provision for credit losses during the year ended December 31, 1996 compared with

$60,000 in 1995, and $106,899 in 1994. The 327.8% increase in the provision during the nine months ended September 30, 1997, when compared with the same period in 1996, was necessitated by the loan growth within insurance premium financing and medical claims factoring and did not increase the Company's ratio of allowance for credit losses to total loans. The 225% increase in the 1996 provision when compared with 1995 was necessitated by the growth in the loan portfolio. The 43.9% decrease in the 1995 provision when compared with 1994 was due to an improvement in the Company's ratio of net charge-offs to average loans, which partially reflected recoveries of previous losses.

NONINTEREST INCOME

  Noninterest income is generated primarily from fees associated with noninterest and interest-bearing accounts as well as fees associated with loans (e.g., late fees). Noninterest income for the nine months ended September 30, 1997 was $1,764,705, an increase of $409,929 or 30.3% compared with noninterest income of $1,354,776 for the nine months ended September 30, 1996. The increase in noninterest income is attributed to growth in IPF loans, resulting in growth in related fees, i.e., insufficient funds check charges on IPF loan payments and late charges on IPF loan payments. Noninterest income for the year ended December 31, 1996 was $1,877,454, an increase of $458,387 or 32.3% compared with noninterest income of $1,419,067 for the year ended December 31, 1995. The increase in noninterest income is attributed to the First Midlothian Acquisition, as well as an increase in loans outstanding. The First Midlothian Acquisition increased the number and balance of loans outstanding along with the number and balance of noninterest and interest-bearing deposit accounts, which resulted in increased noninterest income.

  Noninterest income for the year ended December 31, 1995 was $1,419,067, an increase of $259,060 or 22.3% compared with noninterest income of $1,160,007 for the year ended December 31, 1994. The increase in noninterest income is attributed to the Kennard and Whitesboro Acquisitions during 1994, and the Waxahachie Acquisition during 1995, as well as an increase in loans outstanding. The acquisition of the three locations increased the number and balance of loans outstanding and increased the number and balance of noninterest and interest-bearing deposit accounts, which resulted in increased noninterest income.

  The following table sets forth the various categories of noninterest income for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994.

                                           NONINTEREST INCOME
                         ------------------------------------------------------
                           NINE MONTHS ENDED             YEARS ENDED
                             SEPTEMBER 30,               DECEMBER 31,
                         --------------------- --------------------------------
                            1997       1996       1996       1995       1994
                         ---------- ---------- ---------- ---------- ----------
NONINTEREST INCOME
Insufficient funds
 charges................ $  419,905 $  332,576 $  460,156 $  291,954 $  263,315
Late fee charges........    796,697    462,993    681,644    501,960    426,476
Service charges.........    329,695    373,108    372,756    220,086    163,336
Collection fees.........    120,528     98,200    135,533    115,478     96,162
Credit life insurance...      9,298     42,739     57,509     75,435     44,402
Secured credit card an-
 nual fee...............      1,428      3,544      4,447      6,561     15,905
Other...................     87,154     41,616    165,409    207,593    150,411
                         ---------- ---------- ---------- ---------- ----------
  Total noninterest in-
   come................. $1,764,705 $1,354,776 $1,877,454 $1,419,067 $1,160,007
                         ========== ========== ========== ========== ==========

NONINTEREST EXPENSE

  Noninterest expense was $6,781,058 for the nine months ended September 30, 1997, an increase of $729,350 or 12.1% compared with noninterest expense of $6,051,708 for the nine months ended September 30, 1996. This increase resulted principally from additional staffing to support the loan growth within insurance premium financing and medical claims factoring.

  Noninterest expense was $8,135,012 for the year ended December 31, 1996, an increase of $2,256,460 or 38.4% compared with noninterest expense of $5,878,552 for the year ended December 31, 1995. This increase resulted principally from the First Midlothian and Providers Acquisitions. These acquisitions resulted in additional personnel, occupancy and office expenses. The amortization of intangibles increased in 1996 as a result of the addition of goodwill and costs in the amount of $106,426 associated with the First Midlothian Acquisition and the addition of goodwill and costs in the amount of $58,021 associated with the Providers Acquisition.

  Noninterest expense was $5,878,552 for the year ended December 31, 1995, an increase of $1,416,614 or 31.7% compared with noninterest expense of $4,461,938 for the year ended December 31, 1994. This increase resulted principally from the Kennard and Whitesboro Acquisitions during 1994, and the Waxahachie Acquisition during 1995. The addition of the three locations resulted in additional personnel, occupancy and office expenses. The amortization of intangibles increased in 1995 as a result of the addition of $296,164 in goodwill and costs associated with the Kennard Acquisition, the addition of $1,886,682 in goodwill and costs associated with the Whitesboro Acquisition, and the addition of $148,772 in goodwill and costs associated with the Waxahachie Acquisition. Deposits in the Bank are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC"). In 1996, the Bank paid the minimum FDIC assessment of $2,000.

  The Bank anticipates that it will pay a Financing Corporation ("FICO") assessment of approximately 1.3 basis points on BIF-insured deposits in 1997, to assist in paying interest on FICO bonds, which financed the resolution of the thrift industry problems in the last decade.

                                           NONINTEREST EXPENSE
                          ------------------------------------------------------
                            NINE MONTHS ENDED
                              SEPTEMBER 30,         YEARS ENDED DECEMBER 31,
                          --------------------- --------------------------------
                             1997       1996       1996       1995       1994
                          ---------- ---------- ---------- ---------- ----------
Salaries and employee
 benefits...............  $3,392,296 $3,153,119 $4,244,874 $2,923,118 $2,201,188
Occupancy and equip-
 ment...................   1,123,513    933,008  1,244,551    907,286    669,936
General and administra-
 tive expense:
  Professional fees.....     422,824    323,879    467,662    416,006    315,434
  Office supplies.......     206,983    294,007    386,114    253,542    201,028
  Travel and
   entertainment........      98,311     67,086     96,577     68,987     60,162
  Telephone.............     242,159    207,955    283,564    166,858    128,407
  Advertising...........     101,373     98,404    174,335    104,499     54,683
  Postage...............     212,157    187,410    299,388    230,807    133,887
  Amortization of
   intangibles..........     390,428    242,908    359,717    184,332     51,201
  Dues and
   subscriptions........      51,116     34,534     70,559     49,331     54,609
  Insurance.............      71,300    116,259    167,245    130,335     97,473
  Credit cards..........       5,249      5,374      7,472     19,868     59,573
  Bank service charge...      86,427     85,666    110,881     57,196     25,808
  FDIC assessment.......      13,737      3,553      3,553    123,310    133,112
  Credit reports........      33,555     17,961     22,850     40,105     17,714
  Other.................     329,630    280,585    195,670    202,972    257,723
                          ---------- ---------- ---------- ---------- ----------
Total general and admin-
 istrative..............   2,265,249  1,965,581  2,645,587  2,048,148  1,590,814
                          ---------- ---------- ---------- ---------- ----------
Total noninterest ex-
 pense..................  $6,781,058 $6,051,708 $8,135,012 $5,878,552 $4,461,938
                          ========== ========== ========== ========== ==========

INCOME TAXES

  The Company and the Bank will file a consolidated tax return for 1997. The Company estimates that its effective tax rate for 1997 will be approximately 36% and has recognized income tax expense of $874,917 on income before taxes of $2,406,006 for the nine months ended September 30, 1997, as compared with income tax expense of $593,972 on income before taxes of $1,727,189 for the nine months ended September 30, 1996. The Company's effective tax rates in 1996, 1995 and 1994, respectively, were 35.6%, 33.7% and (0.1)%.

INTEREST RATE SENSITIVITY MANAGEMENT

  The operating income and net income of the Company depend, to a substantial extent, on "rate differentials", i.e., the differences between the income the Company receives from loans, securities and other earning assets, and the interest expense it pays to obtain deposits and other liabilities. These rates are highly sensitive to many factors which are beyond the control of the Company, including general economic conditions and the policies of various governmental and regulatory authorities.

  The objective of monitoring and managing the interest rate risk position of the balance sheet is to contribute to earnings and to minimize the adverse changes in net interest income. The potential for earnings to be affected by changes in interest rates is inherent in a financial institution. Interest rate sensitivity is the relationship between changes in market interest rates and changes in net interest income due to the repricing characteristics of assets and liabilities. If in a given period more assets are subject to repricing than liabilities, the balance sheet is asset sensitive. As interest rates rise, an asset sensitive position should have a positive effect on net interest income. Conversely, in a liability sensitive position, where liabilities reprice more quickly than assets in a given period, a rise in interest rates should have an adverse effect on net interest income. However, the theory of asset/liability sensitivity does not take into account other factors which affect changes in net interest income, including changes in volume of rate sensitive assets and liabilities.

  One way to analyze interest rate risk is to evaluate the balance of the interest rate sensitivity position. A mix of assets and liabilities that are roughly equal in volume and term and repricing represents a matched interest rate sensitivity position. Any excess of assets or liabilities in a particular period results in an interest rate sensitivity gap. The following table presents the interest rate sensitivity for the Bank's interest-earning assets and interest-bearing liabilities at December 31, 1996:

                INTEREST-RATE SENSITIVE ASSETS AND LIABILITIES

                                         3 MONTHS      6 MONTHS      1 YEAR
                            3 MONTHS        TO            TO           TO          OVER
                            OR LESS      6 MONTHS       1 YEAR       5 YEARS      5 YEARS       TOTAL
                          ------------  -----------  ------------  -----------  -----------  ------------
Interest-earning assets:
 Interest-earning
  deposits in financial
  institutions..........  $     95,265  $    95,577  $          0  $    95,000  $         0  $    285,842
 Investment securities..     3,221,113    2,017,285     5,146,741   18,714,657    9,682,747    38,782,543
 Federal funds sold.....    16,772,000            0             0            0            0    16,772,000
 Loans..................    41,641,731   20,446,883    16,949,696   19,063,757    5,049,621   103,151,688
                          ------------  -----------  ------------  -----------  -----------  ------------
Interest-earning
 assets.................  $ 61,730,109  $22,559,745  $ 22,096,437  $37,873,414  $14,732,368  $158,992,073
                          ------------  -----------  ------------  -----------  -----------  ------------
Interest-bearing
 liabilities:
 Interest-bearing demand
  deposits..............  $ 40,874,278  $         0  $          0  $         0  $         0  $ 40,874,278
 Savings deposits.......     7,493,087            0             0            0            0     7,493,087
 Time deposits..........    27,123,281   16,076,329    31,946,685    8,297,937            0    83,444,232
                          ------------  -----------  ------------  -----------  -----------  ------------
Interest-bearing
 liabilities............  $ 75,490,646  $16,076,329  $ 31,946,685  $ 8,297,937  $         0  $131,811,597
                          ------------  -----------  ------------  -----------  -----------  ------------
Period interest
 sensitivity gap........  $(13,760,537) $ 6,483,416  $ (9,850,248) $29,575,477  $14,732,368  $ 27,180,476
                          ============  ===========  ============  ===========  ===========  ============
Cumulative interest
 sensitivity gap........  $(13,760,537) $(7,277,121) $(17,127,369) $12,448,108  $27,180,476  $ 27,180,476
                          ============  ===========  ============  ===========  ===========  ============
Cumulative gap as a
 percent of total
 assets.................         (7.8)%       (4.1)%        (9.7)%         7.0%        15.4%         15.4%
Cumulative interest-
 sensitive assets as
 percent of cumulative
 interest-sensitive
 liabilities............          81.8%        92.1%         86.1%       109.4%       120.6%        120.6%

  The cumulative rate-sensitive gap position at one year was a liability-sensitive position of $17.1 million, or negative 9.7%.

  The Company undertakes this interest rate-sensitivity analysis to monitor the potential risk to future earnings from the impact of possible future changes in interest rates on currently existing net assets or net liability positions. However, this type of analysis is as of a point-in-time, when in fact the Company's interest rate sensitivity can quickly change as market conditions, customer needs, and management strategies change. Thus, interest rate changes do not affect all categories of assets and liabilities equally or at the same time. The Company's investment policy does not permit the purchase of derivative financial instruments or structured notes.

  The preceding table does not necessarily indicate the impact of general interest rate movements on the Company's net interest income because the repricing of certain assets and liabilities is discretionary and is subject to competitive and other pressures. Accordingly, the Company believes it will not experience a significant impact from changes in interest rates. As of September 30, 1997 and December 31, 1996, the Company was holding $563,339 and $536,340 respectively, in mortgage-backed securities. Although the mortgage-backed securities have a stated maturity greater than five years, it is not uncommon for mortgage-backed securities to fully pay down well ahead of stated maturities. As a result, assets and liabilities indicated as repricing within the same period may, in fact, reprice at different times and at different rate levels.

                        ANALYSIS OF FINANCIAL CONDITION

LOANS AND ASSET QUALITY

  The Company's loans are diversified by borrower and industry group. Loan growth has occurred every year over the past five years and can be attributed to acquisitions, increased loan demand and the addition of new lending products. The following table describes the composition of loans by major categories outstanding at September 30, 1997, and at December 31, 1996, 1995, 1994, 1993 and 1992:

                            LOAN PORTFOLIO ANALYSIS

                         SEPTEMBER 30,                          DECEMBER 31,
                         -------------  ----------------------------------------------------------------
                             1997           1996         1995         1994         1993         1992
                         -------------  ------------  -----------  -----------  -----------  -----------
                                                 AGGREGATE PRINCIPAL AMOUNT
Loans
 Insurance premium
  financing............. $ 46,111,636   $ 39,168,604  $22,409,356  $20,931,642  $14,518,680  $ 7,267,889
 Commercial loans.......   22,715,798     22,745,139   16,301,840   13,205,698    5,204,120    4,142,926
 Installment loans......   10,316,265     12,631,520   10,645,406   12,029,243    9,016,179    7,386,598
 Real estate loans......   27,255,527     24,774,167   16,281,558   17,297,636    1,878,030      809,215
 Medical claims
  receivable............   10,500,327      6,377,061    3,353,540    2,705,974    2,379,482    1,094,461
                         ------------   ------------  -----------  -----------  -----------  -----------
 Total loans............  116,899,553    105,696,491   68,991,700   66,170,193   32,996,491   20,701,089
 Less: Unearned
  interest..............   (2,508,953)    (2,544,803)  (1,889,461)  (1,506,843)  (1,370,229)  (1,207,469)
 Allowance for credit
  losses................   (1,366,662)    (1,284,774)    (702,927)    (697,948)    (401,227)    (324,728)
                         ------------   ------------  -----------  -----------  -----------  -----------
   Total net loans...... $113,023,938   $101,866,914  $66,399,312  $63,965,402  $31,225,035  $19,168,892
                         ============   ============  ===========  ===========  ===========  ===========

                                          PERCENTAGE OF LOAN PORTFOLIO
Loans
 Insurance premium financing..........  39.5%  37.1%  32.5%  31.6%  44.0%  35.1%
 Commercial loans.....................  19.4   21.5   23.6   20.0   15.8   20.0
 Installment loans....................   8.8   12.0   15.4   18.2   27.3   35.7
 Real estate loans....................  23.3   23.4   23.6   26.1    5.7    3.9
 Medical claims receivable............   9.0    6.0    4.9    4.1    7.2    5.3
                                       -----  -----  -----  -----  -----  -----
   Total.............................. 100.0% 100.0% 100.0% 100.0% 100.0% 100.0%
                                       =====  =====  =====  =====  =====  =====

  The concentration of IPF loans may expose the Company to greater risk of loss than would a more diversified loan portfolio. See "Risk Factors-- Insurance Premium Financing Concentration" and "Nonperforming Assets." As of September 30, 1997, the Company had approximately $4.3 million of medical claims receivables which had been outstanding 120 days or more from the date of funding by the Company, or 41% of its total medical claims receivables. See "Risk Factors--Medical Claims Factoring" and "Risk Factors--Nonperforming Assets."

  As of September 30, 1997, December 31, 1996 and December 31, 1995 commitments of the Company under standby letters of credit and unused lines of credit totaled approximately $6,647,000, $3,976,000 and $3,698,000, respectively. The increase of $2,671,000 from December 31, 1996 to September 30, 1997 is due primarily to an increase in interim construction loans.

  Stated loan maturities (including floating rate loans reset to market interest rates) of the total loan portfolio, net of unearned income, as of December 31, 1996 were:

                            STATED LOAN MATURITIES

                                   ONE      AFTER ONE     AFTER
                                  YEAR     YEAR THROUGH    FIVE
                                 OR LESS    FIVE YEARS    YEARS       TOTAL
                               ----------- ------------ ---------- ------------
Stated Loan
 Maturities/Floating Rates
 Reset:
Insurance premium financing..  $38,224,213 $         0  $        0 $ 38,224,213
Commercial and real estate
 loans.......................   34,480,091 $19,063,757  $5,049,621   58,593,469
Medical claims receivable....    6,334,006           0           0    6,334,006
                               ----------- -----------  ---------- ------------
  Total......................  $79,038,310 $19,063,757  $5,049,621 $103,151,688
                               =========== ===========  ========== ============

  Rate sensitivities of the total loan portfolio before unearned income as of December 31, 1996 were as follows:

                                LOAN REPRICING

                                   ONE      AFTER ONE     AFTER
                                  YEAR     YEAR THROUGH    FIVE
                                 OR LESS    FIVE YEARS    YEARS       TOTAL
                               ----------- ------------ ---------- ------------
Fixed Rate...................  $54,623,671 $18,259,465  $5,049,621 $ 77,932,757
Variable Rate................   24,405,104     669,971           0   25,075,075
Nonaccrual...................        9,535     134,321           0      143,856
                               ----------- -----------  ---------- ------------
  Total......................  $79,038,310 $19,063,757  $5,049,621 $103,151,688
                               =========== ===========  ========== ============

  The maturities presented above are based upon contractual maturities. Many of these loans are made on a short-term basis with the possibility of renewal at time of maturity. All loans, however, are reviewed on a continuous basis for creditworthiness.

NONPERFORMING ASSETS

  The Company's financial statements are prepared on the accrual basis of accounting, including the recognition of interest income on its loan portfolio, unless a loan is placed on a nonaccrual basis. Loans are placed on a nonaccrual basis when there are serious doubts regarding the complete collectibility of principal and interest. Amounts received on nonaccrual loans generally are applied first to principal and then to interest after all principal has been collected. Troubled debt restructurings are those for which concessions, including reduction of interest rates or deferral of interest or principal, have been granted, due to a borrower's weakened financial condition. Interest on restructured loans is accrued at the restructured rates when it is anticipated that no loss of original principal will occur. It is the policy of the Company not to renegotiate the terms of a loan simply because of a delinquent status. Rather, a loan is generally transferred to a nonaccrual status if it is not in the process of collection and is delinquent in payment of either principal or interest beyond 90 days. Loans which are 90 days delinquent but are well secured and in the process of collection are not included in nonperforming assets.

  As of September 30, 1997, the Company had approximately $4.3 million of medical claims receivables outstanding 120 days or more from the date of funding by the Company, or 41% of its total medical claims receivables. At December 31, 1996 the Company had approximately $1.1 million of medical claims receivables, 19% of total medical claims receivables, outstanding 120 days or more. It has been the Company's experience that, historically, approximately 80% of its medical claims receivables were collected within 60 to 120 days. Therefore, approximately 20% of such receivables would remain outstanding after 120 days. The Company believes that the increase in the proportion of medical claims receivables outstanding after 120 days resulted primarily because the Company did not increase the staffing for collections commensurate with the growth in medical claims receivables. While the Company believes that substantially all of these claims ultimately will be collected from insurance companies or the federal government, this development represents a significant increase, from December 31, 1996, in the amount of medical claims receivables outstanding over 120 days, and there can be no assurance of ultimate collectibility. As with IPF loans, losses or difficulties encountered by any one medical claims payor, or fraudulent activity by any one medical claims payor or medical services provider, could have a material adverse effect on the Company. In addition, financial difficulties or regulatory or structural changes affecting medical services providers or medical claims payors generally may have a material adverse effect on the Company.

  Other nonperforming assets consist of real estate acquired through loan foreclosures or other workout situations and other assets acquired through repossessions. The following table summarizes nonperforming assets by category as of September 30, 1997, and December 31, 1996 and 1995:

                                                   NONPERFORMING ASSETS
                                              --------------------------------
                                              SEPTEMBER 30,   DECEMBER 31,
                                              ------------- ------------------
                                                  1997        1996      1995
                                              ------------- --------  --------
Nonaccrual loans............................   $  125,898   $143,856  $ 31,000
Loans 90 days past due and still accruing
 interest...................................      110,543    111,797    39,568
Total nonperforming loans...................      236,441    255,653    70,568
Other real estate owned and other collateral
 acquired...................................      130,992    738,198    85,528
Other assets(1).............................    1,088,497          0         0
                                               ----------   --------  --------
Total nonperforming assets..................   $1,455,930   $993,851  $156,096
                                               ==========   ========  ========
Nonperforming assets to total assets........          0.8%       0.6%      0.1%
Nonperforming loans to total loans..........          0.2%       0.2%      0.1%

--------
(1) In June of 1997, the Company learned that certain IPF agreements on which it had made approximately $1.1 million in loans may be fictitious or forged. Of this amount, $850,000 originated through one insurance agency. The remainder originated through a second insurance agency. The Company believes that these are two isolated and unrelated instances of possible insurance agency fraud. The $1.1 million has been reclassified from loans to other assets. This amount will remain in a nonaccrual account until collected. The Company has commenced legal action against the parties believed to be responsible. The matters are under continuing investigation by state and federal authorities. Management believes that it has meritorious claims against not only the agents and agencies believed responsible, but also against the insurance underwriters and against the fidelity bond carriers for various entities. The Company currently believes that substantially all amounts involved ultimately will be collected. The Company has not established a reserve regarding these claims. See "Legal Proceedings."

  The classification of a loan on nonaccrual status does not necessarily indicate that the principal is uncollectible, in whole or in part. A determination as to collectibility is made by the Company on a case-by-case basis. The Company considers both the adequacy of the collateral and the other resources of the borrower in determining the steps to be taken to collect nonaccrual loans. The final determination as to these steps is made on a case-by-case basis. Alternatives that are considered are foreclosure, collecting on guarantees, restructuring the loan or collection lawsuits.

  The following table sets forth a summary of other real estate owned and other collateral acquired as of September 30, 1997:

              OTHER REAL ESTATE OWNED & OTHER COLLATERAL ACQUIRED

                                                      NUMBER OF      NET BOOK
DESCRIPTION                                         PARCELS/AUTOS CARRYING VALUE
-----------                                         ------------- --------------
Vacant land or unsold lots.........................        3         $107,555
Repossessed automobiles............................        8         $ 23,437
                                                                     --------
  Total............................................                  $130,992
                                                                     ========

ALLOWANCE FOR CREDIT LOSSES

  In originating loans, the Company recognizes that credit losses will be experienced and the risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collaterialized loan, the quality of the collateral for such loan. The allowance for credit losses represents the Company's estimate of the allowance necessary to provide for losses incurred in the loan portfolio. In making this determination, the Company analyzes the ultimate collectibility of the Company's loan portfolio, incorporating feedback provided by the internal loan review staff and provided by examinations performed by regulatory agencies. The Company makes an ongoing evaluation as to the adequacy of the allowance for credit losses. To establish the appropriate level of the allowance, all loans (including nonperforming loans), commitments to extend credit and standby letters of credit are reviewed and classified as to potential loss exposure. Specific allowances are then established for those loans, commitments to extend credit or standby letters of credit with identified loss exposure and an additional allowance is maintained based upon the size, quality, and concentration characteristics of the remaining loan portfolio using both historical quantitative trends and the Company's evaluation of qualitative factors including future economic and industry outlooks.

  The allowance for credit losses is based on estimates, and ultimate losses will vary from current estimates. These estimates are reviewed monthly and as adjustments, either positive or negative, become necessary they are reported in earnings in the periods in which they become known. The following table presents a detailed analysis of the Company's allowance for credit losses for the nine months ended September 30, 1997 and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992:

                          ALLOWANCE FOR CREDIT LOSSES

                                                         DECEMBER 31,
                         SEPTEMBER 30, -----------------------------------------------------
                             1997        1996       1995       1994       1993       1992
                         ------------- ---------  ---------  ---------  ---------  ---------
Beginning balance.......  $1,284,744   $ 702,927  $ 697,948  $ 401,227  $ 324,728  $ 343,206
Charge-offs:
 Commercial loans.......     (50,979)     (6,151)   (13,151)   (41,537)   (48,681)  (202,777)
 Installment loans......    (272,041)   (188,419)  (104,295)  (163,669)  (179,713)  (287,113)
 Real estate loans......      (1,901)    (21,185)         0     (5,350)         0          0
 Insurance premium
  finance...............           0        (939)         0     (1,710)   (19,380)  (182,423)
 Medical claims
  factoring.............           0     (12,724)         0          0          0          0
                          ----------   ---------  ---------  ---------  ---------  ---------
   Total charge-offs....  $ (324,921)  $(229,418) $(117,446) $(212,266) $(247,774) $(672,313)
                          ==========   =========  =========  =========  =========  =========

                                                                 DECEMBER 31,
                          SEPTEMBER 30,  ----------------------------------------------------------------
                              1997           1996         1995         1994         1993         1992
                          -------------  ------------  -----------  -----------  -----------  -----------
Recoveries:
 Commercial loans.......  $      5,209   $      5,067  $     1,012  $    15,698  $     1,412  $    30,081
 Installment loans......        61,673         43,538       37,366       43,070       88,511       89,005
 Real estate loans......         2,325         10,240       13,288            0            0            0
 Insurance premium
  finance...............        42,602          2,720            0        2,488       71,790      235,194
 Medical claims
  factoring.............             0              0            0            0            0            0
                          ------------   ------------  -----------  -----------  -----------  -----------
   Total recoveries.....       111,809         61,565       51,666       61,256      161,713      354,280
                          ------------   ------------  -----------  -----------  -----------  -----------
Net charge-offs.........      (213,112)      (167,853)     (65,780)    (151,010)     (86,061)    (318,033)
Bank acquisition(1).....           --         614,700       10,759      340,832       71,976          --
Provision for credit
 losses.................       295,000        135,000       60,000      106,899       90,584      299,555
                          ------------   ------------  -----------  -----------  -----------  -----------
Ending balance..........  $  1,366,662   $  1,284,744  $   702,927  $   697,948  $   401,227  $   324,728
                          ============   ============  ===========  ===========  ===========  ===========
Period end total loans,
 net of unearned
 interest...............  $114,390,600   $103,151,688  $67,102,239  $64,663,350  $31,626,262  $19,493,620
                          ============   ============  ===========  ===========  ===========  ===========
Average loans...........  $112,568,699   $ 88,985,654  $67,884,258  $40,136,926  $26,008,833  $20,496,380
                          ============   ============  ===========  ===========  ===========  ===========
Ratio of net charge-offs
 to average loans.......           0.2%           0.2%         0.1%         0.4%         0.3%         1.6%
                          ============   ============  ===========  ===========  ===========  ===========
Ratio of provision for
 credit losses to
 average loans..........           0.3%           0.2%         0.1%         0.3%         0.4%         1.5%
                          ============   ============  ===========  ===========  ===========  ===========
Ratio of allowance for
 credit losses to ending
 total loans............           1.2%           1.2%         1.0%         1.1%         1.3%         1.7%
                          ============   ============  ===========  ===========  ===========  ===========
Ratio of allowance for
 credit losses to total
 nonperforming loans....         578.0%         502.5%       996.1%       574.8%       425.8%       201.1%
                          ============   ============  ===========  ===========  ===========  ===========
Ratio of allowance for
 credit losses to total
 nonperforming assets...          93.9%         129.3%       450.3%       287.5%       311.2%       148.5%
                          ============   ============  ===========  ===========  ===========  ===========

--------
(1) Reflects balances of allowances for credit losses acquired in connection with bank acquisitions.

  The following table sets forth an allocation of the allowance for credit losses among categories as of September 30, 1997, and December 31, 1996 and 1995. The Company believes that any allocation of the allowance for credit losses into categories lends an appearance of precision which does not exist. The allowance is utilized as a single unallocated allowance available for all loans. The following allocation table should not be interpreted as an indication of the specific amounts or the relative proportion of future charges to the allowance. Such a table is merely a convenient device for assessing the adequacy of the allowance as a whole. The following allocation table has been derived by applying a general allowance to the portfolio as a whole, in addition to specific allowance amounts for internally classified loans. In retrospect, the specific allocation in any particular category may prove excessive or inadequate and consequently may be reallocated in the future to reflect the then current condition. Accordingly, the entire allowance is available to absorb losses in any category.

                   ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES

                           SEPTEMBER 30, 1997     DECEMBER 31, 1996     DECEMBER 31, 1995
                         ---------------------- ---------------------- --------------------
                                    PERCENT OF             PERCENT OF           PERCENT OF
                                     ALLOWANCE              ALLOWANCE            ALLOWANCE
                           AMOUNT   BY CATEGORY   AMOUNT   BY CATEGORY  AMOUNT  BY CATEGORY
                         ---------- ----------- ---------- ----------- -------- -----------
Insurance premium
 financing loans........ $  318,765     23.3%   $  217,734     17.0%   $154,644     22.0%
Medical claims factor-
 ing....................    423,082     30.9%      149,082     11.6%          0        0%
Commercial loans........    155,183     11.4%      396,031     19.2%    179,246     25.5%
Installment loans.......    249,851     18.3%      397,353     30.9%    222,828     31.7%
Real estate loans.......    219,781     16.1%      273,656     21.3%    146,209     20.8%
                         ----------    -----    ----------    -----    --------    -----
  Total................. $1,366,662    100.0%   $1,284,774    100.0%   $702,927    100.0%
                         ==========    =====    ==========    =====    ========    =====

INVESTMENT ACTIVITIES

  The investment portfolio, which was 20.8% of the Company's earning asset base as of September 30, 1997, is being managed to minimize interest rate risk, maintain sufficient liquidity and maximize return. Investment securities which are classified as held-to-maturity are purchased with the intent and ability of the Company to hold them to maturity as evidenced by the strong capital position of the Company and short maturity of the portfolio. Securities classified as held-to-maturity are carried at historical cost. The Company's financial planning anticipates income streams based on normal maturity and reinvestment. The short duration of the portfolio provides adequate liquidity through normal maturities. Investment securities classified as available-for-sale are purchased with the intent to provide liquidity and to increase returns. The securities classified as available-for-sale are carried at fair value. The Company does not have any securities classified as trading in its investment portfolio.

  As of September 30, 1997, $18.4 million in investment securities were classified as held-to-maturity and $14.4 million were classified as available-for-sale. During the nine months ended September 30, 1997, the Company purchased $6.0 million of available-for-sale securities. During the nine months ended September 30, 1997, proceeds from the maturity of held-to-maturity securities were $4.2 million and from the maturity of available-for-sale securities were $4.9 million. The Company sold $2.9 million in available-for-sale securities during the nine months ended September 30, 1997.

  As of December 31, 1996, $22.6 million in investment securities were classified as held-to-maturity and $16.2 million were classified as available-for-sale. On February 29, 1996, the Company's investment portfolio increased by $21.2 million as a result of the First Midlothian Acquisition. The securities acquired through the acquisition closely matched the investment objectives of the Company; therefore, no securities were sold in connection with the First Midlothian Acquisition. As of December 31, 1996, proceeds from the maturity of held-to-maturity securities were $15.5 million and the maturity of available-for-sale securities were $0.9 million. During 1996 purchases of held-to-maturity securities were $3.1 million and purchases of available-for-sale securities were $7.2 million. No securities were sold during 1996.

  The amortized cost of the held-to-maturity securities was $18.4 million as compared with their estimated market value of $18.7 million on September 30, 1997. The unrealized gain on the held-to-maturity securities was $271,149. The securities within the available-for-sale classification had an amortized cost of $14.3 million and an estimated market value of $14.4 million on September 30, 1997. The unrealized gain in the available-for-sale securities was $44,000 as of September 30, 1997. These unrealized gains are the result of interest rate movements during 1996 and 1997 and other market forces, and would be realized in part or in whole if some or all of the available-for-sale securities were sold and no changes in the respective market values occurred.

  The mortgage-backed securities held by the Company include $385,071 fixed rate and no variable rate as held-to-maturity. The held-to-maturity mortgage-backed securities are stated at cost, adjusted for amortization of premiums and accretion of fees and discounts using a method that approximates a level yield. The available-for-sale mortgage-backed securities includes $178,268 fixed rate mortgage-backed securities and no variable rate mortgage-backed securities. The available-for-sale securities are carried at fair value.

  The following tables describe the composition of investments by major category and maturity at September 30, 1997, and December 31, 1996 and 1995:

                             INVESTMENT PORTFOLIO

                            SEPTEMBER 30, 1997       DECEMBER 31, 1996       DECEMBER 31, 1995
                          ----------------------- ----------------------- -----------------------
                           HELD-TO-   AVAILABLE-   HELD-TO-   AVAILABLE-   HELD-TO-   AVAILABLE-
                           MATURITY    FOR-SALE    MATURITY    FOR-SALE    MATURITY    FOR-SALE
                          ----------- ----------- ----------- ----------- ----------- -----------
U.S. Treasury notes.....  $         0 $ 5,193,124 $ 3,001,104 $ 5,208,904 $         0 $   497,969
U.S. Government
 agencies...............   13,205,663   7,461,375  14,149,123   9,388,104   8,563,315   8,724,930
State/County/Municipal
 securities.............    4,838,724     541,800   5,025,972     403,105   4,730,921     404,257
Mortgage-backed
 securities.............      331,725     130,317     385,071     178,268     486,302     219,926
Other investments.......            0   1,042,892           0   1,042,892           0     281,075
                          ----------- ----------- ----------- ----------- ----------- -----------
 Total..................  $18,376,112 $14,369,508 $22,561,270 $16,221,273 $13,780,538 $10,128,157
                          =========== =========== =========== =========== =========== ===========

               INVESTMENT PORTFOLIO MATURITY/REPRICING SCHEDULE

                           AS OF SEPTEMBER 30, 1997

                                                                MATURING OR REPRICING
                                              ---------------------------------------------------------
                                                AFTER 1 YEAR BUT    AFTER 5 YEARS BUT
                             WITHIN 1 YEAR       WITHIN 5 YEARS      WITHIN 10 YEARS    AFTER 10 YEARS
                          ------------------- -------------------- ------------------- ----------------
                            AMOUNT   YIELD(1)   AMOUNT    YIELD(1)   AMOUNT   YIELD(1)   AMOUNT   YIELD
                          ---------- -------- ----------- -------- ---------- -------- ---------- -----
Held-to-Maturity
U.S. Government
 agencies...............  $  992,804   6.1%   $10,419,674   6.3%   $1,793,185   6.9%   $        0
State/County Municipal
 securities.............     604,346   5.7%     2,782,634   6.1%    1,451,744   6.2%            0
Mortgage-backed
 securities.............           0                    0                   0             331,725  6.8%
                          ----------          -----------          ----------          ----------
 Total..................  $1,597,150          $13,202,308          $3,244,929          $  331,725
                          ==========          ===========          ==========          ==========
Available-for-Sale
U.S. Treasury notes.....  $5,193,124   6.7%   $         0          $        0          $        0
U.S. Government
 agencies...............     298,980   7.8%     2,199,805   7.5%    4,962,590   6.7%
Mortgage-backed
 securities.............           0                    0                   0             130,317  7.7%
Federal Reserve Bank
 stock..................           0                    0                   0             446,250  N/A
Municipals..............           0              274,235   4.7%      267,565   4.8%            0
Other investments.......           0                    0                   0             596,642  N/A
                          ----------          -----------          ----------          ----------
 Total..................  $5,492,104          $ 2,474,040          $5,230,155          $1,173,209
                          ==========          ===========          ==========          ==========

--------
(1) Yields on tax exempt obligations have (not) been computed on a tax equivalent basis.

  The Company has maintained a substantial portion of its investment portfolio in the held-to-maturity category since the implementation of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities" in 1994. In order to designate a security as held-to-maturity, an institution must have both the ability and the present intent to hold that security to maturity. The TexStar acquisition will increase the Company's investment portfolio 49.8% from $32.7 million to $65.3 million. If the TexStar acquisition had been completed on September 30, 1997, and no investment securities were reclassified or sold by either the Company or TexStar, the held-to-maturity portion of the investment portfolio would have been $28.4 million, or 43.5% of the investment portfolio. Subsequent to the execution of the Reorganization Agreement, the Company begun reevaluating its classification of its investment portfolio to determine whether any securities should be reclassified or sold in connection with the TexStar acquisition, in order to maintain an appropriate asset/liability configuration. In addition, the Company evaluated whether maintaining the same proportion of its investment portfolio in held-to-maturity, or maintaining any investment securities in the held-to-maturity category, continues to be appropriate in light of the Company's acquisition strategy. Given the pending TexStar acquisition, and the Company's acquisition strategy, the Company has determined that it is appropriate to reclassify and/or sell certain investment securities.

DEPOSIT ACTIVITIES

  The Company attracts deposits through the offering of a broad variety of deposit instruments, including checking accounts, money market accounts, regular savings accounts, term certificate accounts (including "jumbo" certificates in denominations of $100,000 or more), and retirement savings plans. The Company's average balance of total deposits was $154,999,987 for the nine months ended September 30, 1997, representing an increase of $9,427,986 or 6.5% compared with the average balance of total deposits for the year ended December 31, 1996, due to internally generated growth. The Company's average balance of total deposits was $145,572,001 for the year ended December 31, 1996, representing an increase of $49,403,706 or 51.4% compared with the average balance of total deposits for the year ended December 31, 1995 due to both acquisitions and internally generated growth. The Company's average balance of total deposits was $96,198,295 for the year ended December 31, 1995, representing an increase of $41,886,584 or 77.1% compared with the average balance of total deposits for the year ended December 31, 1994, due to both acquisitions and internally generated growth.

  The following table sets forth certain information regarding the Company's average deposits as of September 30, 1997, and December 31, 1996 and 1995:

                               AVERAGE DEPOSITS

                                SEPTEMBER 30, 1997               DECEMBER 31, 1996              DECEMBER 31, 1995
                          ------------------------------- ------------------------------- ------------------------------
                            AVERAGE    PERCENT   AVERAGE    AVERAGE    PERCENT   AVERAGE    AVERAGE   PERCENT   AVERAGE
                             AMOUNT    OF TOTAL RATE PAID    AMOUNT    OF TOTAL RATE PAID   AMOUNT    OF TOTAL RATE PAID
                          ------------ -------- --------- ------------ -------- --------- ----------- -------- ---------
Noninterest-bearing
 demand deposits........  $ 22,317,694   14.4%     N/A    $ 20,089,712   13.8%     N/A    $12,889,281   13.4%     N/A
Interest-bearing demand
 deposits...............    39,227,467   25.3      2.7%     36,910,314   25.3      2.4%    23,106,404   24.0      2.9%
Savings deposits........     7,737,747    5.0      2.4       8,174,212    5.6      2.1      5,329,462    5.5      2.4
Time deposits...........    85,717,079   55.3      5.2      80,397,763   55.3      5.3     54,873,148   57.1      5.0
                          ------------  -----      ---    ------------  -----      ---    -----------  -----      ---
Total average deposits..  $154,999,987  100.0%     4.3%   $145,572,001  100.0%     4.3%   $96,198,295  100.0%     4.4%
                          ============  =====      ===    ============  =====      ===    ===========  =====      ===

  As of September 30, 1997, non-brokered time deposits over $100,000 represented 13.9% of total deposits, compared with 13.0% of total deposits as of December 31, 1996. As of September 30, 1997, certificates of deposits in excess of $100,000 accounted for $21,631,301 of the Company's deposits. Of this amount, $19,752,904 had a maturity of one year or less. The Company does not have and does not solicit brokered deposits.

  The following table sets forth the remaining maturities for time deposits of $100,000 or more at September 30, 1997, and December 31, 1996 and 1995:

                       TIME DEPOSITS OF $100,000 OR MORE

  MATURITY RANGE         SEPTEMBER 30, 1997 DECEMBER 31, 1996 DECEMBER 31, 1995
  --------------         ------------------ ----------------- -----------------
Three months or less....    $ 8,705,772        $ 8,626,435       $ 6,679,584
Three through six
 months.................      3,683,333          3,843,571         3,368,061
Six through twelve
 months.................      7,363,800          7,687,144         3,821,337
Over twelve months......      1,878,397            119,085         1,603,692
                            -----------        -----------       -----------
  Total.................    $21,631,301        $20,276,235       $15,472,674
                            ===========        ===========       ===========

RETURN ON EQUITY AND ASSETS

  The following are various ratios for the Company for the nine months ended September 30, 1997 and 1996, and for the years ended December 31, 1996, 1995, and 1994:

                          RETURN ON EQUITY AND ASSETS

                                 FOR THE NINE MONTHS
                                        ENDED          FOR THE YEARS ENDED
                                    SEPTEMBER 30           DECEMBER 31,
                                 --------------------  ----------------------
                                   1997       1996      1996    1995    1994
                                 ---------  ---------  ------  ------  ------
                                    (ANNUALIZED)
Return on average assets........       1.2%       0.9%    1.0%   0.8%     0.8%
Return on average equity........      10.8%       9.5%    9.8%   9.5%     7.4%
Average equity to average
 assets.........................      10.8%      10.4%   10.5%   8.7%    10.5%

LIQUIDITY

  The Company's investment securities portfolio, including federal funds sold, and its cash and due from bank deposit balances serve as the primary sources of liquidity. At September 30, 1997, 14.0% of the Company's interest-bearing liabilities were in the form of time deposits of $100,000 and over. Substantially all of such large deposits were obtained from the Company's market area, and none were obtained through brokers. Management believes these deposits to be a stable source of funds. However, if a large number of these time deposits matured at approximately the same time and were not renewed, the Company's liquidity could be adversely affected. Currently, the maturities of the Company's large time deposits are spread throughout the year, with 40% maturing in the fourth quarter of 1997, 17% maturing in the first quarter of 1998, 34% maturing in the second and third quarters of 1998, and the remaining 9% maturing thereafter. The Company monitors those maturities in an effort to minimize any adverse effect on liquidity.

  On February 28, 1996 the Company completed a primary and secondary offering of its Common Stock. The offering was underwritten by Hoefer & Arnett, Incorporated, an investment banking firm. A total of 2,388,759 shares of Common Stock were sold in the offering at a price of $3.75 per share, including 288,759 shares of Common Stock sold as an over-allotment and 174,939 shares of Common Stock held by a shareholder of the Company. The $7,394,293 in net proceeds from this offering were used by the Company to finance the First Midlothian Acquisition, to retire the Company's outstanding bank debt and for general corporate purposes.

  The Company raised $7.4 million during 1996, $1.2 million during 1995, $2.3 million during 1994, $852,000 during 1993, and $779,000 during 1992 through the sale, in registered offerings, private offerings and incentive stock option exercises, of the Company's Common Stock. In addition, the Company issued 25,398 shares of its Common Stock in connection with the Providers Acquisition. See "Business--Business Strategy".

  In the longer term, the liquidity of the Company and its ability to meet its cash obligations will depend substantially on its receipt of dividends from the Bank, which are limited by banking statutes and regulations. See "Regulation and Supervision".

CAPITAL RESOURCES

  The Company's shareholders' equity at September 30, 1997 was $20.8 million, compared to $19.2 million at December 31, 1996. The growth in equity has been the result of the retention of earnings. The Company had consolidated net income of $1,531,089 for the nine months ended September 30, 1997.

  The Company's shareholders' equity at December 31, 1996 was $19.2 million, compared with $10.3 million at December 31, 1995. The growth in equity has been the result of the sale of Common Stock by the Company and the retention of earnings. The Company had consolidated income of $1,697,987 for the year ended December 31, 1996. There can be no assurance that the Company can continue to operate profitably in the future and failure to operate profitably would have a material adverse effect on the Company.

  The Bank is expected to meet a minimum risk-based capital ratio to risk-weighted assets ratio of 8%, of which at least one-half, or 4%, must be in the form of Tier 1 (core) capital. The remaining one-half, or 4%, may be either in the form of Tier 1 (core) or Tier 2 (supplementary) capital. The amount of loan loss allowance that may be included in capital is limited to 1.25% of risk-weighted assets. The ratio of Tier 1 (core) and the combined amount of Tier 1 (core) and Tier 2 (supplementary) capital to risk-weighted assets for the Bank were 11.9% and 13.1%, respectively, at September 30, 1997, 11.1% and 12.3%, respectively, at December 31, 1996, and 10.8% and 11.7%, respectively, at December 31, 1995. The Bank is currently, and expects to continue to be, in compliance with these guidelines. See "Regulation and Supervision".

  The Board of Governors of the Federal Reserve System ("FRB") has announced a policy sometimes known as the "source of strength doctrine" which requires a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks. The FRB has interpreted this requirement to require that a bank holding company, such as the Company, stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity. The FRB has stated that it would generally view a failure to assist a troubled or failing subsidiary bank in these circumstances as an unsound or unsafe banking practice or a violation of Regulation Y or both, justifying a cease and desist order or other enforcement action, particularly if appropriate resources are available to the bank holding company on a reasonable basis. The requirement that a bank holding company, such as the Company, make its assets and resources available to a failing subsidiary bank could have an adverse effect upon the Company and its shareholders.

  The following table sets forth an analysis of the Bank's capital ratios:

                           RISK-BASED CAPITAL RATIOS
                            (DOLLARS IN THOUSANDS)

                                                DECEMBER 31,             MINIMUM     WELL-
                          SEPTEMBER 30, -------------------------------  CAPITAL  CAPITALIZED
                              1997       1996     1995    1994    1993   RATIOS     RATIOS
                          ------------- -------  ------  ------  ------  -------  -----------
Tier I risk-based capi-
 tal....................     $13,975    $12,013  $7,964  $6,790  $3,821
Tier II risk-based capi-
 tal....................       1,367      1,285     703     698     401
Total capital...........      15,342     13,298   8,667   7,488   4,222
Risk-weighted assets....     169,438    108,208  73,983  67,011  33,594
CAPITAL RATIOS:
Tier I risk-based capi-
 tal....................        11.9%      11.1%   10.8%   10.1%   11.4%   4.0%       8.0%
Tier II risk-based capi-
 tal....................        13.1       12.3    11.7    11.2    12.6    8.0       10.0
Leverage ratio..........         8.1        7.0     6.9     5.6    10.0    3.0(1)     5.0

--------
(1) The OCC has established 3% as the minimum leverage ratio for institutions rated a composite 1 under the rating system for banks, although the OCC may require a higher leverage ratio.

  The following table sets forth an analysis of the Bank's capital ratios on a pro forma basis assuming that the acquisition of TexStar had been completed at September 30, 1997.

                             NINE MONTHS ENDED            YEAR ENDED
                            SEPTEMBER 30, 1997         DECEMBER 31, 1996
                         ------------------------- -------------------------
                           HISTORICAL    PRO FORMA   HISTORICAL    PRO FORMA
                         --------------- --------- --------------- ---------
                         COMPANY TEXSTAR           COMPANY TEXSTAR
                         ------- -------           ------- -------
PRO FORMA CAPITAL RA-
 TIOS:
Tier I risk-based capi-
 tal....................  11.9%    6.9%     9.3%    11.1%    6.3%     8.3%
Total risk-based capi-
 tal....................  13.1    14.0     10.4     12.3    12.6      9.4
Leverage................   8.7     6.9      6.4      7.0     6.6      5.6

RECENT ACCOUNTING PRONOUNCEMENTS

  In December 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125". This Statement deferred the effective date of FASB Statement No. 125 for secured lending, repurchase agreement, dollar-roll, securities lending, and similar transactions to transactions occurring after December 31, 1997. Management believes that the adoption of this pronouncement will not have a material impact on the financial statements of the Company.

  In February 1997, FASB issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). SFAS 128 simplifies the standards for computing earnings per share ("EPS") previously found in APB Opinion No. 15, "Earnings per Share" ("Opinion 15"), and makes them comparable to international EPS standards. SFAS 128 replaces the presentation of primary EPS with a presentation of basic EPS. Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to Opinion 15. SFAS 128 also requires dual presentation of basic and diluted EPS on the face of the income statement for entities with complex capital structures and a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. SFAS 128 is effective for financial statements issued for periods ending after December 31, 1997, including interim periods; earlier application is not permitted. Basic EPS under SFAS 128 was $0.27 and $0.22 for the nine months ended September 30, 1997 and 1996, respectively, and fully diluted EPS was $0.26 and $0.22 for the nine months ended September 30, 1997 and 1996, respectively. SFAS 128 requires restatement of all prior-period EPS data presented.

  In February 1997, FASB issued Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" ("SFAS 129"). SFAS 129 establishes standards for disclosing information about an entity's capital structure, including the pertinent rights and privileges of various securities outstanding. SFAS 129 is effective for financial statements issued for periods after December 15, 1997.

  In June 1997, FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 does not require a specific format for the financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required.

  In June of 1997, FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"). FAS 131 establishes standards for the way that public enterprises report information about operating segments in annual financial statements, and requires that those enterprises report information about operating segments in annual financial statements and report selected information about operating segments in interim financial reports issued to shareholders. FAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers.

  FAS 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments.

  FAS 131 is effective for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated.

  Management believes that the adoption of these pronouncements will not have a material impact on the financial statements of the Company.

IMPACT OF INFLATION, CHANGING PRICES AND MONETARY POLICIES

  The financial statements and related financial data concerning the Company in this report have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary effect of inflation on the operations of the Company is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant effect on the performance of a financial institution than do the effects of changes in the general rate of inflation and changes in prices. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Interest rates are highly sensitive to many factors which are beyond the control of the Company, including the influence of domestic and foreign economic conditions and the monetary and fiscal policies of the United States government and federal agencies, particularly the Federal Reserve Bank. The Federal Reserve Bank implements national monetary policy such as seeking to curb inflation and combat recession by its open market operations in United States government securities, control of the discount rate applicable to borrowing by banks and establishment of reserve requirements against bank deposits. The actions of the Federal Reserve Bank in these areas influence the growth of bank loans, investments and deposits, and affect the interest rates charged on loans and paid on deposits. The nature, timing and impact of any future changes in federal monetary and fiscal policies on the Company and its results of operations are not predictable.

                                   BUSINESS

THE COMPANY

  Surety Finance Company, the predecessor to the Company, commenced business in 1985 as a sole proprietorship owned by C. Jack Bean and Lorene Sims Bean. On December 30, 1989 the Company acquired approximately 98% of the common stock of the Bank and subsequently increased its ownership to 100%. Prior to acquisition of the Bank, the Company operated as a casualty insurance premium finance company licensed by the State of Texas. Upon its acquisition by the Company, the Bank began making IPF loans, and the Company ceased writing new IPF business to allow the Bank to succeed to the existing business of the Company at that time. The Company is a registered bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA"). The Company conducts all its operations through the Bank. The Company's principal executive offices are located at 1845 Precinct Line Road, Suite 100, Hurst, Texas 76054, and its telephone number is (817) 498-8154.

BUSINESS STRATEGY

  In the past five years, the Company has increased its asset size and geographically diversified its business through a number of acquisitions. In March, 1993, the Company acquired First State Bank, Wells, Texas, for $1.1 million ("Wells Acquisition"), and acquired Bank of the East, Chester, Texas, for $645,676 ("Chester Acquisition"). In June, 1994, the Company acquired a bank with $14.8 million in assets for $1.2 million in the Kennard Acquisition. The Company financed each of these three acquisitions with internally generated funds. In December, 1994, the Company acquired a bank with $43.4 million in assets for $6 million in the Whitesboro Acquisition. The Company financed the Whitesboro Acquisition in part through a private placement of 667,400 shares of its common stock, pursuant to which the Company raised approximately $2.2 million, and in part through a $1.75 million loan from a financial institution.

  In September, 1995, the Company financed the Waxahachie Acquisition with internally generated funds. At the closing, the Company assumed deposits and other liabilities totaling approximately $16.6 million, and paid a deposit premium of approximately $331,000. In February, 1996, the Company acquired a bank with $51.3 million in assets for $6,595,707 in the Midlothian Acquisition. The Company financed the Midlothian Acquisition through an $7,394,293 underwritten public offering of its shares of common stock, which closed in February 1996. In March, 1996, the Company acquired all of the assets and assumed approximately $50,000 of liabilities of a Dallas-based medical claims servicing company, for a purchase price of $1,000,000 plus 25,398 shares of Company Common Stock, in the Providers Acquisition.

  The Company views these acquisitions as a means of expanding its operations and believes that the acquisitions have contributed favorably to the financial condition and results of operations of the Company. The Company continues to actively serve the banking needs of local communities where it makes acquisitions. In addition, the acquired deposits allow the Company to increase its niche lending activities of insurance premium financing and medical claims factoring. The Company's strategy is to continue to acquire community banks with low loan-to-deposit ratios and to use excess deposits to fund insurance premium financing and other niche lending products.

THE BANK

  The Bank was chartered as a national banking association in 1963. The Bank's principal offices are located at 1845 Precinct Line Road, Suite 100, Hurst, Texas 76054, and its telephone number is (817) 498-2749. The Bank also operates seven branches in Chester, Kennard, Lufkin, Midlothian, Waxahachie, Wells and Whitesboro, Texas. The Bank owns a 17% interest in McCoy Myers and Associates, Inc., a bank computer data processing service corporation.

COMMERCIAL AND CONSUMER BANKING

  The Company's lending activities were divided approximately evenly between its niche lending products of insurance premium financing and medical claims factoring, on the one hand, and the more traditional community bank loans such as commercial, real estate and consumer loans, as of September 30, 1997. At September 30, 1997 approximately 19.4%, 32.1%, 39.5% and 8.9% of the Company's total loan portfolio represented commercial loans, consumer banking loans, IPF loans, and medical claims receivables, respectively.

  The Company provides general commercial banking services for corporate and other business clients as a part of the Company's efforts to serve the local communities in which it operates. The Company's commercial loans are generally made to provide working capital, to finance the purchase of equipment, and for the expansion of existing businesses. These loans typically are secured by the assets of the businesses, including real estate, inventories, receivables, equipment and cash. Virtually all of these loans are also guaranteed by the owners of the businesses. The average yield during the nine months ended September 30, 1997 for the Company's commercial lending activities was 9.9%. The Company's commercial loans generally have maturities of twelve months or less.

  The Company provides a full range of consumer banking services, including checking accounts, "NOW" and "money market" accounts, savings programs, installment and real estate loans, money transfers and safe deposit facilities.

INSURANCE PREMIUM FINANCING

  Insurance premium financing ("IPF") was the first niche lending product emphasized by the Company. IPF involves lending money to purchasers of property and casualty insurance (the "insureds") for the payment of their annual insurance premiums. This is an established type of lending, which has typically been provided by special purpose subsidiaries of major insurance companies and by finance companies. IPF loans are structured so as to decrease the risk of loss on a default by the insured, although the structure will not necessarily decrease the risk of loss in certain circumstances, such as the insolvency of an insurance company or agency fraud. The following three factors decrease the risk of loss created by an insured who defaults in the payment of his premiums:

  . Approximately 25% of the annual premium must be paid by the insured at the time the insurance is purchased, so the amount of the loan represents only approximately 75% of the annual insurance premium.

  . At any date before the end of the policy term, a portion of the premium is not yet earned because it applies to the period from that date to the end of the policy term. This unearned premium is refunded if the policy is canceled before the end of the policy term. The amount of the premium financed is generally payable over the first nine months of the policy's term, so the unearned premium exceeds the outstanding balance of the loan and will repay the loan in full if the policy is canceled before the end of the policy term.

  . Even though the insured is responsible for repayment of the premium finance loan, if the insured does not make the loan repayments on time, the lender has the right to cancel the policy (after notice to the insured) and to receive the entire amount of the unearned premium from the insurance carrier. The unearned premium is usually more than enough to repay the entire balance of the loan, including accrued interest.

  The Company has engaged in premium financing since 1986, and the business has grown in terms of volume and outstanding loan balances since that time. The following table shows the outstanding balance of premium finance loans at the end of each of the following periods:

                  INSURANCE PREMIUM FINANCE LOANS OUTSTANDING

                         SEPTEMBER 30,
         PERIOD              1997         1996        1995        1994        1993        1992
         ------          ------------- ----------- ----------- ----------- ----------- ----------
Gross Loans Outstand-
 ing....................  $46,111,636  $39,168,604 $22,409,356 $20,931,642 $14,518,680 $7,267,889

  The typical premium finance loan has a nine month life. Because of the need to bill policy holders and to cancel promptly policies when loan repayments are not received in a timely fashion, this niche lending product requires highly sophisticated data processing systems. The Company uses a combination of off-the-shelf and customized computer software, and has established a variety of policies and procedures that allow it to handle, on an integrated basis, all of the administrative aspects of this business. The Company's computer system handles the preparation of loan documents, the billing of borrowers, the preparation of notices, the calculation and billing of late charges, the notification of policy cancellations, and the preparation of premium rebate requests to insurance companies when a policy is canceled.

  The premium finance division, which is headed by G.M. Heinzelmann, III, is staffed by ten people and is housed in the Company's offices in Hurst, Texas. Three of the employees of the premium finance division devote all of their time to developing and maintaining the Company's relationships with both insurance companies and insurance brokers. At the present time the Company has active relationships with approximately 600 insurance companies and over 5,000 insurance agents. These parties refer insurance purchasers who request financing to the Company, although in most cases the relationships are not exclusive.

  The vast majority of insurance premiums that are financed by the Company relate to commercial property and casualty policies. Since the premiums on these policies can be quite high, many businesses prefer to repay the premiums over the course of the policy life rather than to repay the entire premium at the time the policy is purchased.

  Since the Company relies on a rebate of the unearned premium as collateral to repay off defaulted insurance premium loans, the Company evaluates the financial strength of the insurance company as well as the insured. In order to avoid excessive concentrations, the Company limits the dollar amount of premium financing for policies written by any single insurance company. The Company's current policy limits the aggregate loans related to any single insurance company or any insurance syndicate to a maximum of 35% of the Company's capital for insurance companies rated "A" or better by A. M. Best Key Rating Guide (see below), and to certain unrated insurance organizations which the Company's management has determined to be financially strong. Lower percentage limits apply to insurance companies which have ratings of less than "A" from A. M. Best or are not rated by A. M. Best.

  A. M. Best rates companies from A through C, with four variations within each letter grade, indicated by ++ for the highest rating within that letter grade, and by a minus sign for the lowest rating within a letter grade. The ratings are described as superior (for A++ and A+), excellent (for A and A-), very good (for B++ and B+), adequate (for B and B-), fair (for C++ and C+), and marginal (for C and C-). Over 70% of the Company's IPF loans are extended to finance insurance premiums for policies issued by Insurance companies rated or "A-" or better by A. M. Best.

  The Company believes that the structure of these loans results in limited credit losses. The Company may incur losses in its IPF business for a number of reasons, including fraud, refusal of an insurance company to refund a premium, insurance company insolvency, failure of the Company to properly notify an insurance company of the Company's interest in unearned premiums under applicable law and other reasons. In June, 1997, the Company became aware that a number of IPF agreements on which it has made loans may be fictitious or forged. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Nonperforming Assets".

MEDICAL CLAIMS RECEIVABLES FACTORING

  The Company has engaged in medical claims receivables factoring since 1990. Medical claims receivables factoring involves the purchase of accounts receivable from doctors, hospitals, and other health care organizations, although Medicare and Medicaid claims are limited to approximately 20% of factored medical receivables. These accounts receivable are due principally from major insurance companies and governmental agencies. These receivables are purchased by the Company at a price equal to approximately 50% to 60% of their face amount. When the receivable is paid the Company retains the amount of the purchase price it paid for the receivables plus a discount factor and a servicing fee. The remaining balance of the payment is paid to the party from which the receivable was initially purchased.

  The turnover in the Company's medical claims receivables portfolio is rapid and is attributable to each factored receivable having an average life of approximately nine weeks. During the nine months ended September 30, 1997, the yield on the funds committed to this activity was 26.4%. The Company uses specialized computer systems which automate much of the administration of the medical claims receivables.

  As of September 30, 1997, the Company had approximately $4.3 million of medical claims receivables outstanding 120 days or more from the date of funding by the Company, or 41% of its total medical claims receivables. At December 31, 1996 the Company had approximately $1.1 million of medical claims receivables, 19% of total medical claims receivables, outstanding 120 days or more. It has been the Company's experience that, historically, approximately 80% of its medical claims receivables were collected within 60 to 120 days. Therefore, approximately 20% of such receivables would remain outstanding after 120 days. The Company believes that the increase in the proportion of medical claims receivables outstanding after 120 days resulted primarily because the Company did not increase the staffing for collections commensurate with the growth in medical claims receivables. While the Company believes that substantially all of these claims ultimately will be collected from insurance companies or the federal government, this development represents a significant increase, from December 31, 1996, in the amount of medical claims receivables outstanding over 120 days, and there can be no assurance of ultimate collectibility. As with IPF loans, losses or difficulties encountered by any one medical claims payor, or fraudulent activity by any one medical claims payor or medical services provider, could have a material adverse effect on the Company. In addition, financial difficulties or regulatory or structural changes affecting medical services providers or medical claims payors generally may have a material adverse effect on the Company. See "Risk Factors--Medical Claims Receivables."

  The Company could incur losses in its medical claims receivables factoring business for a number of reasons, including fraud and the failure of the insurance company or the government agency to repay the receivable for any reason. The Company generally has no recourse against the health care provider for payment of a medical receivable which is not otherwise paid, although the Company generally obtains and perfects a security interest in all medical claims receivables of that health care provider to secure payment of the receivables. Therefore, payments on any other receivable in excess of the balance due the Company regarding that receivable may, under certain circumstances, be applied to an unpaid receivable. Medical claims receivables factoring, like IPF, is a specialty type of financing which provides high yields and requires specialized expertise. The Company considers the market for this type of financing to be relatively broad, and to extend beyond the local markets served by the Company's branches.

COMPETITION

  There is significant competition among banks and bank holding companies in the market served by the Company, and the Company believes that such competition among such banks and bank holding companies, many of which have far greater assets and financial resources than the Company, will continue to increase in the future. The Company also encounters intense competition in its commercial and consumer banking business from savings and loan associations, credit unions, factors, insurance companies, commercial and captive finance companies, and certain other types of financial institutions, many of which are larger in terms of capital, resources and personnel. The casualty IPF business of the Company is also very competitive. Large insurance companies offer their own financing plans, and other independent premium finance companies and other financial institutions offer IPF loans.

  The Company believes that such competition will continue and increase in the future. In addition, the manner in which and the means by which financial services are delivered to customers have changed significantly in the past and can be expected to continue to change in the future. It is not possible to predict the manner in which existing technology, and changes in existing technology, will affect the Company. Changes in technology are likely to require additional capital investments to remain competitive. Although the Company has invested in new technology in the past, there can be no assurance that the Company will have sufficient financial resources or access to the proprietary technology which might be necessary to remain competitive in the future.

EMPLOYEES

  As of September 30, 1997 the Company had 131 full-time employees and two part-time employees. None of the Company's employees are subject to a collective bargaining agreement, and the Company believes that its employee relations are good.

PROPERTIES

  The Company has eight full-service banking facilities, located in Chester, Hurst, Lufkin, Wells, Kennard, Waxahachie, Whitesboro and Midlothian, Texas. Upon consummation of the acquisition of TexStar National Bank, the Company will acquire five additional banking facilities. The Company believes the existing facilities are adequate for its present needs. The following chart provides information about the Company's existing facilities.

                                                                DEPOSITS AT
    BRANCH/OFFICE      SQ. FT.      LOCATION/OWNERSHIP       SEPTEMBER 30, 1997
    -------------      -------      ------------------       ------------------
Lufkin................  9,772  600 South First Street           $21,067,202
                               Lufkin, Texas 75901
                               owned
Hurst................. 14,810  1845 Precinct Line Road            8,264,744
                               Suite 100
                               Hurst, Texas 76054
                               leased
Chester...............  8,000  209 Katy Ave.                      8,504,149
                               Chester, Texas 75936
                               owned
Wells.................  4,825  215 Rusk Ave. U.S. Highway         9,754,795
                               69
                               Wells, Texas 75976
                               owned

                                                                  DEPOSITS AT
     BRANCH/OFFICE       SQ. FT.      LOCATION/OWNERSHIP       SEPTEMBER 30, 1997
     -------------       -------      ------------------       ------------------
Kennard.................  3,860  2000 Highway 7                     14,848,201
                                 Kennard, Texas 75847
                                 owned
Waxahachie.............. 19,186  104 Elm St.                        13,899,845
                                 Waxahachie, Texas 75165
                                 owned
Whitesboro..............  6,365  2500 Highway 82 East               35,286,684
                                 Whitesboro, Texas 76263
                                 owned
Midlothian.............. 17,116  910 North 9th St.                  43,373,698
                                 Midlothian, Texas 76065
                                 owned
                                                                  ------------
  Total.......................................................    $154,999,319
                                                                  ============

                          REGULATION AND SUPERVISION

GENERAL

  The Company and the Bank are subject to the generally applicable state and federal laws governing businesses and employers. The Company and the Bank are further regulated by special state and federal laws and regulations applicable only to financial institutions and their parent companies. Virtually all aspects of the Company's and Bank's operations are subject to specific requirements or restrictions and general regulatory oversight, including laws regulating consumer finance transactions, such as the Truth in Lending Act, the Home Mortgage Disclosure Act and the Equal Credit Opportunity Act and laws regulating collections and confidentiality, such as the Fair Debt Collection Practices Act, the Fair Credit Reporting Act and the Right to Financial Privacy Act. The supervision and regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, and not for the protection of the bank holding company stockholders or creditors.

  To the extent that the following discussion describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statute or regulation. Any change in applicable laws, regulations or policies of various regulatory authorities may have a material effect on the business, operations and prospects of the Company and the Bank. The Company is unable to predict the nature or the extent of the effects on its business or earnings that fiscal or monetary policies, economic control or new federal or state legislation may have in the future.

REGULATION OF THE COMPANY

  The Company is a bank holding company registered under the Bank Holding Company Act of 1956, as amended ("BHCA"), and therefore is subject to regulation and supervision by the FRB. The Company is required to file reports with, and to furnish such other information as, the FRB may require pursuant to the BHCA, and to subject itself to examination by the FRB. The BHCA and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations. Certain violations may also result in criminal penalties.

 Regulatory Restrictions on Dividends; Source of Strength

  It is the policy of the FRB that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. This supports the FRB's position that, in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the FRB to be an unsafe and unsound banking practice or a violation of the FRB regulations or both. This doctrine has become known as the "source of strength" doctrine. As discussed below, a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

  Under the prompt corrective action provisions of the Federal Deposit Insurance Act, any company which controls an undercapitalized bank can be required to guarantee compliance by the bank with a capital restoration plan. The aggregate liability of the holding company of an undercapitalized bank is limited to the lesser of 5% of the institution's assets at the time it became undercapitalized or the amount necessary to cause the institution to become "adequately capitalized". The bank regulators have greater power in situations where an institution becomes "significantly" or "critically" undercapitalized or fails to submit a capital restoration plan. For example, a bank holding company controlling such an institution can be required to obtain prior FRB approval of proposed dividends, or might be required to consent to a consolidation or to divest the troubled institution or other affiliates.

  In the event of a bank holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository-institution, and any claim for breach of such obligation will generally have priority over most unsecured claims.

 Acquisitions of Control

  The BHCA and the Change in Bank Control Act, together with regulations promulgated by the FRB, require that, depending on the particular circumstances, either FRB approval must be obtained or notice must be furnished to the FRB and not disapproved prior to any person or company acquiring "control" of a bank holding company, such as the Company, subject to certain exemptions for certain transactions. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more but less than 25% of any class of voting securities and either the company has registered securities under
Section 12 of the Securities Exchange Act of 1934, as amended, or no other person will own a greater percentage of that class of voting securities immediately after the transaction. The regulations provide a procedure for challenge of the rebuttable control presumption. Control is rebuttably presumed not to exist if a company acquires less than 5% of any class of voting securities of a bank or a bank holding company.

  As a bank holding company, the Company is required to obtain approval from the FRB prior to merging or consolidating with any other bank holding company, acquiring all or substantially all of the assets of any bank or acquiring ownership or control of shares of a bank or bank holding company if, after the acquisition, the Company would directly or indirectly own or control 5% or more of the voting shares of such bank or bank holding company. In approving bank acquisitions by bank holding companies, the FRB is required to consider the financial and managerial resources and future prospects of the bank holding company and the banks concerned, the convenience and needs of the communities to be served and various competitive factors.

 Activities Closely Related to Banking

  The BHCA prohibits a bank holding company, with certain limited exceptions, from acquiring a direct or indirect interest in or control of more than 5% of the voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiary banks, except that it may engage in and may own shares of companies engaged in certain activities found by the FRB to be so closely related to banking or managing and controlling banks as to be a proper incident thereto. Some of the activities that have been determined by regulation to be closely related to banking include operating a mortgage, finance, credit card, or factoring company; performing certain data processing operations; providing investment and financial advice; acting as an insurance agent for certain types of credit-related insurance; leasing personal property on a full-payout, non-operating basis; and providing certain stock brokerage and investment advisory services. In approving acquisitions by bank holding companies of companies engaged in banking related activities or the addition of activities, the FRB considers whether the acquisition or the additional activities can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh such possible adverse effects as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The FRB is also empowered to differentiate between activities commenced de novo and activities commenced through acquisition of a going concern.

  The BHCA generally imposes certain limitations on transactions by and between banks that are members of the Federal Reserve System and other banks and non-bank companies in the same holding company structure, including limitations on extensions of credit (including guarantees of loans) by a bank to affiliates, investments in the stock or other securities of a bank holding company by its subsidiary bank, and the nature and amount of collateral that a bank may accept from any affiliate to secure loans extended to the affiliate. A bank holding company, as an affiliate of a bank, is also subject to these restrictions.

 Anti-Tying Restrictions

  Under the BHCA and the FRB's regulations, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

 Securities Activities

  The FRB has approved applications by bank holding companies to engage, through nonbank subsidiaries, in certain securities-related activities (underwriting of municipal revenue bonds, commercial paper, consumer receivable-related activities and one-to-four family mortgage-backed securities), provided that the affiliates would not be "principally engaged" in such activities for purposes of Section 20 of the Glass-Steagall Act. In limited situations, holding companies may be able to use such subsidiaries to underwrite and deal in corporate debt and equity securities.

 Safe and Sound Banking Practices

  Bank holding companies are not permitted to engage in unsafe and unsound banking practices. The FRB's Regulation Y, for example, generally requires a bank holding company to give the FRB prior notice of any redemption or repurchase of its own securities, if the consideration to be paid, together with the consideration paid for any repurchases or redemptions in the preceding year, is equal to 10% or more of the company's consolidated net worth. The FRB may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. Depending on the circumstances, the FRB could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

  The FRB has broad authority to prohibit activities of bank holding companies and their nonbanking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations, and can assess civil money penalties for certain activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1,000,000 for each day the activity continues.

REGULATION OF THE BANK

  The Bank is a national banking association and therefore is subject to regulation, supervision, and examination by the OCC. The Bank is also a member of the FRB and the FDIC. Requirements and restrictions under the laws of the United States include a reserves requirement, restrictions on the nature and the amount of loans which can be made, restrictions on the business activities in which a bank may engage, restrictions on the payment of dividends to shareholders, and minimum capital requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources". Because the FRB regulates the bank holding company parent of the Bank, the FRB also has supervisory authority which directly affects the Bank. In addition, upon making certain determinations with respect to the condition of any insured national bank, such as the Bank, the FDIC may begin proceedings to terminate a bank's federal deposit insurance.

Restrictions on Distribution of Subsidiary Bank Dividends and Assets

  Dividends paid by the Bank have provided a substantial part of the Company's operating funds and for the foreseeable future it is anticipated that dividends paid by the Bank to the Company will continue to be the Company's principal source of operating funds. There are certain statutory limitations on the payment of dividends by the Bank. Until a national bank's capital surplus equals or exceeds its capital stock, the bank must transfer ten percent of its net income to capital surplus prior to paying a dividend. Without approval of the OCC, dividends may not be paid in excess of a bank's total net profits for that year, plus its retained profits for the preceding two years, less any required transfers to capital surplus. In addition, a national bank may not pay dividends in excess of total retained profits, including current year's earnings. Under federal law, a bank cannot pay a dividend if after paying the dividend, the Bank will be "undercapitalized." The OCC may find a dividend payment that meets these statutory requirements to be an unsafe or unsound practice.

  Because the Company is a legal entity separate and distinct from its subsidiaries, its right to participate in the distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors. In the event of a liquidation or other resolution of an insured depository institution, the claims of depositors and other general or subordinated creditors are entitled to a priority of payment over the claims of holders of any obligation of the institution to its stockholders, including any depository institution holding company (such as the Company) or any stockholder or creditor thereof.

Limitations on Interest Charges

  Federal and Texas state laws generally limit the amount of interest and fees which lenders, including the Bank, may charge regarding loans. The applicable law, and the applicable limits, may vary depending upon, among other things, the identity, nature and location of the lender, and the type of loan or collateral. In Texas, the maximum interest rate applicable to most loans changes with changes in the average auction rate for United States Treasury Bills, but does not decline below 18% or rise above 24% (except for certain loans in excess of $250,000 for which the maximum annual rate may not rise above 28%). However, the interest which may be charged on an IPF loan is regulated by the Texas State Board of Insurance. See "Business--Insurance Premium Financing".

Branching

  National banks may establish a branch anywhere in Texas provided that the branch is approved in advance by the OCC, which considers a number of factors, including financial history, capital adequacy, earnings prospects, character of management, needs of the community and consistency with corporate powers. The Interstate Banking Act, which expanded the authority of bank holding companies and banks to engage in interstate bank acquisitions and interstate banking, allows each state the option of "opting out" of the interstate branching (but not banking) provisions. The Texas Legislature opted out of the interstate branching provisions in 1995. Interstate banking was effective on September 25, 1995, and interstate branching would have become effective in Texas in June, 1997, if Texas had not elected to opt out. The Texas "opt-out" legislation prohibiting interstate branching is effective until September, 1999.

 Corrective Measures for Capital Deficiencies

  The Federal Deposit Insurance Act, as amended, requires the OCC to take "prompt corrective action" with respect to any national bank which does not meet specified minimum capital requirements. The applicable regulations establish five capital levels, ranging from "well-capitalized" to "critically undercapitalized", and require or permit the OCC to take supervisory action regarding any national bank that is not at least "adequately capitalized". Under these regulations, a national bank is considered "well capitalized" if it has a total risk-based capital ratio of 10.0% or greater, a Tier I risk-based capital ratio of 6.0% or greater, a leverage ratio of 5.0% or greater, and it is not subject to any order, written agreement or directive to meet and maintain a specific capital level for any capital measure. A national bank is considered "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or greater, a Tier I risk-based capital ratio of 4.0% or greater, and a leverage capital ratio of 4.0% or greater (3.0% or greater if the institution was rated a CAMELS 1 in its most recent report of examination and is not experiencing significant growth), and the institution does not meet the definition of an undercapitalized institution. A national bank is considered "undercapitalized" if it has a total risk-based capital ratio that is less than 8.0%, a Tier I risk-based capital ratio that is less than 4.0%, or a leverage ratio that is less than 4.0% (or a leverage ratio that is less than 3.0% if the institution was rated CAMELS 1 in its most recent report of examination, subject to appropriate federal banking agency guidelines). A "significantly undercapitalized" institution is one which has a total risk-based capital ratio that is less than 6.0%, a Tier I risk-based capital ratio that is less than 3.0%, or a leverage ratio that is less than 3.0%. A "critically undercapitalized" institution is one which has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

  With certain exceptions, national banks will be prohibited from making capital distributions or paying management fees if the payment of such distributions or fees will cause them to become undercapitalized. Furthermore, undercapitalized national banks will be required to file capital restoration plans with the OCC. Undercapitalized national banks also will be subject to restrictions on growth, acquisitions, branching and engaging in new lines of business unless they have an approved capital plan that permits otherwise. The OCC also may, among other things, require an undercapitalized national bank to issue shares or obligations, which could be voting stock, to recapitalize the institution or, under certain circumstances, to divest itself of any subsidiary.

  The OCC is authorized to take various enforcement actions against any significantly undercapitalized national bank and any undercapitalized national bank that fails to submit an acceptable capital restoration plan or fails to implement a plan accepted by the OCC. The powers include, among other things, requiring the institution to be recapitalized, prohibiting asset growth, restricting interest rates paid, requiring prior approval of capital distributions by any bank holding company which controls the institution, requiring divestiture by the institution of its subsidiaries or by the holding company of the institution itself, requiring a new election of directors and requiring the dismissal of directors and officers.

  As an institution's capital decreases, the OCC's enforcement powers become more severe. A significantly undercapitalized institution is subject to mandated capital raising activities, restrictions on interest rates paid and transactions with affiliates, removal of management and other restrictions. The OCC has only very limited discretion in dealing with a critically undercapitalized institution and is virtually required to appoint a receiver or conservator.

  Based on its capital ratios as of September 30, 1997, the Bank was "well capitalized" under the applicable regulations. The Company does not believe that the prompt corrective action regulations will have any material effect on the activities or operations of the Bank. However, if the Bank were to become undercapitalized and these restrictions were to be imposed, the restrictions, either individually or in the aggregate, could have a significant adverse effect on the operations of the Bank, and, as a result, the ability of the Company to pay dividends on the Common Stock or service any cash flow needs.

 Restrictions of Transactions with Affiliates and Insiders

  Transactions between the Bank and its nonbanking subsidiaries, including the Company, are subject to Section 23A of the Federal Reserve Act. In general,
Section 23A imposes limits on the amount of such transactions and also requires certain levels of collateral for loans to affiliates parties. It also limits the amount of advances to third parties which are collateralized by the securities or obligations of the Company or its subsidiaries.

  Affiliate transactions are also subject to Section 23B of the Federal Reserve Act which generally requires that certain transactions between the Bank and its affiliates be on terms substantially the same, or at least as favorable to the Bank, as those prevailing at the time for comparable transactions with or involving nonaffiliated persons.

  The restrictions on loans to directors, executive officers, principal stockholders and their related interests (collectively referred to herein as "insiders") contained in the Federal Reserve Act and Regulation O apply to all insured institutions and their subsidiaries and holding companies. These restrictions include limits on loans to one borrower and conditions that must be met before such a loan can be made. There is also an aggregate limitation on all loans to insiders and their related interests. These loans cannot exceed the institution's total unimpaired capital and surplus, and the OCC may determine that a lesser amount is appropriate. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions.

 Examinations

  The OCC periodically examines and evaluates national banks. Based upon such an evaluation, the OCC may revalue the assets of the institution and require that it establish specific reserves to compensate for the difference between the OCC-determined value and the book value of such assets.

 Audit Reports

  Insured institutions with total assets of $500 million or more must submit annual audit reports prepared by independent auditors to federal and state regulators. In some instances, the audit report of the institution's holding company can be used to satisfy this requirement. Auditors must receive examination reports, supervisory agreements and reports of enforcement actions. In addition, financial statements prepared in accordance with generally accepted accounting principles, management's certifications concerning responsibility for the financial statements, internal controls and compliance with legal requirements designated by the FDIC, and an attestation by the auditor regarding the statements of management relating to the internal controls must be submitted. For institutions with total assets of more than $3 billion, independent auditors may be required to review quarterly financial statements. FDICIA requires that independent audit committees be formed, consisting of outside directors only. The committees of such institutions must include members with experience in banking or financial management, must have access to outside counsel and must not include representatives of large customers.

 Brokered Deposit Restrictions

  Adequately capitalized institutions cannot accept, renew or roll over brokered deposits except with a waiver from the OCC, and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew or roll over brokered deposits.

 Cross-Guarantee Provisions

  The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") contains a "cross- guarantee" provision which generally makes commonly controlled insured depository institutions liable to the FDIC for any losses incurred in connection with the failure of a commonly controlled depository institution.

 Deposit Insurance Assessments

  Deposits held by the Bank are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC"). The FDIC assessment is calculated on the level of deposits held by the Bank. The BIF assessment rate is determined by the FDIC for categories of banks based upon the risk to the insurance fund. An institution's risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. In addition, the FDIC can impose special assessments in certain instances. The current range of BIF assessments is between 0.0% and .27% of deposits. The FDIC has also established a process for raising or lowering all rates for insured institutions semi-annually if conditions warrant a change. Under this system, the FDIC has the flexibility to adjust the assessment rate schedule twice a year without seeking prior public comment, but only within a range of five cents per $100 above or below the premium schedule adopted. Changes in the rate schedule outside the five cent range above or below the current schedule can be made by the FDIC only after a full rulemaking with opportunity for public comment.

  In November of 1996, the FDIC's Board of Directors approved an assessment against BIF-assessable deposits to be paid to the Financing Corporation ("FICO") to assist in paying interest on FICO bonds, which financed the resolution of the thrift industry crisis. The FICO assessment is approximately
1.3 basis points on BIF-insured deposits. The first quarter 1997 FICO assessment of the Bank was approximately $4,800.

Community Reinvestment Act

  Under CRA, a bank's applicable regulatory authority (which is the OCC for the Bank) is required to assess the record of each financial institution which it regulates to determine if the institution meets the credit needs of its entire community, including low- and moderate-income neighborhoods served by the institution, and to take that record into account in its evaluation of any application made by such institution for, among other things, approval of the acquisition or establishment of a branch or other deposit facility, an office relocation, a merger, or the acquisition of shares of capital stock of another financial institution. The regulatory authority prepares a written evaluation of an institution's record of meeting the credit needs of its entire community and assigns a rating. The Bank has undertaken significant actions to comply with the CRA. The Bank has received a "satisfactory" rating in its most recent review by federal regulators with respect to its compliance with the CRA. Both the United States Congress and the banking regulatory authorities have proposed substantial changes to the CRA and fair lending laws, rules and regulations, and there can be no certainty as to the affect, if any, that any such changes would have on the Bank.

Capital Adequacy Guidelines

  Capital management consists of providing equity to support both current and future operations. The Company is subject to capital adequacy requirements issued by the FRB and the Bank is subject to similar requirements imposed by the OCC.

  The various federal bank regulatory agencies, including the FRB and the OCC, have adopted risk-based capital requirements for assessing bank holding company and bank capital adequacy. These standards define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure, adjusted for credit risk. The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among bank holding companies and banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate relative risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

  The minimum standard for the ratio of Tier I capital to total risk-weighted assets is 4.0% and the ratio of total capital to risk-weighted assets (including certain off-balance sheet obligations, such as standby letters of credit) is 8.0%. At least half of the risk-based capital must consist of common equity, retained earnings, and qualifying perpetual preferred stock, less deductions for goodwill and various other intangibles ("Tier I capital"). The remainder may consist of a limited amount of subordinated debt, certain hybrid capital instruments and other debt securities, preferred stock, and a limited amount of the general valuation allowance for loan losses ("Tier II capital"). The sum of Tier I capital and Tier II capital is "total risk-based capital". See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The FRB (for the Company) and the OCC (for the Bank) have also adopted guidelines which supplement the risk-based capital guidelines with a minimum leverage ratio of Tier I capital to average total consolidated assets ("leverage ratio") of 3.0% for institutions with well diversified risk (including no undue interest rate exposure; excellent asset quality; high liquidity; good earnings); that are generally considered to be strong banking organizations (rated a CAMEL 1 under applicable federal guidelines); and that are not experiencing or anticipating significant growth. Other banking organizations are required to maintain a leverage ratio of at least 4.0% to 5.0%. These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets. The FRB continues to consider a "tangible Tier I leverage ratio" in evaluating proposals for expanding activities by bank holding companies. The tangible Tier I leverage ratio is the ratio of a banking organization's Tier I capital (less deductions for intangibles otherwise includable in Tier I capital) to total tangible assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources--Risk-based Capital Ratios" for a discussion of the Company's and the Bank's Tier I and Tier II capital ratios.

  Bank regulators may raise capital requirements applicable to banking organizations beyond current levels. However, the Company is unable to predict whether higher capital requirements will be imposed and, if so, at what levels and on what schedules, and therefore cannot predict what effect such higher requirements may have on the Company and the Bank.

Instability of Regulatory Structure

  Various legislation, including proposals to overhaul the bank regulatory system, expand the powers of banking institutions and bank holding companies and limit investments that a depository institution may make with insured funds, is from time to time introduced in Congress. Such legislation may change banking statutes and the operating environment of the Company and its banking subsidiaries in substantial and unpredictable ways. The Company cannot determine the ultimate effect that potential legislation, if enacted, or implementing regulations with respect thereto, would have upon the financial condition or results of operations of the Company or its subsidiaries.

Expanding Enforcement Authority

  One of the major additional burdens imposed on the banking industry by FDICIA is the increased ability of banking regulators to monitor the activities of banks and their holding companies. In addition, the FRB, OCC and FDIC are possessed of extensive authority to police unsafe or unsound practices and violations of applicable laws and regulations by depository institutions and their holding companies. For example, the FDIC may terminate the deposit insurance of any institution which it determines has engaged in an unsafe or unsound practice. The agencies can also assess civil money penalties, issue cease and desist or removal orders, seek injunctions, and publicly disclose such actions. FDICIA, FIRREA and other laws have expanded the agencies' authority in recent years, and the agencies have not yet fully tested the limits of their powers.

Effect on Economic Environment

  The policies of regulatory authorities, including the monetary policy of the FRB, have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the FRB to affect the money supply are open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits and their use may affect interest rates charged on loan or paid for deposits.

  FRB monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of such policies on the business and earnings of the Company and its subsidiaries cannot be predicted.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The Company elected eight directors at the annual meeting of the shareholders held on May 29, 1997. All directors are elected annually and hold office until the next annual meeting of shareholders, expected to be held in May, 1998, or until their respective successors have been duly elected and have qualified. The following table provides information, as of November 15, 1997, about the directors and executive officers of the Company.

    NAME AND AGE OF
     NOMINEE; YEARS                   PRINCIPAL OCCUPATION FOR PAST
   SERVED AS DIRECTOR                FIVE YEARS; OTHER DIRECTORSHIPS
   ------------------                -------------------------------

    C. Jack Bean       C. Jack Bean has been Chairman of the Board and a
       Age 69          director of the Company since March 1987, and served as
 Director Since 1987   President of the Company from March 1987 to July 1992.
                       Mr. Bean was the owner and founder of Surety Finance
                       Company, the Company's predecessor, from 1985 until
                       March 1987. He has served as Chairman of the Board and
                       a director of the Bank since December 1989. Mr. Bean
                       has served as a director of Dallas Fire Insurance
                       Company, a licensed Texas stock insurance company,
                       since November 1996.

  William B. Byrd      William B. Byrd has been involved in personal
      Age 66           investment activities, real estate brokerage and
 Director Since 1993   management, and ranching for the past five years. Mr.
                       Byrd has served as a director of the Bank since January
                       1994.

    B. J. Curley       B. J. Curley has been Secretary of the Company since
      Age 33           June 1996 and Chief Financial Officer and Vice
                       President since October 1995. Since December 1994 he
                       has served as Chief Financial Officer and Senior Vice
                       President of the Bank and since May 1993 has served as
                       the Bank's Controller. Prior to May 1993 he served as
                       Controller for Environmental Engineering & Geotechnics.

  Bobby W. Hackler     Bobby W. Hackler has been Vice Chairman of the Company
      Age 51           since February 1997 and Chief Operating Officer since
Director Since 1994    June 1996. He previously served as Senior Vice
                       President of the Company from June 1996 to January
                       1997, as Chief Financial Officer from January 1992 to
                       October 1995, and as Vice President and Secretary from
                       January 1992 to June 1996. He has served as Vice
                       Chairman of the Bank since February 1997, as President
                       since February 1994, as Chief Executive Officer since
                       July 1992, and as a director since December 1990. Mr.
                       Hackler has served as a director of McCoy Myers and
                       Associates, Inc., in which the Bank owns an interest,
                       since November 1996.

  Joseph S. Hardin     Joseph S. Hardin has been involved in personal
      Age 82           investment activities for the past five years. Mr.
Director Since 1989    Hardin has served as a director of the Bank since May
                       1994.

G. M. Heinzelmann, III G. M. Heinzelmann, III has been President of the
      Age 35           Company since July 1992. He previously served as Vice
 Director Since 1993   President of the Company from May 1987 to July 1992.
                       Mr. Heinzelmann has served as Executive Vice President
                       and a director of the Bank since December 1989 and as
                       Manager of the insurance premium finance division of
                       the Company, and subsequently the Bank, since May 1987.

 Margaret Holland      Margaret E. Holland has been a partner in the law firm
      Age 45           of Tracy & Holland, L.L.P., since October 1992. Ms.
Director since 1997    Holland has served as a director of the Bank since
                       September 1997.

    NAME AND AGE OF
     NOMINEE; YEARS                   PRINCIPAL OCCUPATION FOR PAST
   SERVED AS DIRECTOR                FIVE YEARS; OTHER DIRECTORSHIPS
   ------------------                -------------------------------
 Michael L. Milam      Michael L. Milam has been president of Dallas Fire
      Age 44           Insurance Company, a licensed Texas stock insurance
Director Since 1994    company, since December 1988. Mr. Milam has served as a
                       director of the Bank since May 1994.

  Garrett Morris       Garrett Morris has been a member of the law firm of
      Age 82           Morris and Schieffer since 1989. Mr. Morris has served
Director Since 1994    as a director of the Bank since May 1994.

  Cullen W. Turner     Cullen W. Turner has been involved in personal
      Age 57           investment activities for the past five years. Mr.
Director Since 1987    Turner has served as a director of the Bank since
                       December 1993.

  G. M. Heinzelmann, III, President and a director of the Company, is the son-in-law of C. Jack Bean, Chairman of the Board of the Company. Otherwise, there is no family relationship between any of the directors and any executive officer of the Company.

  No director presently holds any other directorships in companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15 of that act.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

  SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chairman of the Board and Chief Executive Officer and each of the two (2) other most highly compensated executive officers of the Company (determined as of the end of the last fiscal year) (hereafter referred to as the "named executive officers") for the fiscal years ended December 31, 1996, 1995 and 1994:

                          SUMMARY COMPENSATION TABLE
                              ANNUAL COMPENSATION

                                                                  ALL OTHER
              NAME AND                                           COMPENSATION
         PRINCIPAL POSITION           YEAR SALARY($)(1) BONUS($)    ($)(2)
         ------------------           ---- ------------ -------- ------------
C. Jack Bean                          1996   $139,346   $19,850     $2,407
 Chairman of the Board and Chief      1995   $114,100   $17,000     $3,411
 Executive                            1994   $107,653   $14,500     $3,740
 Officer of the Company; Chairman of
 the
 Board of the Bank
Bobby W. Hackler                      1996   $103,946   $15,200     $2,622
 Vice Chairman and Chief Operating    1995   $ 88,125   $13,000     $3,128
 Officer                              1994   $ 78,879   $11,100     $2,857
 of the Company; Vice Chairman,
 President
 and Chief Executive Officer of the
 Bank
G. M. Heinzelmann, III                1996   $ 94,500   $13,800     $2,383
 President of the Company; Executive  1995   $ 80,475   $12,000     $2,848
 Vice                                 1994   $ 71,872   $10,100     $2,600
 President of the Bank

--------
(1) Includes salary and directors' fees paid by the Bank, before any salary reduction for contributions to the Bank's Savings Plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code").
(2) Unless otherwise noted, the amounts shown in this column consist of matching contributions under the Bank's Savings Plan under Section 401(k) of the Code, which was adopted by the Bank in 1993.

  INCENTIVE STOCK OPTION PLANS. The Board has adopted the 1988 and 1995 Incentive Stock Option Plans of Surety Capital Corporation (the "Incentive Plans") for officers and/or key employees of the Company, which have been approved by the shareholders of the Company. The purpose of the Incentive Plans is to attract and retain capable employees and provide an incentive to such employees to remain in the employ of the Company. Options granted under the Incentive Plans are "incentive stock options" within the meaning of
Section 422 of the Code.

  The Incentive Plans are administered by the Stock Option Committee. Options for the purchase of Common Stock under the Incentive Plans may be granted to officers or key employees selected from time to time by the Stock Option Committee. The exercise price for any options granted pursuant to the Incentive Plans must be at least equal to the fair market value of the Common Stock on the date the options are granted. Under each Incentive Plan up to 100,000 shares of Common Stock of the Company were set aside for issuance pursuant to the exercise of options granted thereunder. Under the 1988 Incentive Plan each option is exercisable for five (5) years from the date of grant, and under the 1995 Incentive Plan each option is exercisable for ten
(10) years from the date of grant, subject to earlier termination upon the occurrence of certain events. Options granted under the Incentive Plans may, in the discretion of the Stock Option Committee, either be immediately exercisable in full or be subject to satisfaction of certain conditions prior to exercise. To exercise the options, grantees must pay the exercise price in cash or Common Stock, or any combination of cash and Common Stock.

  OPTION GRANTS. The following table provides information on incentive stock options granted in fiscal year 1996 to the named executive officers:

                     OPTION GRANTS IN FISCAL YEAR 1996(1)





                                       INDIVIDUAL GRANTS                    POTENTIAL
                          ---------------------------------------------  REALIZABLE VALUE
                          NUMBER OF     PERCENT                         AT ASSUMED ANNUAL
                          SECURITIES    OF TOTAL                          RATES OF STOCK
                          UNDERLYING    OPTIONS    EXERCISE             PRICE APPRECIATION
                           OPTIONS     GRANTED TO   OR BASE              FOR OPTION TERM
                           GRANTED    EMPLOYEES IN   PRICE   EXPIRATION ------------------
    NAME                    (#)(2)    FISCAL YEAR  ($/SH)(3)    DATE    5%($)(4) 10%($)(4)
    ----                  ----------  ------------ --------- ---------- -------- ---------
C. Jack Bean............    5,308        17.69%     $3.3125   01-04-06  $11,058   $28,022
                            5,284(5)     17.61%     $3.3125   01-04-06  $11,008   $27,896
Bobby W. Hackler........    4,062        13.54%     $3.3125   01-04-06  $ 8,462   $21,444
                            4,043(5)     13.48%     $3.3125   01-04-06  $ 8,422   $21,344
G. M. Heinzelmann, III..    3,692        12.31%     $3.3125   01-04-06  $ 7,691   $19,491
                            3,675(5)     12.25%     $3.3125   01-04-06  $ 7,656   $19,401

--------
(1) This table reflects incentive stock options granted on January 4, 1996 under the 1995 Incentive Stock Option Plan of Surety Capital Corporation (the "1995 Plan") to the named executive officers. Of these options, 13,062 vested on the date of grant and 13,002 vested upon the public announcement by the Company of its 1996 operating results, as earnings per weighted average share outstanding for 1996 had reached a specified target. The options have been granted for a term of ten years, subject to earlier termination upon the occurrence of certain events related to termination of employment.
(2) Under the terms of the 1995 Plan, the Stock Option Committee retains the discretion, subject to the 1995 Plan limits, to modify the terms of outstanding options.
(3) Based on 100% of the fair market value of the shares underlying options on the date of grant.
(4) The dollar amounts under these columns are the result of calculations of the potential realizable value under the 5% and 10% rates set by the Securities and Exchange Commission. The assumed appreciation rates of 5% and 10% (compounded annually on the $3.3125 market value at date of grant) from the date of grant are not intended to forecast possible future appreciation, if any, of the Company's stock price. These amounts show potential realizable value of the options at the end of the ten year term.
(5) These options vested upon the public announcement by the Company of its 1996 operating results, as earnings per weighted average share outstanding for 1996 had reached a specified target.

  OPTION EXERCISES AND HOLDINGS. The following table provides information with respect to the named executive officers concerning the exercise of incentive stock options during the last fiscal year and unexercised incentive stock options held as of the end of the last fiscal year under the 1988 and 1995 Incentive Stock Option Plans:

                          AGGREGATED OPTION EXERCISES
                              IN LAST FISCAL YEAR
                           AND FY-END OPTION VALUES


                                                                        VALUE OF
                                                      NUMBER OF       UNEXERCISED
                                                     UNEXERCISED      IN-THE-MONEY
                                                     OPTIONS AT        OPTIONS AT
                                                      FY-END(#)        FY-END($)
                                            VALUE   ------------- --------------------
                          SHARES ACQUIRED REALIZED  EXERCISABLE/      EXERCISABLE/
   NAME                   ON EXERCISE (#)  ($)(1)   UNEXERCISABLE   UNEXERCISABLE(2)
   ----                   --------------- --------- ------------- --------------------
C. Jack Bean............       5,308      $7,630.25    -0-/5,284  $     0.00/$3,963.00
Bobby W. Hackler........           0      $       0 16,390/4,043  $14,604.00/$3,032.25
G. M. Heinzelmann, III..       2,616      $3,026.71 14,867/3,675  $13,245.56/$2,756.25

--------
(1) Fair market value at exercise minus the exercise price.
(2) Market value of underlying securities as of the fiscal year-end ($4.0625), minus the exercise or base price.

  TERMINATION OF EMPLOYMENT, CHANGE IN CONTROL AND EXECUTIVE DEFERRED COMPENSATION AGREEMENTS. The Company has entered into termination of employment, change in control and executive deferred compensation agreements with certain of its officers, as more fully described below. While these agreements were not adopted to deter takeovers, they may have an incidental anti-takeover affect by making it more expensive for a bidder to acquire control of the Company.

  CHANGE IN CONTROL AGREEMENTS. The Company has entered or proposes to enter into change in control agreements with the following executive officers of the
Company: C. Jack Bean, B. J. Curley, Bobby W. Hackler and G. M. Heinzelmann,
III. The proposed change in control agreement with C. Jack Bean had not been executed as of December 29, 1997, and is subject to the approval of the Board of Directors of the Company.

  The change in control agreements provide for the payment under certain circumstances of benefits to these officers in the event of a change in control of the Company followed by the termination of employment of the officers.

  A "change in control" is deemed to have occurred if (i) any person becomes the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the Common Stock of the Company, or (ii) during any period of two (2) consecutive years during the term of the change in control agreements, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least 66% of the directors then in office who were directors at the beginning of the period.

  Under the change in control agreements, officers who, during the period commencing on the effective date of a change of control and ending two (2) years thereafter, are terminated by the Company for any reason other than for cause or who terminate their employment with the Company with good reason are entitled to receive a change in control payment at the time of such termination. The change in control payment payable under the change in control agreements may, at the election of the officers, be either in the form of a lump sum cash payment or in the form of Common Stock of the Company.

  The amount of the lump sum cash payment is equal to each officer's annual base salary rate (but excluding all other compensation, such as bonuses and fringe benefits) in effect immediately before the effective date of the change in control, multiplied by three (3).

  The stock payment consists of shares of Common Stock of the Company in an amount equal to the result obtained by dividing the cash payment the officer would otherwise be entitled to receive by the market value of the Common Stock on the effective date of the change in control.

  Pursuant to the change in control agreements, the Company is obligated to require any successor to all or substantially all of the business and/or assets of the Company to assume the obligations under the change in control agreements. Failure on the part of the Company to obtain such assumption prior to the effectiveness of any such succession entitles the officers to compensation from the Company in the same amount and on the same terms as they would be entitled to receive under the change in control agreements following a change in control.

  The change in control agreements continue in effect through September 1, 1998. On each successive September 1, the terms of the change in control agreements will be automatically extended for one additional year, unless not later than by December 31 of the preceding year the Company shall have given notice to the officers that it does not wish to extend such change in control agreements.

  LEVEL-TERM LIFE INSURANCE AGREEMENTS. In 1995 the Company entered into level-term life insurance agreements with the following executive officers of the Company pursuant to which the Company purchased $250,000 insurance policies on their respective lives: Bobby W. Hackler and G. M. Heinzelmann,
III. The Company will repay the premiums on such policies, which are owned by such executive officers, until the earlier of each officer reaching age 65, or the termination of such officer's employment by the Company. However, under certain circumstances if the officers are terminated prior to reaching age 65, the Company remains obligated to repay the premiums on the policies until the officer reaches age 65 or dies. The annual premiums on these policies are $1,270 and $300, respectively.

  1988 AND 1995 INCENTIVE STOCK OPTION PLANS. Both the 1988 and 1995 Incentive Stock Option Plans contain certain "change in control" provisions designed to attract and retain valued employees of the Company and to ensure that such employees' performance is not undermined by the possibility, threat or occurrence of a change in control. These plans provide that in the event of a change in control of the Company (in the form of a dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation) any options granted under the plans become fully exercisable, notwithstanding any vesting schedule relating to such options to the contrary.

  1997 STOCK OPTION GRANT. Effective January 2, 1997, the Company adopted a non-qualified stock option plan for officers and key employees of the Company. The Company has granted options covering 125,000 shares to each of C. Jack Bean, Bobby W. Hackler, and G. M. Heinzelmann, III, has granted options covering 75,000 shares to B. J. Curley, and has granted options covering 25,000 shares to Barry Carroll and Robert E. Crews, all of which options vest over a 5 year period and have an exercise price of $4.1875. The options were granted to align the long-term financial interests of these officers and key employees with those of the shareholders of the Company, and to provide an additional incentive for those persons to remain as officers and employees of the Company.

  EXECUTIVE DEFERRED COMPENSATION AGREEMENTS. In 1995 the Company entered into executive deferred compensation agreements, which are nonfunded, nontrusted and nonqualified deferred compensation plans (the "EDC Agreements"), with the following executive officers of the Company: B. J. Curley, Bobby W. Hackler and G. M. Heinzelmann, III. The purpose of the EDC Agreements is to provide an economic incentive to the officers to remain in the employ of the Company until reaching age 65. Depending on the circumstances that trigger payments under the EDC Agreements, or termination of the EDC Agreements without payment, the EDC Agreements provide for the following: (i) $25,000 per year for fifteen years if the officers continue employment with the Company until reaching age 65; (ii) a lump sum payment if employment is terminated prior to reaching age 65 (a) for any reason other than cause during a two-year period after a change in control, (b) by the officers for good reason during the two-year period after a change in control, (c) because of disability, (d) because of death, or (e) for any reason other than cause; or (iii) no payment in the event of termination of employment for cause.

  The lump sum payment under item (ii) in the preceding paragraph is equal to the cash surrender value (at the time of the employment termination) of a universal key-man life insurance policy owned and funded by the Company on each officer who has entered into an EDC Agreement with the Company. Each life insurance policy is owned by the Company, and the Company is the beneficiary under the policy. In the event of an employment termination for a reason other than the death of the officer, assuming the Company then owns the policy, the officer may purchase the policy for its then cash surrender value. If the Company does not own the life insurance policy at the time a lump payment is due under item (ii) in the preceding paragraph, the EDC Agreements contain fixed schedules of payments that vary with the then ages of the officers. The fixed payment schedules were determined with reference to the estimated cash surrender values of the life insurance policies owned by the Company on each officer.

  The following table provides information with respect to amounts that will be paid if certain conditions under the EDC Agreements are met.

                           LONG-TERM INCENTIVE PLANS
                  CUMULATIVE AWARDS THROUGH FISCAL YEAR 1996

                                                                ESTIMATED FUTURE PAYOUTS UNDER
                             NUMBER OF       PERFORMANCE OR       NON-STOCK PRICE-BASED PLANS
                              SHARES,      OTHER PERIOD UNTIL -----------------------------------
                              UNITS OR         MATURATION      THRESHOLD    TARGET      MAXIMUM
   NAME                   OTHER RIGHTS (#)    OR PAYOUT(2)    ($ OR #)(3) ($ OR #)(4) ($ OR #)(5)
   ----                   ---------------- ------------------ ----------- ----------- -----------
Bobby W. Hackler........        (1)            Contingent       $15,865     $15,865    $375,000
G. M. Heinzelmann, III..        (1)            Contingent       $ 1,326     $ 1,326    $375,000

--------
(1) The EDC Agreements provide for deferred compensation payments to the officers as follows: (i) $25,000 per year for fifteen years if the officers continue employment with the Company until reaching age 65; (ii) a lump sum payment if employment is terminated prior to reaching age 65
    (a) for any reason other than cause during a two-year period after a change in control, (b) by the officers for good reason during the two-year period after a change in control, (c) because of disability, (d) because of death, or (e) for any reason other than cause; or (iii) no payment in the event of termination of employment for cause. The lump sum payments to the officers under (ii) above are based on the cash surrender values of life insurance policies owned by the Company on each, or fixed schedules of payments in the event the Company no longer owns the life insurance policies at the time payment is due. The fixed payment schedules (which are estimates of the cash surrender value of each policy) vary depending on the officers' ages on the date of employment termination, as follows:
    (i) Mr. Hackler, age 51 through 64, payment range of $15,865 to $216,754,
    (ii) Mr. Heinzelmann, age 34 through 64, payment range of $1,326 to $195,836.
(2) The payments due under the EDC Agreements will commence within thirty (30) days after each officer reaches age 65, or within ninety (90) days of an earlier employment termination under the conditions outlined in footnote
    (1) above.
(3) The threshold amounts payable under the EDC Agreements are based on the ages of the officers as set forth in this Prospectus (Mr. Hackler, age 51; and Mr. Heinzelmann, age 35) and assume that a termination of either of such officer's employment occurred at his respective age under circumstances other than a termination for cause.
(4) The target amounts payable under the EDC Agreements are the same as the threshold amounts under footnote (3) above, as these change annually with the ages of the officers.

(5) The maximum amounts payable under the EDC Agreements will result if the officers continue in the employment of the Company until reaching age 65, at which time fifteen annual payments of $25,000 each will be payable to each officer.

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. Neither the Company nor the Bank currently has a Compensation Committee or other Board committee performing equivalent functions. The Company did not pay any cash compensation to the named executive officers during the fiscal year ended December 31, 1996; all such compensation was paid by the Bank. The Company monitors salaries through its review of the Bank's budgeting process. The named executive officers of the Company are members of the Board of Directors of the Bank (the "Bank Board"), and in such capacity participated in deliberations regarding compensation for executive officers of the Company during the fiscal year ended December 31, 1996.

  DIRECTORS' FEES AND COMPENSATION. During 1996, the Company paid each director who was not an officer of the Company $500 for attendance at each meeting of the Board and $500 for attendance at each committee meeting thereof. No fee was paid for attendance at a committee meeting if the meeting was held in conjunction with a meeting of the Board or with a meeting of another committee. The total amount paid by the Company as directors' fees in the fiscal year ended December 31, 1996 was $11,500.

  During 1996, the Bank paid each director $250 for attendance at each meeting of the Board of Directors of the Bank and $250 for attendance at each committee meeting thereof. The total amount paid by the Bank as directors' fees in the fiscal year ended December 31, 1996 was $21,750.

  The Board has adopted the 1996 Stock Option Plan for Directors (the "Directors Plan"), which is a formula plan pursuant to which annual options are automatically granted to directors of the Company who are not employees of the Company or the Bank, upon the terms and conditions set forth in the Directors Plan. All options under the Directors Plan are nonstatutory stock options. On the first business day of each calendar year, each non-employee director is automatically granted an option to purchase 2,000 shares of Common Stock of the Company at the closing price of the Common Stock as reported on the American Stock Exchange on the grant date. In 1996 each non-employee director of the Company received an option to purchase 2,000 shares of Common Stock of the Company at an exercise price of $4.1875 per share.

NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

  Effective January 2, 1997, the Company adopted the 1997 Non-Qualified Stock Option Plan for Non-Employee Directors of the Company. The Company has granted options under this plan covering 125,000 shares to each of William B. Byrd, Joseph S. Hardin, Michael L. Milam, Garrett Morris and Cullen W. Turner, all of which options vest over a 5 year period and have an exercise price of $4.1875. The options were granted to align the long-term financial interests of the directors with those of the shareholders of the Company, and to provide an additional incentive for those persons to remain as directors of the Company.

RELATED PARTY TRANSACTIONS

  In the ordinary course of business, the Company has loans, deposits and other transactions with its executive officers and directors and businesses with which such persons are associated. It is the Company's policy that all such transactions are entered into on substantially the same terms as those prevailing at the time for comparable transactions with unrelated third parties. During the first three quarters of 1997, the Company extended loans of $195,152 to insureds to finance premiums paid to a director-related company. From January 1, 1997 through October 31, 1997, the Company paid $91,800 for legal services to Tracy & Holland, L.L.P., a law firm in which Margaret Holland is a partner. The Company paid $124,145 to such firm in 1996 for legal services.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the General Corporation Law of the State of Delaware (the "Act") empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity as directors and officers. The Act further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, vote of the shareholders, or otherwise.

  The Certificate of Incorporation of the Company limits the liability of directors to the full extent permitted by Delaware law. The Certificate of Incorporation also provides that the Company will indemnify directors and officers to the full extent provided by Delaware law. Section 6.04 of the Company's Bylaws provides that the Company shall indemnify all persons to the full extent allowable by law who, by reason of the fact that they are or were a director of the Company, become a party or are threatened to be made a party to any indemnifiable action, suit or proceeding. The Company shall pay, in advance of the final disposition of any indemnifiable action, suit or proceeding under this bylaw, all reasonable expenses incurred by the director, upon receipt of an undertaking by or on behalf of the director to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the Company under the law. The Company may indemnify persons other than directors, such as officers and employees, as permitted by law. The Company may purchase and maintain insurance on behalf of directors, officers and other persons against any liability asserted against him, whether or not the Company would have the power to indemnify such person against such liability, as permitted by law.

                          BENEFICIAL STOCK OWNERSHIP

BY MANAGEMENT

  The following table shows beneficial ownership of shares of Common Stock of the Company by all current directors and executive officers of the Company named under the caption "Executive Compensation and Other Information", individually, and, together with all current executive officers of the Company as a group, as of November 15, 1997:

                                                                 AMOUNT AND
 AME OF INDIVIDUALN                                              NATURE OF        PERCENT
   OR NUMBER OF                                                  BENEFICIAL          OF
 PERSONS IN GROUP                                               OWNERSHIP(1)      CLASS(2)
------------------                                             --------------     --------
 C. Jack Bean................................................  197,193 shares(3)    3.41%
 William B. Byrd.............................................   14,800 shares(4)       *
 Bobby W. Hackler............................................   58,637 shares(5)    1.01%
 Joseph S. Hardin............................................  200,583 shares(6)    3.48%
 G. M. Heinzelmann, III......................................   64,051 shares(7)    1.10%
 Margaret E. Holland.........................................    5,000 shares(8)       *
 Michael L. Milam............................................   44,250 shares(9)       *
 Garrett Morris..............................................    9,250 shares(10)      *
 Cullen W. Turner............................................   90,100 shares(11)   1.56%
 All directors and executive
  officers as a group(10 persons)............................  706,250 shares(12)  11.85%

--------
*  Less than 1% of all the issued and outstanding shares of Common Stock.
(1) Based on information furnished by persons named and, except as otherwise indicated below, each person has sole voting power with respect to all shares of Common Stock owned by such person.
(2) Based on 5,751,882 shares of Common Stock issued and outstanding at November 15, 1997, as adjusted for shares convertible or exercisable within sixty (60) days which are deemed outstanding for a specific shareholder pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.
(3) Includes 172,193 shares of Common Stock owned of record and 25,000 shares of Common Stock which Mr. Bean has the right to acquire within sixty (60) days from November 15, 1997 pursuant to options granted to him under the 1997 Non-Qualified Stock Option Plan for Officers and Key Employees of the Company. (See "Executive Compensation and Other Information--Incentive Stock Option Plans" and "Option Exercises and Holdings".)
(4) Includes 5,800 shares of Common Stock owned of record; 4,000 shares of Common Stock which Mr. Byrd has the right to acquire within sixty (60) days from November 15, 1997 pursuant to options granted to him under the 1996 Stock Option Plan for Directors of the Company; and 5,000 shares of Common Stock which Mr. Byrd has the right to acquire within sixty (60) days from November 15, 1997 pursuant to options granted to him under the 1997 Non-Qualified Stock Option Plan for Non-Employee Directors of the Company. (See "Executive Compensation and Other Information--Directors' Fees and Compensation".)
(5) Includes 128 shares of Common Stock owned of record; 33,509 shares of Common Stock which Mr. Hackler has the right to acquire within sixty (60) days from November 15, 1997 pursuant to options granted to him under the 1988 and 1995 Incentive Stock Option Plans of the Company; and 25,000 shares of Common Stock which Mr. Hackler has the right to acquire within sixty (60) days from November 15, 1997 pursuant to options granted to him under the 1997 Non-Qualified Stock Option Plan for Officers and Key Employees of the Company. (See "Executive Compensation and Other Information--Incentive Stock Option Plans" and "Option Exercises and Holdings".)
(6) Represents 191,583 shares of Common Stock held by a trust for which Mr. Hardin serves as a co-trustee; 4,000 shares of Common Stock which Mr. Hardin has the right to acquire within sixty (60) days from November 15, 1997 pursuant to options granted to him under the 1996 Stock Option Plan for Directors of the Company; and 5,000 shares of Common Stock which Mr. Hardin has the right to acquire within sixty (60) days from November 15, 1997 pursuant to options granted to him under the 1997 Non-Qualified Stock Option Plan for Non-Employee Directors of the Company. (See "Executive Compensation and Other Information--Directors' Fees and Compensation".)
(7) Includes 8,590 shares of Common Stock owned of record; 30,461 shares of Common Stock which Mr. Heinzelmann has the right to acquire within sixty
     (60) days from November 15, 1997 pursuant to options granted to him under the 1988 and 1995 Incentive Stock Option Plans of the Company; and 25,000 shares of Common Stock which Mr. Heinzelmann has the right to acquire within sixty (60) days from November 15, 1997 pursuant to options granted to him under the 1997 Non-Qualified Stock Option Plan for Officers and Key Employees of the Company. (See "Executive Compensation and Other Information--Incentive Stock Option Plans" and "Option Exercises and Holdings".)
(8) Includes 5,000 shares of Common Stock which Ms. Holland has the right to acquire within sixty (60) days from November 15, 1997 pursuant to options granted to her under the 1997 Non-Qualified Stock Option Plan for Non-Employee Directors of the Company. (See "Executive Compensation and Other Information--Directors' Fees and Compensation".)
(9) Includes 250 shares of Common Stock owned of record; 35,000 shares of Common Stock held by Dallas Fire Insurance Company, which is a wholly-owned subsidiary of a corporation in which Mr. Milam has a 50% ownership interest; 4,000 shares of Common Stock which Mr. Milam has the right to acquire within sixty (60) days from November 15, 1997 pursuant to options granted to him under the 1996 Stock Option Plan for Directors of the Company; and 5,000 shares of Common Stock which Mr. Milam has the right to acquire within sixty (60) days from November 15, 1997 pursuant to options granted to him under the 1997 Non-Qualified Stock Option Plan for Non-Employee Directors of the Company. (See "Executive Compensation and Other Information--Directors' Fees and Compensation".)
(10) Includes 250 shares of Common Stock owned of record; 4,000 shares of Common Stock which Mr. Morris has the right to acquire within sixty (60) days from November 15, 1997 pursuant to options granted to him under the 1996 Stock Option Plan for Directors of the Company; and 5,000 shares of Common Stock which Mr. Morris has the right to acquire within sixty (60) days from November 15, 1997 pursuant to options granted to him under the 1997 Non-Qualified Stock Option Plan for Non-Employee Directors of the Company. (See "Executive Compensation and Other Information--Directors' Fees and Compensation".)
(11) Includes 5,300 shares of Common Stock owned of record; 20,800 shares of Common Stock held by a trust for which Mr. Turner serves as trustee; 55,000 shares of Common Stock held by an estate for which Mr. Turner serves as executor; 4,000 shares of Common Stock which Mr. Turner has the right to acquire within sixty (60) days from November 15, 1997 pursuant to options granted to him under the 1996 Stock Option Plan for Directors of the Company; and 5,000 shares of Common Stock which Mr. Milam has the right to acquire within sixty (60) days from November 15, 1997 pursuant to options granted to him under the 1997 Non-Qualified Stock Option Plan for Non-Employee Directors of the Company. (See "Executive Compensation and Other Information--Directors' Fees and Compensation".)
(12) Includes 40,698 shares of Common Stock of the Company currently exercisable pursuant to the Company's 1988 Incentive Stock Option Plan; 29,158 shares of Common Stock of the Company currently exercisable pursuant to the Company's 1995 Incentive Stock Option Plan; 20,000 shares of Common Stock of the

   Company currently exercisable pursuant to the Company's 1996 Stock Option Plan for Directors; and 30,000 shares of Common Stock of the Company currently exercisable pursuant to the Company's 1997 Non-Qualified Stock Option Plan for Non-Employee Directors; and 90,000 shares of Common Stock of the Company currently exercisable pursuant to the 1997 Non-Qualified Stock Option Plan for Officers and Key Employees.

BY OTHERS

  The following table sets forth certain information with respect to shareholders of the Company who were known to be beneficial owners of more than five percent (5%) of the issued and outstanding shares of the Common Stock of the Company as of November 15, 1997:

                                                     AMOUNT AND NATURE  PERCENT
      NAME AND ADDRESS                                 OF BENEFICIAL       OF
    OF BENEFICIAL OWNER                                OWNERSHIP(1)     CLASS(2)
    -------------------                              -----------------  --------
Evergreen Asset Management Group ................... 458,200 shares(3)    7.97%
 c/o First Union Corporation
 One First Union Center
 Charlotte, North Carolina 28288
Nicholas Limited Edition, Inc. .....................   432,800 shares     7.52%
 700 North Water Street
 Milwaukee, Wisconsin 53202
John Hancock Bank & Thrift..........................   303,700 shares     5.28%
 Opportunity Fund
 101 Huntington Avenue
 Boston, Massachusetts 02199

--------
(1) Based on information furnished by persons and entities named and, except as otherwise indicated below, each person and entity has sole voting power with respect to all shares of Common Stock owned by such person or entity.
(2) Based on 5,751,882 shares of Common Stock issued and outstanding at November 15, 1997, as adjusted for shares convertible or exercisable within sixty (60) days which are deemed outstanding for a specific shareholder pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.
(3) Includes 3,000 shares as to which First Union Corporation shares voting and dispositive powers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than ten percent (10%) of a registered class of the Company's equity securities to file reports of ownership with the Securities and Exchange Commission.

  Based upon a review of SEC Forms 3, 4 and 5 and amendments thereto furnished to the Company, management of the Company has determined that during fiscal year 1996 the following directors, officers and/or ten percent (10%) beneficial owners of Common Stock of the Company failed to timely file with the Securities and Exchange Commission one or more required reports on Form 3, 4 or 5 regarding transactions in securities of the Company:

        REPORTING                                        NUMBER OF  NUMBER OF
          PERSON                                          REPORTS  TRANSACTIONS
        ---------                                        --------- ------------
      C. Jack Bean......................................      1          3
      Michael L. Milam..................................      1          1

  To the best knowledge of management of the Company, during fiscal year 1996 no director, officer or ten percent (10%) beneficial owner of Common Stock of the Company failed to file with the Securities and Exchange Commission any required reports on Form 3, 4 or 5 regarding transactions in securities of the Company.

                               LEGAL PROCEEDINGS

  The Bank is a defendant in two related cases: Tennessee Ex Rel. Douglas Sizemore, Commissioner of Commerce and Insurance for the State of Tennessee, et al. vs. Surety Bank, N.A., filed in June 1995 in the Federal District Court for the Northern District of Texas, Dallas Division (the "Anchorage Case"), and United Shortline Inc. Assurance Services, N.A. et al. vs. MacGregor General Insurance Company, Ltd., et al., filed on January 5, 1993, now pending in the 141st Judicial District Court of Tarrant County, Texas (the "MacGregor Case").

  The claimant in the Anchorage Case is the Tennessee Commissioner of Commerce and Insurance ("Tennessee"), appointed by the Chancery Court for the State of Tennessee, Twentieth Judicial District, Davidson County, to liquidate Anchorage Fire and Casualty Insurance Company ("Anchorage"), including Anchorage deposits at the Bank. Tennessee seeks to recover compensatory and punitive damages on various alleged causes of action, including violation of orders issued by a Tennessee court, fraudulent and preferential transfers, common law conversion, fraud, negligence, and bad faith, all of which are based on the same underlying facts and course of conduct. The plaintiff in the MacGregor Case, United Shortline Inc. Assurance Services, N.A. ("Shortline"), is the holder of a Florida judgment against MacGregor General Insurance Company, Ltd. ("MacGregor") who seeks to recover funds allegedly belonging to MacGregor which were held by the Bank.

  Both cases arise out of the Bank's alleged exercise of control over funds, representing the Bank's collateral, held in accounts at the Bank under agreements with Anchorage and MacGregor. The Bank asserts that it had a right to exercise control over its collateral under contractual agreements between the Bank and the respective insurance companies or the Bank and the policy holders, and also in order to protect the Bank against the possibility of inconsistent orders regarding the same funds. Tennessee also seeks to recover funds allegedly transferred in and out of the Anchorage/MacGregor accounts at the Bank during an approximate four month period in 1993.

  When the MacGregor case was initially filed, Shortline sought a restraining order against the Bank concerning the MacGregor funds. When the Bank received notice of competing claims to some or all of these funds by Tennessee, the Bank intervened and interpled approximately $600,000 into the court's registry. Shortline now seeks, inter alia, damages against the Bank from an alleged wrongful offset wherein the Bank allegedly exercised control over the MacGregor funds at the Bank pursuant to agreements with MacGregor. The Bank moved for and obtained a summary judgment that its intervention and interpleader of funds was proper. Shortline also sought and obtained a summary judgment from the trial court that the funds interpled by the Bank into the court's registry belonged to Shortline. Tennessee appealed the summary judgment to the Fort Worth Court of Appeals. The Fort Worth Court of Appeals affirmed the trial court's ruling that the Bank's intervention and interpleader was proper but reversed the trial court's ruling that the funds in the court belonged to Shortline. Currently, Shortline and Tennessee have made application to the Texas Supreme Court to allow an appeal of the ruling from the Fort Worth Court of Appeals.

  In the Anchorage case, Tennessee claims that the Bank allegedly transferred funds in and out of the Anchorage accounts after allegedly receiving notice of court orders prohibiting such transfers. Discovery in this case is in the initial stages and the damages sought by Tennessee are not yet certain. The Company believes both of these cases lack merit and intends to defend them vigorously. The outcome of both of these cases is uncertain at this time.

  In June, 1997, the Company learned that a number of IPF agreements on which it has made loans may be fictitious or forged, and has filed two lawsuits regarding such agreements. The first lawsuit was filed by the Bank on July 24, 1997, in the 342nd District Court of Tarrant County, Texas, against Defendants Greenway Insurance Agency, Inc., Peter M. O'Malley, Jr., and Auto-Owners Insurance Company (the "Greenway" case). The Greenway case was removed to the Federal District Court for the Northern District of Texas, Fort Worth Division, where it is currently pending. In the Greenway case, the Bank alleges that Defendants O'Malley and Greenway submitted forged, fictitious and fraudulent premium finance agreements to the Bank for the funding of loans on insurance policies purportedly issued by Auto-Owners Insurance Company. These loans were funded to Greenway pursuant to instructions on the premium finance agreements submitted and pursuant to written instructions from Auto-Owners. The fictitious loans submitted by Greenway and O'Malley that ultimately went into default exceeded $800,000, for which the Bank is suing Defendants on theories of negligence, fraud, and breach of contract and warranty. The Greenway case is in the initial state of discovery and is currently set for trial in June 1998. A claim for this loss under the Bank's bond issued by St. Paul Mercury Insurance Company ("St. Paul") has been presented to St. Paul. St. Paul is investigating this bond claim and has yet to take a position with respect to the claim.

  The second lawsuit was filed by the Bank as plaintiff against Beverly Insurance Group, Inc. in its own right and d/b/a First Coast Insurance Services, and Rhoda Nottingham (the "First Coast" case). The First Coast case was filed on December 1, 1997, and is currently pending in the 348th Judicial District Court of Tarrant County, Texas. The Defendants in the First Coast case were submitting premium finance agreements to the Bank which resulted in loans being funded by the Bank to Defendants pursuant to instructions contained on the premium finance agreements. Once the premium finance agreements had been funded, payment coupon books were mailed by the Bank to the insured at the address listed for the insured in the premium finance agreement. After the Bank had been financing purported insurance policies under the premium finance agreements submitted by Defendants for some period of time, it was discovered that numerous payment coupon books were being returned to the Bank by the post office because the insured's address listed on the premium finance agreement sent by Defendants was not correct. As such, required payments on numerous premium finance agreements were not made which resulted in numerous premium finance agreements going into default. The Bank has asserted causes of action against Defendants for breach of contract and warranty, negligence and, alternatively, fraud, where the Bank seeks to recover the amount of loans in default, which is in excess of $300,000. The First Coast case is in its initial stages with the Defendants not having been served with citation to appear as of yet. The potential exists for a bond claim in this case similar to the bond claim in the Greenway case.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

  The Company is authorized to issue twenty million (20,000,000) shares of Common Stock, par value $0.01 per share, 5,786,171 of which shares were issued and outstanding as of November 15, 1997 (not including 55,216 shares issuable upon the exercise of outstanding stock options). At November 15, 1997, the Company had 431 shareholders of record.

  Holders of shares are entitled to one vote per share, without cumulative voting, on all matters to be voted on by shareholders. Therefore, the holders of a majority of the shares voting for the election of directors can elect all the directors without the concurrence of any other shareholder. Subject to preferences that may be applicable to any outstanding preferred stock, shareholders are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available. See "Market Price and Dividend Policy". In the event of a liquidation, dissolution or winding up of the Company, shareholders are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Shares of the Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares.

  The transfer agent and registrar of the common stock is Securities Transfer Corporation, 16910 Dallas Parkway, Suite 100, Dallas, Texas 75248.

SHAREHOLDERS' RIGHTS AGREEMENT

  The Company has adopted a shareholder rights agreement which is intended to discourage takeover or efforts or tender offers under which not all outstanding shares of Common Stock would be purchased for the same price and on substantially the same terms. Pursuant to the Surety Capital Corporation Rights Agreement dated as of June 17, 1997 between the Company and Securities Transfer Corporation, as Rights Agent, the Company declared a dividend of one right (a "Right") for each outstanding share of the Common Stock to shareholders of record at the close of business on June 6, 1997.

  Each Right initially entitles shareholders to buy one share of Common Stock at an exercise price of $50.00 (the "Purchase Price"). The rights will be exercisable only if a person or group acquires 15% or more of the Common Stock or announces a tender offer the consummation of which would result in ownership by such person or group of 15% or more of the Common Stock. The Company will be entitled to redeem the Rights at $0.0001 per Right at any time prior to the tenth day after a person or group acquires 15% or more of the Common Stock, other than pursuant to a transaction approved by the Board. The Rights are redeemable even after a 15% or more acquisition, if the Board so determines, in connection with a merger of the Company with a "white knight" and under other circumstances.

  In the event of a 15% or more acquisition, each Right will entitle its holder to purchase that number of shares of Common Stock equal to the result obtained by dividing the Purchase Price by 50% of the then current market price of the Common Stock.

  If the Company, or any subsidiary of the Company, is acquired in a merger or other business combination transaction in which the Common Stock is exchanged or changed, or 50% or more of the Company's assets or earning power are sold, each Right will entitle its holder to purchase that number of shares of common stock of the surviving or acquiring entity equal to the result obtained by dividing the Purchase Price by 50% of the then current market price of the common stock of the surviving or acquiring entity.

PREFERRED STOCK

  The Company is authorized to issue one million (1,000,000) shares of preferred stock, par value $0.01 per share, no shares of which are issued and outstanding as of the date of this Prospectus. The Board of Directors of the Company may establish series of preferred stock with such rights and preferences as may be fixed and determined by the Board of Directors.

SHARES ELIGIBLE FOR FUTURE SALE

  All shares of Common Stock issued in the Offering will be available for resale in the public market without restriction or further registration under the Securities Act, except for shares purchased by affiliates of the Company (in general, any person who has a control relationship with the Company) which shares will be subject to the resale limitations of Rule 144 under the Securities Act. After the Offering, shares of Common Stock held by affiliates will be considered to be "control shares", and are eligible for sale in the public market in compliance with Rule 144. All officers and directors of the Company have agreed, subject to certain exceptions, that they will not offer, sell or otherwise dispose of any shares of Common Stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of the Underwriter.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Securities Act, is entitled to sell, within any three-month period, a number of restricted shares as to which at least one year has elapsed from the later of the acquisition of such shares from the Company or an affiliate of the Company in an amount that does not exceed the greater of (i) one percent of the then outstanding shares of

Common Stock (72,518 shares based upon 7,251,882 shares to be outstanding immediately after the Offering), or (ii) if the common shares are quoted on the NASDAQ National Market or a stock exchange, the average weekly trading volume of the common shares during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice, and the availability of current public information about the Company. However, a person who is not deemed to have been an affiliate of the Company during the 90 days preceding a sale by such person and who has beneficially owned shares as to which at least two years has elapsed from the later of the acquisition of such shares from the Company or an affiliate of the Company is entitled to sell them without regard to the volume, manner of sale, or notice requirements of Rule 144.

                                  UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement among the Company and the Underwriter, the Underwriter has agreed to purchase from the Company and the Company has agreed to sell to the Underwriter, 1,500,000 shares of Common Stock.

  The Underwriting Agreement provides that the obligations of the Underwriter thereunder are subject to the satisfaction of certain conditions precedent. The Underwriter is committed to purchase and pay for all 1,500,000 shares of Common Stock if any are purchased. The Company has been advised that the Underwriter proposes to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain securities dealers at such price less a concession not in excess of
$    per share, and that the Underwriter and such dealers may reallow to other
dealers including any underwriter, a discount not in excess of $    per share.
After commencement of this Offering, the offering price and concession and discounts may be changed by the Underwriter. The Company has agreed to pay the Underwriter an accountable expense allowance not to exceed $150,000.

  The Underwriter has obtained an option from the Company exercisable during a 30-day period after the date of this prospectus, under which the Underwriter may purchase up to 225,000 additional shares of Common Stock at the same price per share which the Company will receive for the shares offered herein. The Underwriter may exercise such option only once to cover over-allotments.

  The Company and its executive officers and directors have agreed that they will not sell, contract to sell or otherwise dispose of any equity securities of the Company for a period of 180 days after the date of this prospectus without the written consent of the Underwriter.

  The Company has agreed to indemnify the Underwriter against certain liabilities, losses and expenses, including liabilities under the Securities Act, or to contribute to payments that the Underwriter may be required to make in respect thereof.

  In connection with this Offering, the Underwriter may engage in transactions that stabilize, maintain, or otherwise affect the price of the Common Stock. Specifically, the Underwriter may overallot this Offering, creating a short position in the Common Stock. In addition, the Underwriter may bid for and purchase the Common Stock in the open market to cover such short positions, or to stabilize the price of the Common Stock.

  If the Underwriter creates a short position in the Common Stock in connection with the Offering, i.e., if it sells a greater aggregate number of shares of Common Stock than is set forth on the cover page of this Prospectus, the Underwriter may reduce the short position by purchasing shares of Common Stock in the open market. The Underwriter may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

  The Underwriter may also impose a penalty bid on certain selling group members. This means that if the Underwriter purchases Common Stock in the open market to reduce the selling group members' short position or to stabilize the price of the Common Stock, it may reclaim the amount of the selling concession from the selling group members who sold those shares of Common Stock as part of the Offering.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

  Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. The Underwriter is not required to engage in these activities, and, if it does engage in these activities, may end such activities at any time.

                                 LEGAL MATTERS

  Certain matters with respect to the validity of the shares have been passed upon by Secore & Waller, L.L.P., Dallas, Texas. Certain legal matters will be passed upon for the Underwriters by Bracewell & Patterson, L.L.P., Houston, Texas.

                                    EXPERTS

  The consolidated balance sheets of the Company as of December 31, 1996 and 1995 and the related consolidated Statements of Income, Shareholders' Equity, and Cash Flows for each of the three years in the period ended December 31, 1996, included in this prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The financial statements of TexStar National Bank, Universal City, Texas as of December 31, 1996 and for each of the two years in the period ended December 31, 1996, also included in this prospectus, have been included herein in reliance on the report of Burnside & Rishebarger, PLLC, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Commission") with respect to the Common Stock offered pursuant to this prospectus. This prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement and the exhibits. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits. Statements made in this prospectus as to the contents of any contract or other document are not necessarily complete, and, in each instance, are qualified by reference to the copy of such contract or document filed as an exhibit to the Registration Statement or previously filed with the Commission. In addition, the Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement filed with respect to this prospectus, and all other Company reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; and at the regional offices of the Commission located at 411 W. Seventh Street, Eighth Floor, Fort Worth, Texas 76102. Copies of such material also may be obtained upon the payment of prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a site on the World Wide Web that contains reports, proxy statements and other information filed electronically by issuers with the Commission, which site can be accessed at http://www.sec.gov.

  The Company's common stock is traded on the AMEX and copies of the Company's periodic reports, proxy statements, and other information is also available for inspection at the AMEX at 86 Trinity Place, Fifth Floor Library, New York, NY 10006. The telephone number at the AMEX is (212) 306-1290.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
SURETY CAPITAL CORPORATION:
Consolidated Balance Sheet at September 30, 1997 (unaudited).............   F-2
Consolidated Statements of Income for the Nine Months Ended September 30,
 1997 and 1996 (unaudited)...............................................   F-3
Consolidated Statements of Shareholders' Equity for the Nine Months Ended
 September 30, 1997 (unaudited)..........................................   F-4
Consolidated Statements of Cash Flows for the Nine Months Ended September
 30, 1997 and 1996 (unaudited)...........................................   F-5
Notes to Unaudited Consolidated Financial Statements.....................   F-7
Report of Independent Accountants........................................  F-10
Consolidated Balance Sheets as of December 31, 1996, 1995................  F-11
Consolidated Statements of Income for the years ended December 31, 1996,
 1995 and 1994...........................................................  F-12
Consolidated Statements of Shareholders' Equity for the years ended
 December 31, 1996, 1995 and 1994........................................  F-13
Consolidated Statements of Cash Flows for the years ended December 31,
 1996, 1995 and 1994.....................................................  F-14
Notes to Consolidated Financial Statements...............................  F-16
TEXSTAR NATIONAL BANK:
Balance Sheet at September 30, 1997 (unaudited)..........................  F-37
Statements of Income for the Nine Months Ended September 30, 1997 and
 1996 (unaudited)........................................................  F-38
Statements of Shareholders' Equity for the Nine Months Ended September
 30, 1997 (unaudited)....................................................  F-39
Statements of Cash Flows for the Nine Months Ended September 30, 1997 and
 1996 (unaudited)........................................................  F-40
Notes to Financial Statements............................................  F-41
Report of Independent Accountants........................................  F-45
Balance Sheets as of December 31, 1996, 1995.............................  F-46
Statements of Income for the years ended December 31, 1996 and 1995......  F-47
Statements of Stockholders' Equity as of December 31, 1996 and 1995......  F-48
Statements of Cash Flows for the years ended December 31, 1996 and 1995..  F-49
Notes to Financial Statements............................................  F-50

                           SURETY CAPITAL CORPORATION

                           CONSOLIDATED BALANCE SHEET
                         SEPTEMBER 30, 1997 (UNAUDITED)

                                                                  SEPTEMBER 30,
                                                                      1997
                                                                  -------------
ASSETS:
 Cash and due from banks......................................... $  6,671,815
 Federal funds sold..............................................   11,485,000
 Interest bearing deposits in financial institutions.............      190,000
 Investment securities:
  Available-for-sale.............................................   14,369,508
  Held-to-maturity...............................................   18,376,112
                                                                  ------------
    Total investment securities..................................   32,745,620
 Loans...........................................................  116,899,553
 Less: Unearned interest.........................................   (2,508,953)
    Allowance for credit losses..................................   (1,366,662)
                                                                  ------------
 Net loans.......................................................  113,023,938
 Premises and equipment, net.....................................    3,777,650
 Accrued interest receivable.....................................      855,707
 Other real estate and repossessed assets........................      130,992
 Other assets....................................................    2,022,647
 Excess of cost over fair value of net assets acquired, net of accumulated amortization
  of $1,109,716 at September 30, 1997............................    5,990,140
                                                                  ------------
    Total assets................................................. $176,893,509
                                                                  ============
LIABILITIES AND SHAREHOLDERS' EQUITY:
 Demand deposits................................................. $ 22,607,969
 Savings, NOW and money markets..................................   45,076,627
 Time deposits, $100,000 and over................................   21,631,301
 Other time deposits.............................................   65,683,422
                                                                  ------------
    Total deposits...............................................  154,999,319
 Accrued interest payable and other liabilities..................    1,087,832
                                                                  ------------
    Total liabilities............................................  156,087,151
                                                                  ------------
SHAREHOLDERS' EQUITY:
 Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued at
  September 30, 1997.............................................          --
 Common stock, $.01 par value, 20,000,000 shares authorized,
  5,786,171 shares
  issued at September 30, 1997, and 5,751,882 outstanding at
  September 30, 1997.............................................       57,862
 Additional paid-in capital......................................   16,850,067
 Retained earnings...............................................    3,982,998
 Stock rights issuable...........................................       57,862
 Treasury stock, 34,289 shares at September 30, 1997 carried at
  cost...........................................................     (172,828)
 Unrealized gain (loss) on available-for-sale securities, net of
  tax............................................................       30,397
                                                                  ------------
    Total shareholders' equity...................................   20,806,358
                                                                  ------------
    Total liabilities and shareholders' equity................... $176,893,509
                                                                  ============

   The accompanying notes are an integral part of the consolidated financial statements.

                           SURETY CAPITAL CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

                                                         NINE MONTHS ENDED
                                                    SEPTEMBER 30, SEPTEMBER 30,
                                                        1997          1996
                                                    ------------- -------------
                                                            (UNAUDITED)
Interest income:
  Commercial and real estate loans.................  $ 3,472,758   $ 3,245,672
  Consumer loans...................................      968,832     1,084,355
  Insurance premium financing......................    3,717,187     2,509,161
  Medical receivables factoring....................    1,713,678       843,071
  Federal funds sold...............................      323,455       875,221
  Investment securities:
    Taxable........................................    1,561,055     1,637,835
    Tax-exempt.....................................      237,685       243,673
  Interest bearing deposits........................       12,763        36,771
                                                     -----------   -----------
    Total interest income..........................   12,007,413    10,475,759
                                                     -----------   -----------
Interest expense:
  Savings, NOW and money market....................      937,393       760,635
  Time deposits, $100,000 and over.................      839,902       754,507
  Other time deposits..............................    2,512,759     2,439,884
  Other expense....................................          --          6,612
                                                     -----------   -----------
   Total interest expense..........................    4,290,054     3,961,638
                                                     -----------   -----------
    Net interest income before provision for credit
     losses........................................    7,717,359     6,514,121
                                                     -----------   -----------
Provision for credit losses........................      295,000        90,000
                                                     -----------   -----------
   Net interest income.............................    7,422,359     6,424,121
                                                     -----------   -----------
Noninterest income.................................    1,764,705     1,354,776
                                                     -----------   -----------
Noninterest expense:
  Salaries and employee benefits...................    3,392,296     3,153,119
  Occupancy and equipment..........................    1,123,513       933,008
  General and administrative.......................    2,265,249     1,965,581
                                                     -----------   -----------
    Total noninterest expense......................    6,781,058     6,051,708
                                                     -----------   -----------
      Income before income taxes...................    2,406,006     1,727,189
Income tax expenses:
  Current..........................................      874,917       593,972
                                                     -----------   -----------
    Net income.....................................  $ 1,531,089   $ 1,133,217
                                                     ===========   ===========
Net income per share of common stock...............  $      0.27   $      0.22
                                                     ===========   ===========
Weighted average shares outstanding................    5,751,212     5,262,716
                                                     ===========   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                           SURETY CAPITAL CORPORATION

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)

                                                                                         UNREALIZED
                                                                                           GAIN/
                            COMMON STOCK                                                 (LOSS) ON
                          ----------------- ADDITIONAL                STOCK              AVAILABLE-     TOTAL
                                      PAR     PAID-IN    RETAINED    RIGHTS   TREASURY    FOR-SALE  SHAREHOLDERS'
                           SHARES    VALUE    CAPITAL    EARNINGS   ISSUEABLE   STOCK    SECURITIES    EQUITY
                          --------- ------- ----------- ----------  --------- ---------  ---------- -------------
Balance at December 31,
 1996...................  5,763,737 $57,637 $16,752,003 $2,509,771            $ (74,539)  $(14,320)  $19,230,552
Stock Rights Issuable...                                   (57,862)  $57,862
Purchase of Treasury
 Stock (18,671 shares)..                                                        (98,289)                 (98,289)
Net Income..............                                 1,531,089                                     1,531,089
Exercise of stock
 options................     22,434     225      98,064                                                   98,289
Change in unrealized
 gain/(losses) on
 available-for-sale
 securities, net of tax,
 $19,800................                                                                    44,717        44,717
                          --------- ------- ----------- ----------   -------  ---------   --------   -----------
Balance at September 30,
 1997...................  5,786,171 $57,862 $16,850,067 $3,982,998   $57,862  $(172,828)  $ 30,397   $20,806,358
                          ========= ======= =========== ==========   =======  =========   ========   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                           SURETY CAPITAL CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

                                                          SEPTEMBER 30,
                                                    --------------------------
                                                        1997          1996
                                                    ------------  ------------
                                                           (UNAUDITED)
Cash flows from operating activities:
  Net income....................................... $  1,531,089  $  1,133,217
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Provision for credit losses....................      295,000        90,000
    Provision for depreciation.....................      510,022       457,502
    Amortization of intangible assets..............      390,428       182,849
    Gain on sale of available-for-sale securities..      (10,379)
    Gain on sale or disposal of assets.............     (110,888)
    Net (decrease) increase in unearned interest on
     loans.........................................      (35,850)      451,427
    Net increase (decrease) in other assets........      194,218      (103,009)
    Net decrease in accrued interest payable and
     other liabilities.............................     (450,385)     (243,238)
                                                    ------------  ------------
      Net cash provided by operating activities....    2,313,255     1,968,748
                                                    ------------  ------------
Cash flows from investing activities:
  Net increase in loans............................   (9,056,707)  (14,059,111)
  Payments received on purchased medical claims
   receivables.....................................   14,899,958    13,278,557
  Purchases of medical claims receivables..........  (18,753,754)  (10,404,482)
  Purchases of available-for-sale securities.......   (5,973,016)   (7,239,958)
  Proceeds from sales of available-for-sale
   securities......................................    2,948,507
  Proceeds from maturities of available-for-sale
   securities......................................    4,951,170     4,883,718
  Purchases of held-to-maturity securities.........                 (2,977,925)
  Proceeds from maturities of held-to-maturity
   securities......................................    4,185,158     8,495,145
  Proceeds from maturities of interest bearing
   deposits in financial institutions..............       95,842     1,034,216
  Proceeds from sale of bank premises and
   equipment.......................................      119,780
  Purchases of bank premises and equipment.........     (362,352)     (429,747)
  Proceeds from sale of other real estate and
   repossessed assets..............................      613,539
  Direct cost incurred for bank acquisition........                   (106,113)
  Net cash acquired through acquisition............                  3,876,901
                                                    ------------  ------------
      Net cash used in investing activities........   (6,331,875)   (3,648,799)
                                                    ------------  ------------
Cash flows from financing activities:
  Net decrease in deposits.........................     (691,022)   (6,555,012)
  Principal payments on notes payable..............                   (375,000)
  Purchase of treasury stock.......................      (98,289)      (23,709)
  Exercise of stock options........................       98,289        23,712
  Proceeds from the sale of stock..................                  7,452,098
                                                    ------------  ------------
      Net cash (used in) provided by financing
       activities..................................     (691,022)      522,089
                                                    ------------  ------------
Net decrease in cash and cash equivalents..........   (4,709,642)   (1,157,962)
Beginning cash and cash equivalents................   22,866,457    23,217,018
                                                    ------------  ------------
Ending cash and cash equivalents................... $ 18,156,815  $ 22,059,056
                                                    ============  ============

   The accompanying notes are an integral part of the consolidated financial statements.

                           SURETY CAPITAL CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

                                                            SEPTEMBER 30,
                                                       -----------------------
                                                          1997        1996
                                                       ---------- ------------
                                                             (UNAUDITED)
Supplemental schedule of noncash investing and
 financing activities:
  Transfers of repossessed collateral to other
   assets............................................. $  750,739
  Transfer of loans to other assets................... $1,088,497
  Additions to loans to facilitate the sale of other
   real estate and other assets....................... $  344,907
  Adjustments to other assets subsequent to
   acquisition........................................ $  141,955
  Declaration of stock dividend....................... $   57,862
Net cash acquired through acquisitions:
  Interest bearing deposits in financial
   institutions.......................................            $    274,242
  Investment securities...............................              21,214,629
  Net loans...........................................              18,476,948
  Premises and equipment, net.........................               1,270,401
  Other assets........................................                 896,832
  Excess of cost over fair value of net assets
   acquired...........................................               3,881,881
  Deposits............................................             (49,237,113)
  Other liabilities...................................                (654,721)
                                                                  ------------
Net cash acquired through acquisitions................            $ (3,876,901)
                                                                  ============

   The accompanying notes are an integral part of the consolidated financial statements.

                          SURETY CAPITAL CORPORATION
             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation:

  The financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These condensed financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's latest annual report on Form 10-K. In the opinion of the Company, all adjustments consisting only of normal recurring adjustments necessary to present fairly the financial position of the Company as of September 30, 1997, and the results of its operations and its cash flows for the indicated periods have been included. The results of operations for such interim period are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 1997.

2. Loans, net:

  At September 30, 1997, the loan portfolio was composed of the following:

                                                                  SEPTEMBER 30,
                                                                      1997
                                                                  -------------
   Insurance premium financing................................... $ 46,111,636
   Installment loans.............................................   10,316,265
   Commercial loans..............................................   22,715,798
   Real estate loans.............................................   27,255,527
   Medical claims receivable.....................................   10,500,327
                                                                  ------------
     Total gross loans...........................................  116,899,553
   Unearned interest.............................................   (2,508,953)
   Allowance for credit losses...................................   (1,366,662)
                                                                  ------------
       Loans, net................................................ $113,023,938
                                                                  ============

  Activity in the allowance for credit losses is as follows:

                                                      NINE MONTHS   NINE MONTHS
                                                         ENDED         ENDED
                                                     SEPTEMBER 30, SEPTEMBER 30,
                                                         1997          1996
                                                     ------------- -------------
   Beginning balance................................  $1,284,774    $  702,927
   Provision for credit losses......................     295,000        90,000
   Bank acquisition.................................                   614,700
   Loans charged off, net of recoveries.............    (213,112)     (115,438)
                                                      ----------    ----------
   Ending balance...................................  $1,366,662    $1,292,189
                                                      ==========    ==========

  Loans on which the accrual of interest has been discontinued amounted to approximately $126,000 and $144,000 at September 30, 1997 and December 31, 1996, respectively.

  At September 30, 1997, the Company's recorded investment in loans for which impairment has been recognized in accordance with Statement of Financial Accounting Standards No. 114, "Accounting by Creditors

   The accompanying notes are an integral part of the consolidated financial statements.

                          SURETY CAPITAL CORPORATION
for Impairment of a Loan," ("SFAS 114") consists primarily of commercial loans and installment loans as follows:

                                                                 SEPTEMBER 30,
                                                                     1997
                                                                 -------------
   Impaired loans...............................................  $10,356,686
   Impaired loans with related allowance calculated under SFAS
    114.........................................................    9,165,643
   Allowance on impaired loans calculated under SFAS 114........      853,522
   Impaired loans with no allowance calculated under SFAS 114...    1,191,043
                                                                 FOR THE NINE
                                                                 MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                                     1997
                                                                 -------------
   Average impaired loans.......................................    7,651,462
   Interest income recognized on impaired loans.................      694,370

  As of September 30, 1997, there were no commitments to lend additional funds for loans considered impaired.

3. Stock Option Plans:

  The Company has two long-term incentive stock option plans for key senior officers of the Company. The stock option plans provide these key employees with options to purchase shares of the Company's Common Stock at an exercise price equal to the fair market value of such Common Stock on the date of grant. On July 16, 1996, the Company adopted a stock option plan for directors of the Company who are not employees of the Company. This plan is a formula plan pursuant to which annual options to purchase 2,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of such Common Stock on the date of the grant are automatically granted to each non-employee director of the Company.

STOCKHOLDERS' RIGHTS AGREEMENT:

  Pursuant to the Surety Capital Corporation Rights Agreement dated as of June 17, 1997 between the Company and Securities Transfer Corporation, as Rights Agent, the Company declared a dividend of one right (a "Right") for each outstanding share of common stock, $0.01 par value, of the Company (the "Common Stock") to stockholders of record at the close of business on June 6, 1997.

  Each Right initially entitles stockholders to buy one share of Common Stock at an exercise price of $50.00 (the "Purchase Price"). The rights will be exercisable only if a person or group acquires 15% or more of the Common Stock or announces a tender offer the consummation of which would result in ownership by such person or group of 15% or more of the Common Stock. The Company will be entitled to redeem the Rights at $0.0001 per Right at any time prior to the tenth day after a person or group acquires 15% or more of the Common Stock, other than pursuant to a transaction approved by the Board. The Rights are redeemable even after a 15% or more acquisition, if the Board so determines, in connection with a merger of the Company with a "white knight" and under other circumstances.

  In the event of a 15% or more acquisition, each Right will entitle its holder to purchase that number of shares of Common Stock equal to the result obtained by dividing the Purchase Price by 50% of the then current market price of the Common Stock.

   The accompanying notes are an integral part of the consolidated financial statements.

                          SURETY CAPITAL CORPORATION

  If the Company, or any subsidiary of the Company, is acquired in a merger or other business combination transaction in which the Common Stock is exchanged or changed, or 50% or more of The Company's assets or earning power are sold, each Right will entitle its holder to purchase that number of shares of common stock of the surviving or acquiring entity equal to the result obtained by dividing the Purchase Price by 50% of the then current market price of the common stock of the surviving or acquiring entity.

5. Other Receivables:

  The Bank has learned that a number of insurance premium finance agreements on which it has made loans may be fictitious or forged. The matter is under continuing investigation by state and federal authorities. All of the loans originated through two insurance agencies. The total unpaid balance of all of the loans in question is approximately $1.1 million. This amount has been reclassified from loans to other receivables. This amount will remain in a non-accrual account until collected and will be classified as a nonperforming asset. The Bank has commenced legal action against the parties believed to be responsible. Management believes it has meritorious avenues of collection and no material losses are expected.

6. Subsequent Events:

  On October 10, 1997 the Company and Surety Bank entered into an agreement to acquire TexStar National Bank ("TexStar"), located in University City, Texas. The purchase price for TexStar is projected to be approximately $19.59 per share of TexStar common stock outstanding (total cash consideration: approximately $9,500,000), which will be paid to the shareholders of TexStar in connection with the merger of TexStar with and into Surety Bank.

  As of September 30, 1997, TexStar had total assets of $73,635,427, total deposits of $65,681,173, total loans of $32,551,203, total equity of $5,647,545 and year to date net income of $394,682. TexStar has five full-service banking facilities located primarily in suburban areas northeast of San Antonio, Texas.

  The completion of the merger will result in Surety Bank increasing its asset size to approximately $250,000,000. This will represent an approximate 43% increase in asset size. The completion of the merger is subject to a number of contingencies, including regulatory approvals by applicable banking authorities, due diligence review by Surety Bank of TexStar's business operations, the raising of sufficient funds by Surety Capital to facilitate the transaction, approval by TexStar's shareholders, and other matters. If consummated, the transaction is expected to close on or before March 31, 1998.

   The accompanying notes are an integral part of the consolidated financial statements.

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Shareholders
 Surety Capital Corporation
 Fort Worth, Texas

  We have audited the accompanying consolidated balance sheets of Surety Capital Corporation as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Surety Capital Corporation as of December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

  As discussed in Note 2 to the consolidated financial statements, Surety Capital Corporation changed its method of accounting for investment securities in 1994.

                                          Coopers & Lybrand L.L.P.

Fort Worth, Texas
January 21, 1997

   The accompanying notes are an integral part of the consolidated financial statements.

                           SURETY CAPITAL CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                                    DECEMBER 31,  DECEMBER 31,
                                                        1996          1995
                                                    ------------  ------------
ASSETS:
  Cash and due from banks.......................... $  6,094,457  $  4,727,018
  Federal funds sold...............................   16,772,000    18,490,000
  Interest bearing deposits in financial institu-
   tions...........................................      285,842     1,046,297
  Investment securities:
    Available-for-sale.............................   16,221,273    10,128,157
    Held-to-maturity...............................   22,561,270    13,780,538
                                                    ------------  ------------
      Total investment securities..................   38,782,543    23,908,695
  Loans............................................  105,696,491    68,991,700
  Less: Unearned interest..........................   (2,544,803)   (1,889,461)
  Allowance for credit losses......................   (1,284,774)     (702,927)
                                                    ------------  ------------
    Loans, net.....................................  101,866,914    66,399,312
    Premises and equipment, net....................    3,970,193     2,775,688
    Accrued interest receivable....................    1,083,336       781,031
    Other real estate and repossessed assets.......      738,198        85,528
    Other assets...................................      607,214       467,147
    Excess of cost over fair value of net assets
     acquired, net of Accumulated amortization of
     $719,288 and $359,572 at
    December 31, 1996 and 1995, respectively.......    6,238,613     2,658,557
                                                    ------------  ------------
      Total assets................................. $176,439,310  $121,339,273
                                                    ============  ============
LIABILITIES AND SHAREHOLDERS' EQUITY:
  Demand deposits.................................. $ 23,878,744  $ 13,182,888
  Savings, NOW and money markets...................   48,372,642    30,612,855
  Time deposits, $100,000 and over.................   20,276,235    15,472,674
  Other time deposits..............................   63,162,720    50,330,085
                                                    ------------  ------------
      Total deposits...............................  155,690,341   109,598,502
  Note payable.....................................                    375,000
  Accrued interest payable and other liabilities...    1,518,417     1,071,299
                                                    ------------  ------------
      Total liabilities............................  157,208,758   111,044,801
                                                    ------------  ------------
Commitments and contingent liabilities (Notes 10 &
 16)
Shareholders' equity:
  Preferred stock, $.01 par value, 20,000,000
   shares authorized, none issued at December 31,
   1996 and 1995
    Common stock, $.01 par value, 20,000,000 shares
     authorized, 5,763,737 and 3,516,595 shares
     issued at December 31, 1996 and 1995,
     respectively, and 5,748,119 and 3,506,429
     outstanding at December 31, 1996 and 1995,
     respectively..................................       57,637        35,166
    Additional paid-in capital.....................   16,752,003     9,356,469
    Retained earnings..............................    2,509,771       811,784
    Treasury stock, 15,618 and 10,166 shares car-
     ried at cost at December 31, 1996 and 1995,
     respectively..................................      (74,539)      (50,830)
    Unrealized gain/(loss) on available-for-sale
     securities, net of tax........................      (14,320)      141,883
                                                    ------------  ------------
    Total shareholders' equity.....................   19,230,552    10,294,472
                                                    ------------  ------------
      Total liabilities and shareholders' equity... $176,439,310  $121,339,273
                                                    ============  ============

   The accompanying notes are an integral part of the consolidated financial statements.

                           SURETY CAPITAL CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                1996        1995       1994
                                             ----------- ---------- ----------
Interest income:
  Commercial and real estate loans.......... $ 5,772,065 $3,664,124 $1,422,911
  Consumer loans............................   1,444,189  1,198,632  1,059,188
  Insurance premium financing...............   3,563,467  2,739,060  2,172,038
  Federal funds sold........................   1,078,618    657,809    302,621
  Investment securities
    Taxable.................................   2,165,301    905,046    338,286
    Tax-exempt..............................     324,605    268,702     23,792
  Interest bearing deposits.................      42,117    101,408     68,173
                                             ----------- ---------- ----------
      Total interest income.................  14,390,362  9,534,781  5,387,009
                                             ----------- ---------- ----------
Interest expense:
  Savings, NOW and money market.............   1,056,884    805,514    353,123
  Time deposits, $100,000 and over..........   1,106,754    792,098    362,700
  Other time deposits.......................   3,191,439  1,957,288    760,833
  Other expense.............................       6,612    122,579     11,075
                                             ----------- ---------- ----------
      Total interest expense................   5,361,689  3,677,479  1,487,731
                                             ----------- ---------- ----------
      Net interest income before provision
       for credit losses....................   9,028,673  5,857,302  3,899,278
Provision for credit losses.................     135,000     60,000    106,899
                                             ----------- ---------- ----------
      Net interest income...................   8,893,673  5,797,302  3,792,379
                                             ----------- ---------- ----------
Noninterest income..........................   1,877,454  1,419,067  1,160,007
                                             ----------- ---------- ----------
Noninterest expense:
  Salaries and employee benefits............   4,244,874  2,923,118  2,201,188
  Occupancy and equipment...................   1,244,551    907,286    669,936
  General and administrative................   2,645,587  2,048,148  1,590,814
                                             ----------- ---------- ----------
      Total noninterest expense.............   8,135,012  5,878,552  4,461,938
                                             ----------- ---------- ----------
      Income before income taxes............   2,636,115  1,337,817    490,448
Income tax expenses:
  Current...................................     938,128    263,007     36,697
  Deferred..................................           0    187,924    (19,009)
                                             ----------- ---------- ----------
      Net income............................ $ 1,697,987 $  886,886 $  472,760
                                             =========== ========== ==========
Net income per share of common stock........ $       .32 $      .27 $      .20
                                             =========== ========== ==========
Weighted average shares outstanding.........   5,389,366  3,279,448  2,393,841
                                             =========== ========== ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                           SURETY CAPITAL CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                             UNREALIZED
                                                                               GAIN/
                           COMMON STOCK                                      (LOSS) ON
                         ----------------- ADDITIONAL   RETAINED             AVAILABLE-      TOTAL
                                     PAR     PAID-IN    EARNINGS   TREASURY   FOR-SALE   SHAREHOLDERS'
                          SHARES    VALUE    CAPITAL   (DEFICIT)    STOCK    SECURITIES     EQUITY
                         --------- ------- ----------- ----------  --------  ----------  ------------- ---
Balance at December 31,
 1993................... 2,273,487 $22,734 $ 5,806,116 $ (547,862)      --         --     $ 5,280,988
Sale of Common Stock....   767,342   7,674   2,307,098        --        --         --       2,314,772
Net Income..............       --      --          --     472,760       --         --         472,760
Unrealized loss on
 available-for-sale
 securities, net of tax
 of $1,462..............       --      --          --         --        --   $  (2,839)        (2,839)
                         --------- ------- ----------- ----------  --------  ---------    -----------
Balance at December 31,
 1994................... 3,040,829  30,408   8,113,214    (75,102)      --      (2,839)     8,065,681
                         --------- ------- ----------- ----------  --------  ---------    -----------
Sale of Common Stock....   459,500   4,595   1,192,587        --        --         --       1,197,182
Purchase of Treasury
 Stock..................       --      --          --         --   $(50,830)       --         (50,830)
Net Income..............       --      --          --     886,886       --         --         886,886
Exercise of stock
 options................    16,266     163      50,668        --        --         --          50,831
Change in unrealized
 gain/(losses) on
 available-for-sale
 securities, net of tax
 of $74,544.............       --      --          --         --        --     144,722        144,722
                         --------- ------- ----------- ----------  --------  ---------    -----------
Balance at December 31,
 1995................... 3,516,595  35,166   9,356,469    811,784   (50,830)   141,883     10,294,472
                         --------- ------- ----------- ----------  --------  ---------    -----------
Sale of Common Stock.... 2,239,218  22,392   7,371,901        --        --         --       7,394,293
Purchase of Treasury
 Stock..................       --      --          --         --    (23,709)       --         (23,709)
Net Income..............       --      --          --   1,697,987       --         --       1,697,987
Exercise of stock
 options................     7,924      79      23,633        --        --         --          23,712
Change in unrealized
 gain/(losses) on
 available-for-sale
 securities, net of tax
 of $81,147.............       --      --          --         --        --    (156,203)      (156,203)
                         --------- ------- ----------- ----------  --------  ---------    -----------
Balance at December 31,
 1996................... 5,763,737 $57,637 $16,752,003 $2,509,771  $(74,539) $ (14,320)   $19,230,552
                         ========= ======= =========== ==========  ========  =========    ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                           SURETY CAPITAL CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                  DECEMBER 31,
                                     -----------------------------------------
                                         1996           1995          1994
                                     -------------  ------------  ------------
Cash flows from operating activi-
 ties:
  Net income........................ $   1,697,987  $    886,886  $    472,760
  Adjustments to reconcile net in-
   come to net cash provided by op-
   erating activities:
    Provision for credit losses.....       135,000        60,000       106,899
    Provision for depreciation......       573,745       500,725       330,644
    Amortization of intangible as-
     sets...........................       359,717       184,332        51,201
    Gain on sale or disposal of as-
     sets...........................       (22,879)       (8,477)      (15,508)
    Net increase in unearned inter-
     est on loans...................       655,342       382,618       136,614
    Net (decrease) increase in other
     assets.........................        14,925      (353,503)     (220,707)
    Net (decrease) increase in ac-
     crued interest payable and
     other liabilities..............      (101,725)      411,209      (122,438)
                                     -------------  ------------  ------------
      Net cash provided by operating
       activities...................     3,312,112     2,063,790       739,465
                                     -------------  ------------  ------------
Cash flows from investing activi-
 ties:
  Net increase in loans.............   (15,070,139)   (1,486,861)   (7,760,672)
  Payments received on purchased
   medical claims receivables.......    14,229,677    15,716,784    12,290,141
  Purchases of medical claims
   receivables......................   (17,480,467)  (16,688,775)  (11,229,044)
  Purchases of available-for-sale
   securities.......................    (7,239,958)   (7,356,633)
  Proceeds from sales of available-
   for-sale securities..............                   4,736,638
  Proceeds from maturities of
   available-for-sale securities....       909,492     2,670,121       169,971
  Purchases of held-to-maturity
   securities.......................    (3,081,744)   (7,048,483)     (316,276)
  Proceeds from maturities of held-
   to-maturity securities...........    15,515,641     2,808,990     4,556,981
  Purchases of interest bearing
   deposits in financial
   institutions.....................                     (99,081)      500,000
  Proceeds from maturities of
   interest bearing deposits in
   financial institutions...........     1,034,697       576,972       712,743
  Purchases of bank premises and
   equipment........................      (518,010)     (609,135)     (420,487)
  Proceeds from sales of bank
   premises and equipment...........         4,437         6,000        16,308
  Proceeds from sale of other real
   estate and repossessed assets....       428,217       507,208
  Net cash acquired in
   acquisitions.....................     3,731,462    15,370,125     2,509,161
                                     -------------  ------------  ------------
      Net cash (used in) provided by
       investing activities.........    (7,536,695)    9,103,870     1,028,826
                                     -------------  ------------  ------------
Cash flows from financing activi-
 ties:
  Net (decrease) increase in
   deposits.........................    (3,145,274)    1,032,815    (1,525,190)
  Proceeds from issuance of note
   payable..........................                                 1,750,000
  Principal payments on note
   payable..........................      (375,000)   (1,375,000)
  Purchase of treasury stock........       (23,709)      (50,830)
  Exercise of stock options.........        23,712        50,831
  Proceeds from the sale of stock...     7,394,293     1,197,182     2,314,772
                                     -------------  ------------  ------------
      Net cash provided by financing
       activities...................     3,874,022       854,998     2,539,582
                                     -------------  ------------  ------------
Net (decrease) increase in cash and
 cash equivalents...................      (350,561)   12,022,658     4,307,873
Beginning cash and cash equiva-
 lents..............................    23,217,018    11,194,360     6,886,487
                                     -------------  ------------  ------------
Ending cash and cash equivalents.... $  22,866,457  $ 23,217,018  $ 11,194,360
                                     =============  ============  ============

   The accompanying notes are an integral part of the consolidated financial statements.

                           SURETY CAPITAL CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                   DECEMBER 31,
                                      ----------------------------------------
                                          1996          1995          1994
                                      ------------  ------------  ------------
Supplemental disclosure:
  Cash paid during the period for in-
   terest............................ $  5,190,521  $  3,421,225  $  1,339,223
  Cash paid during the period for
   federal income taxes.............. $    545,000  $     22,733  $     12,000
Supplemental schedule of noncash
 investing and financing activities:
  Transfers of repossessed collateral
   to other assets................... $    752,648  $    457,483  $    241,189
  Additions to loans to facilitate
   the sale of OREO and other
   assets............................ $    212,715                $    162,385
Supplemental schedule of investing
 activities:
  Interest bearing deposits in finan-
   cial institutions................. $    274,242                $  1,588,931
  Investment securities..............   21,214,629                  16,196,901
  Loans, net.........................   18,476,948  $    875,159    26,363,109
  Premises and equipment, net........    1,270,401       273,677       999,713
  Other assets.......................      959,648         6,569       474,002
  Excess of cost over fair value of
   net assets acquired...............    3,939,773       151,365     2,239,171
  Deposits...........................  (49,237,113)  (16,538,565)  (49,956,393)
  Other liabilities..................     (629,990)     (138,330)     (414,595)
                                      ------------  ------------  ------------
Net cash acquired in acquisitions.... $ (3,731,462) $(15,370,125) $ (2,509,161)
                                      ============  ============  ============

   The accompanying notes are an integral part of the consolidated financial statements.

                          SURETY CAPITAL CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation:

  The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Surety Bank, National Association (the "Bank"), which was acquired on December 30, 1989. All significant intercompany accounts and transactions have been eliminated in consolidation.

2. Summary of Significant Accounting Policies:

 Cash and Cash Equivalents

  For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are sold for one day periods.

 Investment Securities

  Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). This statement addresses the accounting and reporting for investments in debt and equity securities that have readily determined fair values.

  Management determines the appropriate classification of securities at the time of purchase. If the securities are purchased with the positive intent and the ability to hold the securities until maturity, they are classified as held-to-maturity and carried at historical cost, adjusted for amortization of premiums and accretion of fees and discounts using a method that approximates the interest method. Securities to be held for indefinite periods of time are classified as available-for-sale and carried at fair value. Unrealized gains and losses, net of taxes, related to securities available-for-sale are recorded as a separate component of shareholders' equity. Securities purchased and held principally for the purpose of selling them in the near term are classified as trading. The Company had no securities classified as trading as of December 31, 1996 or 1995. The cost of securities sold is based on the specific identification method.

 Loans and Allowance for Credit Losses

  Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for credit losses, and deferred fees or costs on originated loans. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Loans are stated at the amount of unpaid principal, reduced by unearned interest and an allowance for credit losses. The allowance for credit losses is established through a provision for credit losses charged against current earnings.

  A loan is considered impaired if, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal and interest when due, according to the contracted terms of the loan agreement. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. The measurement of impaired loans and the related allowance for credit losses is generally based on the fair value of the collateral. Smaller balance homogenous loans consisting of residential mortgages and consumer loans are evaluated for reserves collectibility based on historical loss experience. Loans are charged against the allowance for credit losses when management believes that the collectibility of the principal is unlikely.

                          SURETY CAPITAL CORPORATION

  The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income subsequently recognized only to the extent cash payments are received.

  Interest income on insurance premium financing loans and installment loans is recognized by a method which approximates the interest method. Interest income on commercial and real estate loans is accrued daily on the amount of outstanding principal. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that a borrower's financial condition is such that collection of interest and principal is doubtful. Management evaluates the book value (including accrued interest) and collateral value on loans placed on nonaccrual status and provides specific allowance for credit losses as deemed appropriate.

 Premises and Equipment

  Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method at rates sufficient to amortize the cost over the estimated lives of the assets. Expenditures for repairs and maintenance are expensed as incurred, and renewals and betterments that extend the lives of assets are capitalized. Cost and accumulated depreciation are eliminated from the accounts when assets are sold or retired and any resulting gain or loss is reflected in operations in the year of disposition.

 Other Real Estate and Repossessed Assets

  Real estate properties acquired through, or in lieu, of loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Any write down to fair market value at the date of acquisition is charged against the allowance for credit losses. Any subsequent write-downs are reflected in operations.

 Income Per Share

  Net income per share of common stock is computed based upon the weighted average number of shares of common stock outstanding during the years ended December 31, 1996, 1995 and 1994.

 Income Taxes

  The Company's method of accounting for income taxes utilized an asset and liability approach for financial statement purposes. The types of differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to significant portions of deferred income tax liabilities or assets include: allowances for possible credit losses, property and equipment, investment securities and net operating loss carryforwards.

 Purchase Method of Accounting

  Net assets acquired in purchase transactions are recorded at their fair value at the date of acquisition. The excess of the purchase price over the fair value of net assets acquired is amortized on a straight-line basis, generally over a 15 year period. The Company continually re-evaluates the propriety of the carrying amount of such intangible assets as well as its amortization period, to determine whether current events and circumstances warrant adjustments to the carrying value and/or revised estimates of the period of benefit. At this time, the Company believes that no significant impairment of such intangible asset has occurred and that no reduction of amortization period is warranted.

                          SURETY CAPITAL CORPORATION

 Fair Values of Financial Instruments

  The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein:

  Cash and short-term instruments. The carrying amounts of cash and short-term instruments approximate their fair value.

  Available-for-sale and held-to-maturity securities. Fair values for securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate their fair values.

  Loans receivable. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

  Deposit liabilities. The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit (CDs) approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

  Accrued interest. The carrying amounts of accrued interest approximate their fair values.

  Off-balance sheet instruments. Fair values for off-balance sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Recent Accounting Pronouncements

  In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS 125). This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This Statement requires that after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. In December 1996, the FASB issued Statement of Financial Accounting Standards No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125. This Statement deferred the effective date of

                          SURETY CAPITAL CORPORATION

FASB Statement No. 125 for secured lending, repurchase agreement, dollar-roll, securities lending, and similar transactions to transactions occurring after December 31, 1997.

  In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, Earnings per Share (FAS 128). FAS 128 simplifies the standards for computing earnings per share (EPS) previously found in APB Opinion No. 15, Earnings per Share (Opinion 15), and make them comparable to international EPS standards. FAS 128 replaces the presentation of primary EPS with a presentation of basic EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to Opinion 15. FAS 128 also requires dual presentation of basic and diluted EPS on the face of the income statement for entities with complex capital structures and a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. FAS 128 is effective for financial statements issued for periods ending after December 31, 1997, including interim periods; earlier application is not permitted. FAS 128 requires restatement of all prior-period EPS data presented.

  In February 1997, the FASB issued Statement of Financial Accounting Standards No. 129, Disclosure of Information About Capital Structure (FAS
129). FAS 129 establishes standards for disclosing information about an entity's capital structure, including the pertinent rights and privileges of various securities outstanding. FAS 129 is effective for financial statements issued for periods ending after December 15, 1997.

  Management believes that the adoption of these pronouncements will not have a material impact on the financial statements of the Company.

3. Acquisitions:

BANK ONE, TEXAS, NATIONAL ASSOCIATION BRANCH IN WAXAHACHIE, TEXAS

  On September 28, 1995 the Bank acquired certain assets (principally cash) and assumed certain liabilities (principally customer deposits) relating to the branch of Bank One, Texas, National Association (Bank One) located in Waxahachie, Texas (the Waxahachie Branch). The Bank financed the acquisition through the use of internally-generated funds.

  At the closing, the Bank assumed deposits and other liabilities totaling approximately $16,539,000. In addition, the Bank acquired certain small business and consumer loans totaling approximately $875,000, certain real property, furniture and equipment totaling approximately $274,000, and cash and other assets totaling approximately $15,426,000. After paying a deposit premium of two percent (2%) on the deposits assumed totaling approximately $331,000, the Bank received approximately $15,419,000 in cash from Bank One as consideration for the net deposit liabilities assumed. The Waxahachie Branch and deposits acquired in the acquisition have been incorporated into the Bank's existing branch network.

FIRST NATIONAL BANK, MIDLOTHIAN, TEXAS

  On February 28, 1996 the Company completed a primary and secondary offering of its Common Stock. The offering was underwritten by Hoefer & Arnett, Incorporated, a San Francisco investment banking firm. A total of 2,388,759 shares of Common Stock were sold in the offering at a price of $3.75 per share, including 288,759 shares of Common Stock sold as an over-allotment and 174,939 shares of Common Stock held by a shareholder of the Company. The proceeds from this offering were used by the Company to finance the

                          SURETY CAPITAL CORPORATION
acquisition of First National Bank, Midlothian, Texas, to retire the Company's outstanding bank debt and for general corporate purposes.

  On February 29, 1996 the Company completed the acquisition of First Midlothian Corporation, a Texas bank holding company located in Midlothian, Texas (First Midlothian), and its wholly owned subsidiary, First National Bank, Midlothian, Texas ("First National").

  With the completion of this acquisition, the Bank increased its asset size by approximately 42%. In the transaction, a subsidiary of the Bank was first merged with and into First Midlothian, pursuant to which merger the shareholders of First Midlothian received cash in exchange for their shares of capital stock of First Midlothian in an amount equal to approximately one hundred fifty percent (150%) of the book value of First National. The Bank paid $5,976,000 to the shareholders of First National in exchange for all of the issued and outstanding shares of common stock of First National plus an additional $619,707 to repay in full all outstanding debentures of First Midlothian. The purchase of First National resulted in cost in excess of net assets acquired amounting to $2,553,638, which is being amortized on a straight line basis over a 15-year period. The assets and liabilities of First National have been recorded at their fair values as of February 29, 1996. Purchase accounting mark-to-market adjustments for the purchase of First National resulted in a net increase in assets of $268,818. Immediately following the merger, First National and the Bank consolidated under the charter of the Bank. The acquisition has been accounted for as a purchase in the accompanying consolidated financial statements.

  Included in the accompanying consolidated financial statements are the following amounts for First National as of December 31, 1996 and for the twelve months ended December 31, 1996:

   Balance sheet data:
     Cash and due from banks....................................... $   310,442
     Federal funds sold............................................  12,000,000
     Investment securities.........................................  15,246,465
     Net loans.....................................................  14,942,495
     Premises and equipment, net...................................   1,395,777
     Accrued interest receivable...................................     106,788
     Other assets..................................................     589,064
                                                                    -----------
     Total assets.................................................. $44,591,031
                                                                    ===========
     Deposits...................................................... $43,980,472
     Accrued interest payable......................................     264,692
   Income statement data:
     Total interest income......................................... $ 2,382,278
     Total interest expense........................................   1,163,786
     Other income..................................................     312,154
     Noninterest expense...........................................   1,276,156
                                                                    -----------
     Net income.................................................... $   254,490
                                                                    ===========

  The consolidated results of operations include the operations of First National subsequent to March 1, 1996. The unaudited pro forma information for the twelve months ended December 31, 1996 and the unaudited pro forma information for the twelve months ended December 31, 1995, presented below, reflect the acquisition of First National as if it had been acquired as of January 1, 1995. Pro forma adjustments consisting of a provision for income taxes and interest expense have been made to properly reflect the unaudited pro forma information.

                          SURETY CAPITAL CORPORATION

                                       TWELVE MONTHS ENDED TWELVE MONTHS ENDED
                                        DECEMBER 31, 1996   DECEMBER 31, 1995
                                       ------------------- -------------------
   Interest income....................     $14,998,219         $13,179,319
   Net income.........................       1,274,313           1,128,635
   Net income per share of common
    stock.............................     $      0.22         $      0.20

PROVIDERS FUNDING CORPORATION

  On March 15, 1996, the Bank completed the acquisition of Providers Funding Corporation ("PFC"), a Dallas-based medical claims servicing company. The acquisition was accomplished through the purchase of certain assets consisting of accounts receivable along with certain furniture and equipment and the assumption of certain liabilities of PFC by the Bank. The Bank used cash on hand in the amount of $1,000,000 to fund this purchase (before deducting the then outstanding balance of principal plus interest on the indebtedness of PFC to the Bank). The Bank also entered into non-competition and confidentiality agreements with certain principals of PFC in consideration for which the Company issued 25,398 shares of Common Stock of the Company to such principals. The purchase of PFC resulted in cost in excess of net assets acquired amounting to $1,338,364 and is being amortized on a straight line basis over a 15-year period. Due to the short term nature of the receivables (average life of 90 days) and the short term nature of the liabilities (less than 30 days), no purchase accounting mark-to-market adjustments were necessary. The acquisition has been accounted for as a purchase in the accompanying consolidated financial statements. The Bank operates PFC as a division titled "Providers Funding, a division of Surety Bank, N.A."

4. Investment Securities:

  Investment securities consisted of the following at December 31, 1996 and 1995:

December 31, 1996:

                                               GROSS      GROSS     ESTIMATED
                                  AMORTIZED  UNREALIZED UNREALIZED    FAIR
                                    COST       GAINS      LOSSES      VALUE
                                 ----------- ---------- ---------- -----------
AVAILABLE-FOR-SALE:
U.S. Treasury................... $ 5,193,782  $ 15,122             $ 5,208,904
Obligations of other U.S.
 Government agencies and
 corporations...................   9,423,964    39,027   $74,887     9,388,104
State and county municipals.....     409,498        15     6,408       403,105
Mortgage-backed securities......     173,513     4,755                 178,268
Other securities................   1,042,892                         1,042,892
                                 -----------  --------   -------   -----------
  Total available-for-sale...... $16,243,649  $ 58,919   $81,295   $16,221,273
                                 ===========  ========   =======   ===========
HELD-TO-MATURITY:
U.S. Treasury................... $ 3,001,104  $  4,216             $ 3,005,320
Obligations of other U.S.
 Government agencies and
 corporations...................  14,149,123    42,723   $15,697    14,176,149
State and county municipals.....   5,025,972   170,621       238     5,196,355
Mortgage-backed securities......     385,071       357                 385,428
                                 -----------  --------   -------   -----------
  Total held-to-maturity........ $22,561,270  $217,917   $15,935   $22,763,252
                                 ===========  ========   =======   ===========

                          SURETY CAPITAL CORPORATION

December 31, 1995:

                                               GROSS      GROSS     ESTIMATED
                                  AMORTIZED  UNREALIZED UNREALIZED    FAIR
                                    COST       GAINS      LOSSES      VALUE
                                 ----------- ---------- ---------- -----------
AVAILABLE-FOR-SALE:
U.S. Treasury................... $   485,991  $ 11,978             $   497,969
Obligations of other U.S.
 Government agencies and
 corporations...................   8,525,194   199,736               8,724,930
State and county municipals.....     411,394       338   $ 7,475       404,257
Mortgage-backed securities......     209,529    10,397                 219,926
Other securities................     281,075                           281,075
                                 -----------  --------   -------   -----------
  Total available-for-sale...... $ 9,913,183  $222,449   $ 7,475   $10,128,157
                                 ===========  ========   =======   ===========
HELD-TO-MATURITY:
U.S. Treasury...................
Obligations of other U.S.
 Government agencies and
 corporations................... $ 8,563,315  $ 59,020   $ 3,882   $ 8,618,453
State and county municipals.....   4,730,921   245,828               4,976,749
Mortgage-backed securities......     486,302       325     3,811       482,816
                                 -----------  --------   -------   -----------
  Total held-to-maturity........ $13,780,538  $305,173   $ 7,693   $14,078,018
                                 ===========  ========   =======   ===========

  The amortized cost and estimated market value of investment securities at December 31, 1996 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

December 31, 1996:

                                                                     ESTIMATED
                                                         AMORTIZED     FAIR
                                                           COST        VALUE
                                                        ----------- -----------
AVAILABLE-FOR-SALE:
Due within one year.................................... $ 5,100,083 $ 5,109,980
Due after one year through five years..................   4,579,871   4,590,208
Due after five years through ten years.................   5,347,290   5,299,924
Mortgage-backed securities.............................     173,513     178,269
Other securities.......................................   1,042,892   1,042,892
                                                        ----------- -----------
  Total available-for-sale............................. $16,243,649 $16,221,273
                                                        =========== ===========
HELD-TO-MATURITY:
Due within one year.................................... $ 4,190,699 $ 4,191,974
Due after one year through five years..................  13,997,113  14,114,613
Due after five years through ten years.................   3,988,387   4,071,237
Mortgage-backed securities.............................     385,071     385,428
                                                        ----------- -----------
  Total held-to-maturity............................... $22,561,270 $22,763,252
                                                        =========== ===========

  No sales of available-for-sale investment securities occurred during 1996. Proceeds from sales of available-for-sale investment securities during the year ended December 31, 1995 were $4,736,538 with gross recognized gains of $100 and no losses.

                          SURETY CAPITAL CORPORATION

  Proceeds from sales of held-to-maturity investment securities during the twelve months ended December 31, 1994 were $500,000 with no recognized gains or losses. These securities were sold within 90 days of the call date and were expected to be called.

  At December 31, 1996 and 1995 the carrying values of Federal Reserve Bank stock were $446,250, and $261,150, respectively. The Federal Reserve Bank stock's market value was estimated to be the same as its carrying value at all dates.

  At December 31, 1996 and 1995 securities with a carrying amount of $20,927,000 and $10,734,000, respectively, were pledged as collateral for public deposits, as required or permitted by law.

5. Loans, net:

  At December 31, 1996 and 1995, the loan portfolio was composed of the following:

                                                     DECEMBER 31,  DECEMBER 31,
                                                         1996          1995
                                                     ------------  ------------
   Insurance premium financing...................... $ 39,168,604  $22,409,356
   Installment loans................................   12,631,520   10,645,406
   Commercial loans.................................   22,745,139   16,301,840
   Real estate loans................................   24,774,167   16,281,558
   Medical claims receivable........................    6,377,061    3,353,540
                                                     ------------  -----------
     Total gross loans..............................  105,696,491   68,991,700
   Unearned interest................................   (2,544,803)  (1,889,461)
   Allowance for credit losses......................   (1,284,774)    (702,927)
                                                     ------------  -----------
   Loans, net....................................... $101,866,914  $66,399,312
                                                     ============  ===========

  Loans on which the accrual of interest has been discontinued amounted to approximately $144,000 and $31,000 at December 31, 1996 and 1995, respectively.

  A summary of changes in allowance for credit losses for the years ended December 31, 1996 and December 31, 1995 were as follows:

                                                      DECEMBER 31, DECEMBER 31,
                                                          1996         1995
                                                      ------------ ------------
   Balance at beginning of year......................  $  702,927   $ 697,948
   Additions (deductions):
     Provision for credit losses.....................     135,000      60,000
     Bank acquisition................................     614,700      10,759
     Loans charged off...............................    (229,418)   (117,446)
     Recoveries of loans previously charged-off......      61,565      51,666
                                                       ----------   ---------
   Balance at end of year............................  $1,284,774   $ 702,927
                                                       ==========   =========

                          SURETY CAPITAL CORPORATION

  At December 31, 1996 and December 31, 1995, the Company's recorded investment in loans for which impairment has been recognized in accordance with Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," ("SFAS 114") consists primarily of commercial loans and installment loans as follows:

                                              DECEMBER 31,     DECEMBER 31,
                                                  1996             1995
                                             ---------------  ---------------
   Impaired loans...........................  $     4,837,271  $     1,282,701
   Impaired loans with related allowance
    calculated under SFAS 114...............        3,209,403          950,196
   Allowance on impaired loans calculated
    under SFAS 114..........................          387,386           76,692
   Impaired loans with no allowance calcu-
    lated under SFAS 114....................        1,627,868          332,505
                                             FOR THE YEAR ENDED DECEMBER 31,
                                             --------------------------------
                                                  1996             1995
                                             ---------------  ---------------
   Average impaired loans...................  $     3,436,870  $     1,102,871
   Interest income recognized on impaired
    loans...................................          415,861          123,522

  As of December 31, 1996 and December 31, 1995, there were no commitments to lend additional funds for loans considered impaired.

6. Premises and Equipment:

  Premises and equipment at December 31, 1996 and 1995 are summarized as follows:

                                    ESTIMATED USEFUL
                                         LIVES          1996         1995
                                    ---------------- -----------  -----------
   Buildings.......................    5-30 years    $ 2,203,262  $ 1,397,245
   Furniture, fixtures and comput-
    ers............................    3-10 years      2,795,616    2,148,112
   Automobiles.....................     3-5 years        375,361      264,709
   Leasehold improvements..........     3-5 years        100,470       93,840
                                                     -----------  -----------
                                                       5,474,709    3,903,906
   Less accumulated depreciation...                   (1,920,545)  (1,346,747)
   Land............................                      416,029      218,529
                                                     -----------  -----------
   Net premises and equipment......                  $ 3,970,193  $ 2,775,688
                                                     ===========  ===========

7. Deposits:

  At December 31, 1996 and 1995, the scheduled maturities of time deposits of less than $100,000 are as follows:

                                                           1996        1995
                                                        ----------- -----------
   Three months or less................................ $18,379,000 $12,701,000
   Over three months through 12 months.................  36,698,000  28,142,000
   Over one year.......................................   8,086,000   9,487,000
                                                        ----------- -----------
                                                        $63,163,000 $50,330,000
                                                        =========== ===========

                          SURETY CAPITAL CORPORATION

  At December 31, 1996 and 1995, the scheduled maturities of time deposits of $100,000 or more are as follows:

                                                           1996        1995
                                                        ----------- -----------
   Three months or less................................ $ 8,626,000 $ 6,680,000
   Over three months through 12 months.................  11,531,000   7,189,000
   Over one year.......................................     119,000   1,604,000
                                                        ----------- -----------
                                                        $20,276,000 $15,473,000
                                                        =========== ===========

8. Shareholders' Equity:

  During the year ended December 31, 1996, 2,239,218 shares of the Company's common stock were sold in a public offering for a total consideration, net of expenses, of $7,394,293. During the year ended December 31, 1995, 459,500 shares of the Company's common stock were sold in a private offering for a total consideration, net of expenses, of $1,197,182. During the year ended December 31, 1994, 767,342 shares of the Company's common stock were sold in private placements for a total consideration, net of expenses, of $2,314,772.

9. Stock-Based Compensation Plans

  The Company has three stock-based compensation plans, which are described below. The Company applies Accounting Principles Board Opinion 25 ("APB 25") and related Interpretations in accounting for its stock-based compensation plans. In 1995, the FASB issued FASB Statement No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") which, if fully adopted by the Company, would change the methods the Company applies in recognizing the cost of its stock-based compensation plans. Adoption of the cost recognition provisions of SFAS 123 is optional and the Company has decided not to elect these provisions of SFAS 123. However, pro forma disclosures as if the Company adopted the cost recognition provisions of SFAS 123 in 1995 are required by SFAS 123 and are presented below.

  The Company has adopted three stock option plans, the 1988 Incentive Stock Option Plan and the 1995 Incentive Stock Option Plan, and the Directors Stock Option Plan (collectively, the "Stock Option Plans"). Under each Stock Option Plan, the Company is authorized to issue up to 100,000 shares of Common Stock pursuant to stock options to selected employees and directors. The Company is authorized under the Stock Option Plans to grant stock options as incentive stock options (intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended) to employees and nonstatutory stock options to directors.

  The Stock Option Plans provide that the exercise price of any stock option may not be less than the fair market value of the Common Stock on the date of grant. Options granted in 1995 have contractual terms of 5 years and options granted in 1996 have contractual terms of 10 years. The 1995 options are 100% vested as of the date of grant. Of the 1996 options, 15,000 are 100% vested as of the date of grant and 25,000 are 100% vested at the first anniversary of the date of grant. The Company granted 39,769 options in 1995 and 40,000 in 1996. In accordance with APB 25, the Company has not recognized any compensation cost for the stock options granted in 1995 and 1996.

                          SURETY CAPITAL CORPORATION

  A summary of the status of the Company's stock options as of December 31, 1996, 1995, and 1994 and the changes during the year ended on that date is presented below:

                                 1996                1995                1994
                          ------------------- ------------------- -------------------
                          NUMBER OF  WEIGHTED NUMBER OF  WEIGHTED NUMBER OF  WEIGHTED
                            SHARES   AVERAGE    SHARES   AVERAGE    SHARES   AVERAGE
                          UNDERLYING EXERCISE UNDERLYING EXERCISE UNDERLYING EXERCISE
                           OPTIONS    PRICES   OPTIONS    PRICES   OPTIONS    PRICES
                          ---------- -------- ---------- -------- ---------- --------
Outstanding at beginning
 of the year............    55,216    $4.36     31,713    $5.27     26,713    $ .53
Granted.................    40,000    $3.59     39,769    $3.13     10,000    $4.68
Exercised...............     7,924    $2.99     16,266    $3.13        --       --
Forfeited...............       --       --         --       --         --       --
Expired.................       --       --         --       --       5,000    $4.45
Outstanding at end of
 year...................    87,292    $4.13     55,216    $4.36     31,713    $5.27
Exercisable at end of
 year...................    62,292    $4.28     55,216    $4.36     31,713    $5.27
Weighted-average Fair
 Value of options
 granted during the
 year...................         $1.15               $1.79                N/A

  The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants in 1996 and 1995, respectively: dividend yield of 0.00% for both years; expected volatility of 48.85% for both years; risk-free interest rates are from 5.37% to 7.76%; and the expected lives of the options are 5 years for 1996 grants and 2.5 years for 1995 grants.

  The following table summarizes information about stock options outstanding at December 31, 1996:

                                  OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                         -------------------------------------- --------------------------
                                      WEIGHTED
                                       AVERAGE
                                      REMAINING     WEIGHTED                   WEIGHTED
RANGE OF                   NUMBER    CONTRACTUAL    AVERAGE       NUMBER       AVERAGE
EXERCISE PRICES          OUTSTANDING    LIFE     EXERCISE PRICE EXERCISABLE EXERCISE PRICE
---------------          ----------- ----------- -------------- ----------- --------------
$2.34 to $5.00..........   74,095       5.62         $3.72        46,095        $3.70
$5.01 to $7.22..........   13,197       0.74         $6.42        13,197        $6.42
                           ------       ----         -----        ------        -----
$2.34 to $7.22..........   87,292       4.88         $4.13        62,291        $4.28

  Had the compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS 123, the Company's net income and net income per common share for 1996 and 1995 would approximate the pro forma amounts below:

                                            1996                  1995
                                   ---------------------- ---------------------
                                   AS REPORTED PRO FORMA  AS REPORTED PRO FORMA
                                   ----------- ---------- ----------- ---------
SFAS 123 Charge...................        --   $   59,189       --    $ 45,713
APB 25 Charge.....................        --          --        --         --
  Net Income...................... $1,697,987  $1,642,519  $886,886   $856,583
Net Income Per Common Share....... $     0.32  $     0.30  $   0.27   $   0.26

  The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS 123 does not apply to awards prior to 1995.

                          SURETY CAPITAL CORPORATION

10. Financial Instruments With Off-Balance-Sheet Risk and Concentration of Credit Risk:

  The Bank is party to financial instruments with off-balance-sheet risk, entered into in the normal course of business to meet the financing needs of its customers. These financial instruments include loan commitments and letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.

  The Bank's exposure to credit loss in the event of nonperformance by counterparties to loan commitments and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as are used in underwriting on-balance sheet instruments.

  The total amounts of financial instruments with off-balance sheet risk at December 31, 1996 and 1995 are as follows:

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1996       1995
                                                          ---------- ----------
   Unfunded loan commitments............................. $3,721,000 $3,289,000
   Letters of credit.....................................    255,000    409,000

  Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Loans are made in accordance with formal written loan policies. The Bank evaluates each customer's creditworthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's evaluation of the counterparty. Collateral held varies, but may include cash, accounts receivable, inventory, property, equipment and real estate.

  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank had certificates of deposit, or other deposit accounts, in the amount of $220,500 and $230,500 at December 31, 1996 and 1995, respectively, as collateral supporting those letter of credit commitments for which collateral is deemed necessary.

  The Bank sold $16,772,000, $18,490,000, and $7,265,000 in federal funds at
December 31, 1996, 1995 and 1994, respectively. These funds represent uncollateralized loans made by the Bank, in varying amounts, to commercial banks with whom the Bank has correspondent relationships. The Bank maintains deposits with other financial institutions in amounts which exceed FDIC insurance coverage. The Bank has not experienced any losses in such accounts and believes it is not exposed to any significant credit risks on cash and cash equivalents.

  The Bank has geographic concentrations of credit in its principal trade areas of Angelina, Cherokee, Ellis, Grayson, Houston, Tarrant and Tyler Counties, Texas. Additionally, the Bank has a significant concentration of credit, based upon like collateral, in its insurance premium finance portfolio. Insurance premium finance comprises approximately $39,169,000 or 37% and $22,409,000 or 33% of consolidated total loans as of December 31, 1996 and 1995, respectively.

11. Related Party Transactions:

  In the ordinary course of business, loans have been granted to directors, executive officers and employees. Loans to these related parties total approximately $398,000, and $428,000 as of December 31, 1996 and 1995, respectively.

                          SURETY CAPITAL CORPORATION

12. Net Income Per Common Share:

  Net income per common share for the year ended December 31, 1996, 1995, and 1994 was based upon 5,389,366, 3,279,448, and 2,393,841 weighted average shares of common stock outstanding, respectively. The effects of the exercise of stock options and warrants are not material and have not been considered in the calculation of income per common share.

13. Employee Benefit Plan:

  Effective October 1, 1993 the Company adopted the Surety Bank 401(k) Plan (the "Plan"). All full-time employees are eligible for participation. Under the terms of the Plan, eligible employees are allowed to contribute up to 10% of their gross pay. The Company contributes amounts equal to a maximum of 2.5% of the employee's gross wages, subject to statutory limits. The expense and employer contribution for the Plan for the years ended December 31, 1996, 1995 and 1994 was $85,886, $88,982, and $58,745, respectively.

14. Federal Income Tax:

  The components of the net deferred asset/(liability) recognized at December 31, 1996 and 1995 are as follows:

                                                     DECEMBER 31, DECEMBER 31,
                                                         1996         1995
                                                     ------------ ------------
   Deferred tax liability:
     Depreciation and amortization..................  $(463,817)   $(299,557)
     Securities.....................................     (1,011)     (34,286)
     Deferred loan costs............................    (63,050)     (46,819)
     Other..........................................       (830)     (52,750)
     Net unrealized gain on available-for-sale
      investment securities.........................                 (73,091)
                                                      ---------    ---------
                                                       (528,708)    (506,503)
   Deferred tax asset:
     Net unrealized loss on available-for-sale
      investment securities.........................      8,056
     Tax net operating losses.......................     35,326       40,373
     Depreciation...................................     24,878       31,620
     Allowance for credit losses....................    194,274      145,080
     Securities.....................................     59,409       50,088
     Other..........................................     27,183       27,397
     Other real estate losses.......................     61,155
                                                      ---------    ---------
                                                        410,281      294,558
                                                      ---------    ---------
       Net deferred tax asset/(liability)...........  $(118,427)   $(211,945)
                                                      =========    =========

  The Company's effective tax rate on income before income taxes differs from the U.S. statutory tax rate as follows:

                                                            DECEMBER 31,
                                                           -------------------
                                                           1996   1995   1994
                                                           ----   ----   -----
   U.S. statutory rate.................................... 34.0 % 34.0 %  34.0 %
   Other..................................................   .9    1.7
   Goodwill...............................................  4.4    4.2
   Valuation allowance....................................               (33.0)
   Tax-exempt interest.................................... (3.7)  (6.2)   (1.1)
                                                           ----   ----   -----
   Effective tax rate..................................... 35.6 % 33.7 %   (.1)%
                                                           ====   ====   =====

                          SURETY CAPITAL CORPORATION

  As of December 31, 1996, the Company has a net operating loss carryforward of approximately $104,000 for income tax reporting purposes which expires, if not used, in 2002 through 2004. The utilization of this net operating loss carryforward is limited by Section 382 of the Internal Revenue Code to approximately $15,000 annually until its expiration.

  The comprehensive provision for federal income taxes for the years ended December 31, 1996, 1995 and 1994 consists of the following:

                                                          DECEMBER 31,
                                                    --------------------------
                                                      1996      1995    1994
                                                    --------  -------- -------
   Current:
     Federal......................................  $916,674  $247,359 $18,430
     State........................................    33,826    15,648  18,267
                                                    --------  -------- -------
                                                     950,500   263,007  36,697
                                                    --------  -------- -------
   Deferred:
     Federal......................................   (12,372)  187,924 (19,009)
                                                    --------  -------- -------
     State........................................   (12,372)  187,924 (19,009)
                                                    --------  -------- -------
   Provision for tax expense charged to results of
    operations....................................   938,128   450,931  17,688
   Tax expense charged to goodwill................              86,706
   Tax on unrealized gain on available-for-sale
    securities....................................   (81,147)   73,092
                                                    --------  -------- -------
   Comprehensive provision for federal income
    taxes.........................................  $856,981  $610,729 $17,688
                                                    ========  ======== =======

15. Other Noninterest Income and Expense:

  Other noninterest income for the years ended December 31, 1996, 1995 and 1994 was composed of the following:

                                                  1996       1995       1994
                                               ---------- ---------- ----------
   Noninterest Income:
     Nonsufficient fund charges............... $  460,156 $  291,954 $  263,315
     Late fee charges.........................    681,644    501,960    426,476
     Service charges..........................    372,756    220,086    163,336
     Collection fees..........................    135,533    115,478     96,162
     Credit life insurance....................     57,509     75,435     44,402
     Secured credit card annual fee...........      4,447      6,561     15,905
     Other....................................    165,409    207,593    150,411
                                               ---------- ---------- ----------
       Total.................................. $1,877,454 $1,419,067 $1,160,007
                                               ========== ========== ==========

                          SURETY CAPITAL CORPORATION

  Other noninterest expense for the years ended December 31, 1996, 1995 and 1994 was composed of the following:

                                                  1996       1995       1994
                                               ---------- ---------- ----------
   General and administrative expense:
     Professional fees........................ $  467,662 $  416,006 $  315,434
     Office supplies..........................    386,114    253,542    201,028
     Travel and entertainment.................     96,577     68,987     60,162
     Telephone................................    283,564    166,858    128,407
     Advertising..............................    174,335    104,499     54,683
     Postage..................................    299,388    230,807    133,887
     Amortization of intangibles..............    359,717    184,332     51,201
     Dues and subscriptions...................     70,559     49,331     54,609
     Insurance................................    167,245    130,335     97,473
     Credit cards.............................      7,472     19,868     59,573
     Bank service charge......................    110,881     57,196     25,808
     FDIC assessment..........................      3,553    123,310    133,112
     Credit reports...........................     22,850     40,105     17,714
     Other....................................    195,670    202,972    257,723
                                               ---------- ---------- ----------
                                               $2,645,587 $2,048,148 $1,590,814
                                               ========== ========== ==========

16. Commitments and Contingencies:

  As of December 31, 1996 the Company leased its office space in Hurst, Texas under a noncancellable operating lease. The lease expires December 31, 1999. Future minimum lease payments are as follows:

       FOR THE YEARS ENDING:
       ---------------------
       1997............................................................ $138,865
       1998............................................................  131,068
       1999............................................................  136,696
                                                                        --------
         Total......................................................... $406,629
                                                                        ========

  Rent expense was $161,862 for the year ended December 31, 1996, $94,713 for the year ended December 31, 1995 and $83,062 for the year ended December 31, 1994.

  The Company has entered into change in control agreements with certain of its executive officers. The change in control agreements provide for the payment under certain circumstances of benefits to these executive officers in the event of a change in control of the Company followed by the termination of employment of the officers.

  A "change in control" is deemed to have occurred if (i) any person becomes the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the Common Stock of the Company, or (ii) during any period of two (2) consecutive years during the term of the change in control agreements, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least 66 2/3% of the directors then in office who were directors at the beginning of the period.

                          SURETY CAPITAL CORPORATION

  Under the change in control agreements, officers who, during the period commencing on the effective date of a change of control and ending two (2) years thereafter, are terminated by the Company for any reason other than for cause or who terminate their employment with the Company with good reason are entitled to receive a change in control payment at the time of such termination. The change in control payment payable under the change in control agreements may, at the election of the officers, be either in the form of a lump sum cash payment or in the form of Common Stock of the Company.

  The amount of the lump sum cash payment is equal to each officer's annual base salary rate (but excluding all other compensation, such as bonuses and fringe benefits) in effect immediately before the effective date of the change in control, multiplied by three (3). The stock payment consists of shares of Common Stock of the Company in an amount equal to the result obtained by dividing the cash payment the officer would otherwise be entitled to receive by the market value of the Common Stock on the effective date of the change in control.

  The change in control agreements continue in effect through September 1, 1997. On each successive September 1, the terms of the change in control agreements will be automatically extended for one (1) additional year, unless not later than by December 31 of the preceding year the Company shall have given notice to the officers that it does not wish to extend such change in control agreements.

  The Bank is a defendant in two related cases: Tennessee Ex Rel. Douglas Sizemore, Commissioner of Commerce and Insurance for the State of Tennessee, et al. vs. Surety Bank, N.A., filed in June 1995 in the Federal District Court for the Northern District of Texas, Dallas, Division (the "Anchorage Case"), and United Shortline Inc. Assurance Services, N.A. et al. vs. MacGregor General Insurance Company, Ltd., et al., now pending in the 141st Judicial District Court of Tarrant County, Texas (the "MacGregor Case").

  The claimant in the Anchorage Case is the Tennessee Commissioner of Commerce and Insurance ("Tennessee"), appointed by the Chancery Court for the State of Tennessee, Twentieth Judicial District, Davidson County, to liquidate Anchorage Fire and Casualty Insurance Company ("Anchorage"), including Anchorage deposits at the Bank. Tennessee seeks to recover compensatory and punitive damages on various alleged causes of action, including violation of orders issued by a Tennessee court, fraudulent and preferential transfers, common law conversion, fraud, negligence, and bad faith, all of which are based on the same underlying facts and course of conduct. The plaintiff in the MacGregor Case, United Shortline Inc. Assurance Services, N.A. ("Shortline"), is the holder of a Florida judgment against MacGregor General Insurance Company, Ltd. ("MacGregor") who seeks to recover funds allegedly belonging to MacGregor which were held by the Bank.

  Both cases arise out of the Bank's alleged exercise of control over funds, representing the Bank's collateral, held in accounts at the Bank under agreements with Anchorage and MacGregor. The Bank asserts that it had a right to exercise control over its collateral under contractual agreements between the Bank and the respective insurance companies or the Bank and the policy holders, and also in order to protect the Bank against the possibility of inconsistent orders regarding the same funds. Tennessee also seeks to recover funds allegedly transferred in and out of the Anchorage/MacGregor accounts at the Bank during an approximate four month period in 1993.

  When the MacGregor case was initially filed, Shortline sought a restraining order against the Bank concerning the MacGregor funds. When the Bank received notice of competing claims to some or all of these funds by Tennessee, the Bank intervened and interpled approximately $600,000 into the court's registry. Shortline now seeks, inter alia, damages against the Bank from an alleged wrongful offset wherein the Bank allegedly exercised control over the MacGregor funds at the Bank pursuant to agreements with MacGregor. The Bank moved for and obtained a summary judgment that its intervention and interpleader of funds was proper.

                          SURETY CAPITAL CORPORATION

Shortline also sought and obtained a summary judgment from the trial court that the funds interpled by the Bank into the court's registry belonged to Shortline. Tennessee appealed the summary judgment to the Fort Worth Court of Appeals. The Fort Worth Court of Appeals affirmed the trial court's ruling that the Bank's intervention and interpleader was proper but reversed the trial court's ruling that the funds in the court belonged to Shortline. Currently, Shortline and Tennessee have made application to the Texas Supreme Court to allow an appeal of the ruling from the Fort Worth Court of Appeals.

  In the Anchorage case, Tennessee claims that the Bank allegedly transferred funds in and out of the Anchorage accounts after allegedly receiving notice of court orders prohibiting such transfers. Discovery in this case is in the initial stages and the damages sought by Tennessee are not yet certain.

  The Bank believes both of these cases lack merit and intends to defend them vigorously. The outcome of both of these cases is uncertain at this time.

17. Regulatory Matters:

  The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators regarding components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk- weighted assets (as defined in the regulations), and of Tier I capital (as defined) to average total consolidated assets (as defined in the regulations) also known as the leverage ratio. Management believes, as of December 31, 1996, that the Bank has met all capital adequacy requirements to which it is subject.

  As of September 30, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

  The Bank's actual capital amounts and ratios are also presented in the table for the years ended December 31, 1996 and 1995.

                          SURETY CAPITAL CORPORATION

                                                             MINIMUM    WELL-
                                                             CAPITAL CAPITALIZED
                                        DECEMBER 31,         RATIOS    RATIOS
                                  -------------------------  ------- -----------
                                      1996         1995
                                  ------------  -----------
Tier I risk-based capital........ $ 12,013,000  $ 7,964,000
Tier II risk-based capital.......    1,285,000      703,000
    Total capital................   13,298,000    8,667,000
Risk-weighted assets.............  108,208,000   73,983,000
Capital ratios:
  Tier I risk-based capital......        11.10%       10.76%  4.00%      6.00%
  Tier II risk-based capital.....        12.29        11.72   8.00      10.00
  Leverage ratio.................         7.02         6.88   4.00       5.00

18. Fair Value of Financial Instruments:

  Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

  For variable-rate loans that reprice frequently with no significant change in credit risk, fair values are based on carrying values. The fair values of other loans are estimated using discounted cash flow analysis, which utilize interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

  The fair values of noninterest and interest-bearing demand deposits are, by definition, equal to the amount payable on demand, i.e., their carrying amount. The fair values of interest-bearing time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of similar maturities.

  The carrying amounts for cash and due from banks, federal funds sold, accrued interest receivable, notes payable and accrued interest payable approximate the fair values of such assets and liabilities.

  Fair values for the Company's off-balance sheet instruments, which consist of lending commitments and standby letters of credit, are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. Management believes the value of these off-balance sheet instruments are not materially different from the commitment amount.

                                  AT DECEMBER 31, 1996   AT DECEMBER 31, 1995
                                  ---------------------- -----------------------
                                  CARRYING    ESTIMATED  CARRYING     ESTIMATED
                                   AMOUNT    FAIR VALUE   AMOUNT     FAIR VALUE
                                  ---------- ----------- ----------  -----------
                                     (IN THOUSANDS)          (IN THOUSANDS)
Financial Assets:
  Cash and interest bearing
   liabilities................... $    6,094  $    6,094 $    5,773   $    5,773
  Federal funds sold.............     16,772      16,772     18,490       18,490
  Available-for-sale securities..     16,221      16,221     10,128       10,128
  Held-to-maturity securities....     22,561      22,763     13,781       14,078
  Loans receivable...............    101,867     101,298     66,399       66,499
  Accrued interest receivable....      1,083       1,083        781          781
Financial Liabilities:
  Noninterest bearing deposits...     23,879      23,879     13,183       13,183
  Interest bearing deposits......    131,811     131,845     96,416       96,444
  Other short-term borrowings....        --          --         375          375
  Accrued interest payable.......      1,518       1,518        520          520
  Off-balance sheet instruments..      2,550       2,550      3,698        3,698

                           SURETY CAPITAL CORPORATION

19. Parent Company Financial Information:

                         CONDENSED PARENT COMPANY ONLY

                            STATEMENTS OF CONDITION
                        AS OF DECEMBER 31, 1996 AND 1995

                                                     DECEMBER 31,  DECEMBER 31,
                                                         1996          1995
                                                     ------------  ------------
   ASSETS:
     Cash..........................................  $   756,813   $    59,525
     Receivable from subsidiary....................      103,760        67,998
     Investment in subsidiary, at equity...........   18,318,004    10,493,698
     Other assets..................................       51,975       107,057
                                                     -----------   -----------
       Total assets................................  $19,230,552   $10,728,278
                                                     ===========   ===========
   LIABILITIES:
     Note payable..................................          --    $   375,000
     Accrued liabilities...........................          --         58,806
                                                     -----------   -----------
       Total liabilities...........................          --        433,806
                                                     -----------   -----------
   SHAREHOLDERS' EQUITY:
     Common stock..................................  $    57,637   $    35,166
     Additional paid-in capital....................   16,752,003     9,356,469
     Retained earnings.............................    2,509,771       811,784
     Treasury stock................................      (74,539)      (50,830)
     Unrealized (loss) gain on available-for-sale
      securities...................................      (14,320)      141,883
                                                     -----------   -----------
       Total shareholders' equity..................   19,230,552    10,294,472
                                                     -----------   -----------
       Total liabilities and shareholders' equity..  $19,230,552   $10,728,278
                                                     ===========   ===========

                           SURETY CAPITAL CORPORATION

                         CONDENSED PARENT COMPANY ONLY

                              STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                      DECEMBER 31,
                                             ---------------------------------
                                                1996        1995       1994
                                             ----------  ----------  ---------
Interest income............................. $   40,045  $    7,395  $  24,685
Interest expense............................      6,612     122,579     11,075
                                             ----------  ----------  ---------
  Net interest income (expense) before pro-
   vision for credit loss...................     33,433    (115,184)    13,610
Recovery on credit loss.....................                             3,101
                                             ----------  ----------  ---------
  Net interest income/(expense).............     33,433    (115,184)    16,711
Noninterest expense.........................   (169,610)   (230,252)  (207,473)
Equity in net income of subsidiary..........  1,788,489   1,140,603    390,797
                                             ----------  ----------  ---------
  Net income before income taxes............  1,652,312     795,167    200,035
Income tax (benefit) expense:
  Current...................................    (45,675)   (120,612)  (242,493)
  Deferred..................................                 28,893    (30,232)
                                             ----------  ----------  ---------
    Net income.............................. $1,697,987  $  886,886  $ 472,760
                                             ==========  ==========  =========

                           SURETY CAPITAL CORPORATION

                         CONDENSED PARENT COMPANY ONLY

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                     DECEMBER 31,
                                          -------------------------------------
                                             1996         1995         1994
                                          -----------  -----------  -----------
Cash flows from operating activities:
  Net income............................  $ 1,697,987  $   886,886  $   472,760
  Adjustments to reconcile net income to
    Net cash used in operating activi-
     ties:
    Net increase in receivable from sub-
     sidiary............................      (35,762)     174,495     (242,493)
      Equity in net income of subsidi-
       ary..............................   (1,810,509)  (1,137,764)    (393,636)
      Net decrease (increase) in de-
       ferred tax asset.................                    30,232      (30,232)
      Net (decrease) increase in other
       assets...........................       55,082      (86,057)     (21,000)
      Net (decrease) increase in accrued
       liabilities......................      (58,806)      44,892       13,914
                                          -----------  -----------  -----------
        Net cash used in operating ac-
         tivities.......................     (209,814)     (87,316)    (200,687)
                                          -----------  -----------  -----------
Cash flows from investing activities:
  Proceeds from the maturity of inter-
   est..................................                                450,000
  Investment in subsidiary..............   (6,170,000)               (5,000,000)
                                          -----------  -----------  -----------
        Net cash used in investing ac-
         tivities.......................   (6,170,000)               (4,550,000)
                                          -----------  -----------  -----------
Cash flows from financing activities:
  Sale of common stock..................    7,394,293    1,197,182    2,314,772
  Short-term debt.......................                              1,750,000
  Exercise of stock options.............       23,712       50,831
  Payments on borrowings................     (375,000)  (1,375,000)
  Purchase of treasury stock............      (23,709)     (50,830)
                                          -----------  -----------  -----------
        Net cash provided by (used in)
         financing activities...........    7,077,102     (177,817)   4,064,772
Net increase (decrease) in cash and cash
 equivalents............................      697,288     (265,133)    (685,915)
Beginning cash and cash equivalents.....       59,525      324,658    1,010,573
                                          -----------  -----------  -----------
Ending cash and cash equivalents........  $   756,813  $    59,525  $   324,658
                                          ===========  ===========  ===========

                             TEXSTAR NATIONAL BANK

                                 BALANCE SHEET
                         SEPTEMBER 30, 1997 (UNAUDITED)

                                                                  SEPTEMBER 30,
                                                                      1997
                                                                  -------------
ASSETS:
  Cash and due from banks........................................  $ 3,787,753
  Investment securities:
    Available-for-sale...........................................   22,541,598
    Held-to-maturity.............................................   10,151,658
                                                                   -----------
      Total investment securities................................   32,693,256
  Loans..........................................................   32,551,203
  Less: Allowance for credit losses..............................     (473,457)
                                                                   -----------
  Net loans......................................................   32,077,746
  Premises and equipment, net....................................    2,745,843
  Accrued interest receivable....................................      613,357
  Other real estate and repossessed assets.......................      475,374
  Other assets...................................................      476,722
  Excess of cost over fair value of net assets acquired, net of
   Accumulated amortization of $4,920 at September 30, 1997......      585,452
                                                                   -----------
      Total assets...............................................  $73,455,503
                                                                   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY:
  Demand deposits................................................  $13,057,443
  Savings, NOW and money markets.................................   17,269,742
  Time deposits, $100,000 and over...............................   17,331,006
  Other time deposits............................................   18,022,982
                                                                   -----------
      Total deposits.............................................   65,681,173
  Note payable...................................................    1,577,773
  Accrued interest payable and other liabilities.................      631,516
                                                                   -----------
      Total liabilities..........................................   67,890,462
                                                                   -----------
SHAREHOLDERS' EQUITY:
  Common stock, $5 par value, 575,000 shares authorized, and
   485,000 shares issued and outstanding at September 30, 1997...    2,425,000
  Additional paid-in capital.....................................    2,357,616
  Retained earnings..............................................      829,620
  Unrealized gain (loss) on available-for-sale securities, net of
   tax...........................................................      (47,195)
                                                                   -----------
      Total shareholders' equity.................................    5,565,041
                                                                   -----------
      Total liabilities and shareholders' equity.................  $73,455,503
                                                                   ===========

    The accompanying notes are an integral part of the financial statements.

                             TEXSTAR NATIONAL BANK

                              STATEMENTS OF INCOME
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

                                                         NINE MONTHS ENDED
                                                    ---------------------------
                                                    SEPTEMBER 30, SEPTEMBER 30,
                                                        1997          1996
                                                    ------------- -------------
                                                            (UNAUDITED)
Interest income:
  Commercial loans.................................  $1,308,740    $1,307,135
  SBA loans........................................     724,990       630,825
  Real estate loans................................     337,736       261,838
  Consumer loans...................................     234,449       193,347
  Federal funds sold...............................      72,299        42,801
  Investment securities:
    Taxable........................................   1,165,936     1,017,371
    Tax-exempt.....................................      30,242           471
                                                     ----------    ----------
      Total interest income........................   3,874,392     3,453,788
                                                     ----------    ----------
Interest expense:
  Savings, NOW and money market....................     370,300       333,158
  Time deposits, $100,000 and over.................     768,615       620,431
  Other time deposits..............................     681,553       717,045
  Other interest expense...........................      14,983        30,817
                                                     ----------    ----------
    Total interest expense.........................   1,835,451     1,701,451
                                                     ----------    ----------
      Net interest income before provision for
       credit losses...............................   2,038,941     1,752,337
                                                     ----------    ----------
Provision for credit losses........................      97,000       165,000
                                                     ----------    ----------
    Net interest income............................   1,941,941     1,587,337
                                                     ----------    ----------
Noninterest income.................................     424,506       400,566
                                                     ----------    ----------
Noninterest expense:
  Salaries and employee benefits...................     890,623       727,877
  Occupancy and equipment..........................     292,065       200,279
  General and administrative.......................     646,461       541,409
                                                     ----------    ----------
    Total non interest expense.....................   1,829,149     1,469,565
                                                     ----------    ----------
      Income before income taxes...................     537,298       518,338
Income tax expense:
  Current..........................................     142,616        91,505
                                                     ----------    ----------
    Net income.....................................  $  394,682    $  426,833
                                                     ==========    ==========
Net income per share of common stock...............  $     0.98    $     1.14
                                                     ==========    ==========
Weighted average shares outstanding................     401,476       375,000
                                                     ==========    ==========

    The accompanying notes are an integral part of the financial statements.

                             TEXSTAR NATIONAL BANK

                       STATEMENT OF SHAREHOLDERS' EQUITY
            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)

                                                                 UNREALIZED
                                                                   GAIN/
                             COMMON STOCK                        (LOSS) ON
                          ------------------ ADDITIONAL          AVAILABLE-
                                     PAR      PAID-IN   RETAINED  FOR-SALE     TOTAL
                          SHARES    VALUE     CAPITAL   EARNINGS SECURITIES    EQUITY
                          ------- ---------- ---------- -------- ----------  ----------
Balance at December 31,
 1996...................  375,000 $1,875,000 $1,682,616 $434,938 $(141,863)  $3,850,691
Sale of Common Stock....  110,000    550,000    675,000                       1,225,000
Net Income..............                                 394,682                394,682
Change in unrealized
 gain/(losses) on
 available-for-sale
 securities, net of tax,
 $22,263................                                            94,668       94,668
                          ------- ---------- ---------- -------- ---------   ----------
Balance at September 30,
 1997...................  485,000 $2,425,000 $2,357,616 $829,620 $ (47,195)  $5,565,041
                          ======= ========== ========== ======== =========   ==========

    The accompanying notes are an integral part of the financial statements.

                             TEXSTAR NATIONAL BANK

                            STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

                                                          SEPTEMBER 30,
                                                    --------------------------
                                                        1997          1996
                                                    ------------  ------------
                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income....................................... $    394,682  $    426,833
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Provision for credit losses....................       97,000       165,000
    Provision for depreciation.....................       71,185        39,914
    Amortization of intangible assets..............        4,920        49,620
    (Gain) loss on sale of investment securities...        6,089       (18,799)
    Net (increase) in accrued interest receivable..      (96,555)      (40,905)
    Increase (decrease) on unrealized gains on
     available-for-sale securities.................       94,668      (353,390)
    Net (increase) decrease in prepaid expenses and
     other assets..................................      113,382       (72,913)
    Net increase in accrued interest payable and
     other liabilities.............................      239,782     1,150,368
                                                    ------------  ------------
      Net cash provided by operating activities....      925,153     1,345,728
                                                    ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net increase in loans............................   (1,039,000)   (2,613,959)
  Purchases of investment securities...............  (13,877,367)  (10,107,456)
  Proceeds from sales or maturities of investment
   securities......................................    6,368,853     8,662,530
  Net decrease in federal funds sold...............      155,000     1,900,000
  Purchases of bank premises and equipment.........   (1,016,717)     (235,172)
  Proceeds from sales of bank premises and
   equipment--Net of gain..........................          --          4,961
  Net (decrease) of other real estate and
   repossessed assets..............................          --        (86,534)
                                                    ------------  ------------
      Net cash provided by (used in) investing
       activities..................................   (9,409,231)   (2,475,630)
                                                    ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in deposits..............    7,048,747     1,745,806
  Proceeds from issuance of note payable...........    1,379,660           --
  Proceeds from sale of stock......................    1,225,000           --
                                                    ------------  ------------
      Net cash provided by (used in) financing ac-
       tivities....................................    9,653,407     1,745,806
                                                    ------------  ------------
Net increase in cash and cash equivalents..........    1,169,329       615,904
Cash and cash equivalents at beginning of year.....    2,618,424     2,331,804
                                                    ------------  ------------
Cash and cash equivalents at end of year........... $  3,787,753  $  2,947,708
                                                    ============  ============
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES:
  Transfers of repossessed collateral to other
   assets.......................................... $     33,007
  Additions to loans to facilitate the sale of
   other real estate and other assets.............. $     78,833
NET CASH ACQUIRED THROUGH ACQUISITIONS:
  Net loans........................................ $    199,397
  Premises and equipment, net......................        8,179
  Other assets.....................................       12,378
  Excess of cost over fair value of net assets
   acquired........................................      590,372
  Deposits.........................................  (14,455,320)
                                                    ------------
      Net cash acquired through acquisitions....... $ 13,644,994
                                                    ============

    The accompanying notes are an integral part of the financial statements.

                             TEXSTAR NATIONAL BANK

                         NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies:

 Organization

  TexStar National Bank (the "Bank") is engaged in the business of banking, including the acceptance of deposits and the making of loans to customers in Bexar and surrounding counties and in Texas. Although the loan portfolio is diversified, a substantial portion of its debtors' ability to honor their loans is dependent upon the economic conditions in the area, especially in the business sector. The Bank competes for deposits and loans principally with other commercial banks, savings and loan associations and credit unions. In addition, the Bank is subject to the regulations of certain federal agencies and undergoes periodic examination by those regulatory authorities.

 Basis of Presentation

  The accounting and reporting policies of the Bank conform to generally accepted accounting principles and to general practices within the banking industry. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted, although the Bank believes that the disclosures are adequate to make the information presented not misleading. In the opinion of the Bank, all adjustments consisting only of normal recurring adjustments necessary to present fairly the financial position of the Bank as of September 30, 1997, and the results of its operations and its cash flows for the indicated periods have been included. The results of operations for such interim period are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 1997.

 Investment Securities

  During 1993 the Bank adopted Statement of Financial Accounting Standards No. 115 ("SFAS 115"). This statement addresses the accounting and reporting for investments in equity securities that have readily determined fair values of all investments in debt securities.

  Management determines the appropriate classification of securities at the time of purchase. If the securities are purchased with the positive intent and the ability to hold the securities until maturity, they are classified as held-to-maturity and carried at historical cost, adjusted for amortization of premiums and accretion of fees and discounts using a method that approximates the interest method. Securities to be held for an indefinite periods of time are classified as available-for-sale and carried at fair value. Securities purchased and held principally for the purpose of selling them in the near term are classified as trading. The Bank has no securities classified as trading as of September 30, 1997. The cost of securities sold is based on the specific identification method.

 Loans and Allowance for Credit Losses

  Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for credit losses, and deferred fees or costs on originated loans. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Loans are stated at the amount of unpaid principal, reduced by unearned interest and an allowance for credit losses. The allowance for credit losses is established through a provision for credit losses charged against current earnings.

  A loan is considered impaired if, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal and interest when due, according to the contracted terms of the loan agreement. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. The measurement of impaired loans and the related allowance for credit losses is generally based on the fair value of the collateral. Smaller balance homogenous loans consisting

                             TEXSTAR NATIONAL BANK
of residential mortgages and consumer loans are evaluated for reserves collectibility based on historical loss experience. Loans are charged against the allowance for credit losses when management believes that the collectibility of the principal is unlikely.

  The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

  Interest income on commercial and real estate loans is accrued daily on the amount of outstanding principal. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that a borrower's financial condition is such that collection of interest and principal is doubtful. Management evaluates the book value (including accrued interest) and collateral value on loans placed on nonaccrual status and provides specific allowance for credit losses as deemed appropriate.

 Premises and Equipment

  Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method at rates sufficient to amortize the cost over the estimated lives of the assets. Expenditures for repairs and maintenance are expensed as incurred, and renewals and betterments that extend the lives of assets are capitalized. Cost and accumulated depreciation are eliminated from the accounts when assets are sold or retired and any resulting gain or loss is reflected in operations in the year of disposition.

 Other Real Estate and Repossessed Assets

  Real estate properties acquired through, or in lieu, of loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Any write down to fair market value at the date of acquisition is charged against the allowance for credit losses. Any subsequent write-downs are reflected in operations.

 Income Per Share

  Net income per share of common stock is computed based upon the weighted average number of shares of common stock outstanding during the nine months ended September 30, 1997 and 1996.

 Income Taxes

  The Bank's method of accounting for income taxes utilized an asset and liability approach for financial statement purposes. The types of differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to significant portions of deferred income tax liabilities or assets include: allowances for possible credit losses, property and equipment, investment securities and net operating loss carryforwards.

 Purchase Method of Accounting

  Net assets acquired in purchase transactions are recorded at their fair value at the date of acquisition. The excess of the purchase price over the fair value of net assets acquired is amortized on a straight-line basis, generally over a 10-year period. The Bank continually re-evaluates the propriety of the carrying amount of such intangible assets as well as its amortization period, to determine whether current events and circumstances warrant adjustments to the carrying value and/or revised estimates of the period of benefit. At this time, the Bank believes that no significant impairment of such intangible asset has occurred and that no reduction of amortization period is warranted.

                             TEXSTAR NATIONAL BANK

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Recent Accounting Pronouncements

  In June 1997, FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general- purpose financial statements. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 does not require a specific format for the financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Management believes that the adoption of these pronouncements will not have a material impact on the financial statements of the Bank.

2. Acquisition:

PACIFIC SOUTHWEST BANK, SAVINGS AND LOAN ASSOCIATION BRANCH IN SCHERTZ, TEXAS

  During August, 1997, the Bank consummated the acquisition of certain assets and assumption of certain liabilities relating to the branch of Pacific Southwest Bank Savings and Loan Association ("Pacific Southwest Bank") located in Schertz, Texas (the "Schertz Branch"). In June 1997, the Bank administered a primary offering of its common stock. A total of 110,000 shares of common stock were sold at a price of $11.50 per share. All proceeds were received by September 23, 1997 and were used to finance the retirement of liabilities incurred in connection with the purchase of the Schertz Branch.

  At the closing of the purchase of the Schertz Branch, the Bank assumed deposits and other liabilities totaling approximately $14,455,000. In addition, the Bank acquired certain small business and consumer loans totaling approximately $199,000, certain real property, furniture and equipment related to the Schertz Branch totaling approximately $8,000, other assets totaling approximately $13,000, and cash totaling approximately $13,645,000. After paying a deposit premium, of approximately four percent (4%) on the deposits assumed, totaling approximately $590,000, the Bank received approximately $13,645,000 in cash from Pacific Southwest Bank as consideration for the net deposit liabilities assumed. The Schertz Branch and deposits acquired in the acquisition have been incorporated into the Bank's existing branch network.

3. Loans, net:

  At September 30, 1997, the loan portfolio was composed of the following:

                                                                   SEPTEMBER 30,
                                                                       1997
                                                                   -------------
      Commercial and construction loans...........................  $14,523,342
      Real estate loans...........................................   13,925,859
      Consumer loans..............................................    4,102,003
                                                                    -----------
      Total loans.................................................   32,551,204
      Allowance for credit losses.................................     (473,457)
                                                                    -----------
      Loans, net..................................................  $32,077,746
                                                                    ===========

                             TEXSTAR NATIONAL BANK

  Activity in the allowance for credit losses is as follows:

                                                      NINE MONTHS   NINE MONTHS
                                                         ENDED         ENDED
                                                     SEPTEMBER 30, SEPTEMBER 30,
                                                         1997          1996
                                                     ------------- -------------
   Beginning balance................................   $454,054      $297,259
   Provision for credit losses......................     97,000       165,000
   Bank acquisition.................................        --            --
   Loans charged off, net of Recoveries.............    (77,597)       27,457
                                                       --------      --------
   Ending balance...................................   $473,457      $489,716
                                                       ========      ========

  Loans on which the accrual of interest has been discontinued amounted to approximately $202,000 and $235,000 at September 30, 1997 and December 31, 1996, respectively.

4. Subsequent Events:

  On October 10, 1997 the Bank and Surety Bank, N.A. entered into an agreement under which Surety Bank will acquire TexStar National Bank. The purchase price for TexStar is projected to be approximately $19.59 per share of TexStar common stock outstanding (total cash consideration: approximately $9,500,000), which will be paid to the shareholders of TexStar in connection with the merger of TexStar with and into Surety Bank.

  The completion of the merger is subject to a number of contingencies, including regulatory approvals by applicable banking authorities, due diligence review by Surety Bank of TexStar's business operations, the raising of sufficient funds by its parent Surety Capital Corporation to facilitate the transaction, approval by TexStar's shareholders, and other matters. If consummated, the transaction is expected to close on or before March 31, 1998.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
TexStar National Bank

  We have audited the accompanying balance sheets of TexStar National Bank (the "Bank") as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TexStar National Bank as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Burnside & Rishebarger, P.L.L.C.
San Antonio, Texas
January 31, 1997

                             TEXSTAR NATIONAL BANK

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                              NOTES       1996         1995
                                            ---------- -----------  -----------
                 ASSETS:
Cash and due from banks...................             $ 2,463,424  $ 2,331,804
Federal funds sold........................                 155,000    1,900,000
Investment securities.....................         1,2  24,998,211   21,858,108
Loans--Net of allowance for loan losses...         3,9  31,238,143   28,164,193
Bank premises and equipment...............           4   1,793,815      930,129
Accrued interest receivable...............                 516,802      478,296
Prepaid expenses and other assets.........                 395,244      432,238
Other real estate owned...................                 515,200      515,200
Other repossessed assets..................                   6,000       12,633
Deferred federal income tax asset.........           5     180,799
                                                       -----------  -----------
    TOTAL ASSETS..........................             $62,262,638  $56,622,601
                                                       ===========  ===========
  LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
  Demand..................................             $11,714,622  $ 9,942,700
  Savings, NOW, and money market ac-
   counts.................................              15,168,876   12,829,512
  Time, $100,000 and over.................              14,648,540   13,236,113
  Other time..............................              16,308,289   16,578,580
                                                       -----------  -----------
Total deposits............................              57,840,327   52,586,905
Note Payable..............................                 198,113      248,473
Deferred federal income tax liability.....           5                   39,086
Accrued interest payable and other liabil-
 ities....................................                 373,507      239,327
                                                       -----------  -----------
    TOTAL LIABILITIES.....................              58,411,947   53,113,791
                                                       -----------  -----------
  COMMITMENTS AND CONTINGENT LIABILITIES    6,7,8,9,10
Stockholders' equity:
  Common stock--$5 par; 575,000 shares
   authorized, 375,000 issued and
   outstanding in 1996, 375,000 in 1995...          11   1,875,000    1,875,000
  Surplus.................................               1,682,616    1,682,616
  Unrealized investment holding gains
   (losses), net..........................         1,2    (141,863)      63,545
  Retained earnings.......................                 434,938     (112,351)
                                                       -----------  -----------
  Total stockholders' equity..............               3,850,691    3,508,810
                                                       -----------  -----------
    TOTAL LIABILITIES AND STOCKHOLDERS'
     EQUITY...............................             $62,262,638  $56,622,601
                                                       ===========  ===========

                       See notes to financial statements.

                             TEXSTAR NATIONAL BANK

                              STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                    NOTES    1996       1995
                                                    ----- ---------- ----------
INTEREST INCOME:
Interest and fees on loans.........................       $3,201,824 $2,532,206
Interest on investment securities:
  U.S. Treasury securities.........................           67,937    232,605
  Obligations of U.S. Government agencies..........        1,300,076    866,497
  Obligations of states and political
   subdivisions....................................              471      4,266
Interest on deposits in banks and federal funds
 sold..............................................           49,927    161,642
                                                          ---------- ----------
Total interest income..............................        4,620,235  3,797,216
INTEREST EXPENSE:
Interest on savings, NOW, and money market
 accounts..........................................          496,250    473,041
Interest on time deposits..........................        1,789,581  1,507,988
                                                          ---------- ----------
Total interest expense.............................        2,285,831  1,981,029
                                                          ---------- ----------
NET INTEREST INCOME................................        2,334,404  1,816,187
PROVISION FOR LOAN LOSSES..........................  1,3     215,000    106,850
                                                          ---------- ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN
 LOSSES............................................        2,119,404  1,709,337
                                                          ---------- ----------
OTHER INCOME:
Service charges on deposit accounts................          437,212    414,994
Other service charges, collection and exchange
 charges, commissions,
 and fees..........................................           99,308     66,254
Gain on sale of other real estate owned and
 repossessions, net................................            5,326        733
Gain on sale of securities, net....................    2      18,799
                                                          ---------- ----------
Total other income.................................          560,645    481,981
                                                          ---------- ----------
OTHER EXPENSES:
Salaries and wages.................................          876,358    671,688
Employee benefits..................................          124,876     96,343
Occupancy expense..................................          144,906    101,499
Furniture and equipment expense....................          133,736    110,002
Other operating expenses...........................   15     731,878    753,878
Loss on sale of securities, net....................    2                 28,442
                                                          ---------- ----------
Total other expenses...............................        2,011,754  1,761,852
                                                          ---------- ----------
INCOME BEFORE INCOME TAXES.........................          668,295    429,466
Income tax expense.................................    5     121,006     71,213
                                                          ---------- ----------
NET INCOME.........................................       $  547,289 $  358,253
                                                          ========== ==========
EARNINGS PER SHARE.................................    1  $     1.46 $      .96
                                                          ========== ==========

                       See notes to financial statements.

                             TEXSTAR NATIONAL BANK

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                       UNREALIZED
                                                       INVESTMENT
                                 COMMON                 HOLDING
                         NOTES   STOCK     SURPLUS   GAINS (LOSSES)  DEFICIT     TOTAL
                         ----- ---------- ---------- -------------- ---------  ----------
BALANCE JANUARY 1,
 1995...................       $1,875,000 $1,682,616   $(162,210)   $(470,604) $2,924,802
Change in unrealized
 investment holding
 gains (losses), net of
 tax.................... 1,2,5                           225,755                  225,755
Net income..............                                              358,253     358,253
                               ---------- ----------   ---------    ---------  ----------
BALANCE DECEMBER 31,
 1995...................        1,875,000  1,682,616      63,545     (112,351)  3,508,810
Change in unrealized
 investment holding
 gains (losses), net of
 tax.................... 1,2,5                          (205,408)                (205,408)
Net income..............                                              547,289     547,289
                               ---------- ----------   ---------    ---------  ----------
BALANCE DECEMBER 31,
 1996...................       $1,875,000 $1,682,616   $(141,863)   $ 434,938  $3,850,691
                               ========== ==========   =========    =========  ==========



                       See notes to financial statements.

                             TEXSTAR NATIONAL BANK

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                              NOTES     1996          1995
                                              ----- ------------  ------------
OPERATING ACTIVITIES:
Net income...................................       $    547,289  $    358,253
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Provision for loan losses..................    3       215,000       106,850
  Depreciation and amortization..............             60,332        58,079
  Premium amortization--Net of discount
   accretion on investment securities........             64,221        54,046
  Gain on sale of other real estate owned and
   repossessions, net........................             (5,326)         (733)
  (Gain) loss on sale of investment
   securities................................    2       (18,799)       28,442
  Increase in accrued interest receivable....            (38,506)     (173,793)
  Increase in prepaid expenses and other
   assets....................................           (392,358)     (267,398)
  (Increase) decrease in deferred federal
   income tax................................           (180,799)       73,031
  Increase in accrued interest payable and
   other liabilities.........................             44,734       439,704
  (Decrease) in unearned discounts on
   installment loans and loan fees...........                          (94,017)
                                                    ------------  ------------
Net cash provided by operating activities....            295,788       582,464
                                                    ------------  ------------
INVESTING ACTIVITIES:
Purchases of investment securities...........    2   (11,607,456)  (12,750,806)
Proceeds from sales or maturities of
 investment securities.......................    2     8,645,874     7,513,282
Proceeds from the sale of other real estate
 owned and repossessed assets--Net of
 gain/loss...................................             17,959        65,000
Net increase in other real estate owned......             (6,000)      (12,633)
Net increase in loans........................    3    (3,288,950)   (6,345,764)
Net (increase) decrease in federal funds
 sold........................................          1,745,000    (1,125,000)
Purchases of premises and equipment..........    4      (928,978)      (42,733)
Principal collected on other real estate
 owned.......................................                            6,149
Proceeds from sale of fixed asset--Net of
 gain........................................              4,961
                                                    ------------  ------------
Net cash used by investing activities........         (5,417,590)  (12,692,505)
                                                    ------------  ------------
FINANCING ACTIVITIES:
Net increase (decrease) in noninterest
 bearing deposits, savings, NOW and money
 market accounts.............................          4,111,286    (3,842,484)
Net increase in time deposits................          1,142,136    16,082,329
                                                    ------------  ------------
Net cash provided by financing activities....          5,253,422    12,239,845
                                                    ------------  ------------
NET INCREASE IN CASH AND DUE FROM BANKS......            131,620       129,804
CASH AND DUE FROM BANKS AT BEGINNING OF
 YEAR........................................    1     2,331,804     2,202,000
                                                    ------------  ------------
CASH AND DUE FROM BANKS AT END OF YEAR.......    1  $  2,463,424  $  2,331,804
                                                    ============  ============

                       See notes to financial statements.

                             TEXSTAR NATIONAL BANK

                         NOTES TO FINANCIAL STATEMENTS

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization--TexStar National Bank (the "Bank") is engaged in the business of banking, including the acceptance of deposits and the making of loans to customers in Bexar and surrounding counties and in Texas. Although the loan portfolio is diversified, a substantial portion of its debtors' ability to honor their loans is dependent upon the economic conditions in the area, especially in the business sector. The Bank competes for deposits and loans principally with other commercial banks, savings and loan associations and credit unions. In addition, the Bank is subject to the regulations of certain Federal agencies and undergoes periodic examinations by those regulatory authorities.

  Basis of Presentation--The accounting and reporting policies of the Bank conform to generally accepted accounting principles and to general practices within the banking industry.

  Investment Securities--During 1993 the Bank adopted Statement of Financial Accounting Standards No. 115 ("SFAS 115"). SFAS 115 addresses the accounting for and reporting of investments in debt and equity securities. In accordance with SFAS 115, each of the Bank's investment securities are classified in one of the three following categories:

    Held to Maturity--Debt securities that the Bank has the positive intent and ability to hold to maturity. These securities are reported at amortized cost.

    Trading Securities--Debt and equity securities that are bought and held principally for the purpose of selling in the near term. These securities are reported at fair value, with any unrealized gains or losses included in earnings. The Bank held no trading securities at December 31, 1996 or 1995.

    Available for Sale--Debt and equity securities not included in either of the two categories above. These securities are reported at fair value, with any unrealized gains or losses excluded from earnings and included as a separate component of stockholders' equity.

  Mortgage-backed Securities--Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried as government agency securities at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using methods approximating the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Management intends and has the ability to hold such securities to maturity. Should any be sold, cost of securities sold is determined using the specific identification method.

  Loans and Allowance for Loan Losses--Loans are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for loan losses. Unearned discount on installment loans is recognized as income over the terms of the loans by the simple interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The allowance for loan losses is established through provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may effect the borrowers' ability to pay. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection of interest is doubtful. Loan origination fees and direct origination costs are expensed as incurred, as management has determined that capitalization of these costs would be immaterial to the financial statements.

                             TEXSTAR NATIONAL BANK

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


  Bank Premises and Equipment--Bank premises and equipment are stated at cost, net of accumulated depreciation. Depreciation is recognized on the straight-line method over the estimated useful lives of the assets. The estimated useful lives range from 3 to 40 years.

  Change in Accounting Estimate--Effective January 1, 1996, the Bank increased the estimated useful lives of certain assets. These revisions were made to more properly reflect true economic lives of the assets. This change did not have a material effect on the financial statements.

  Other Real Estate Owned--Real estate acquired by foreclosure is carried at the lower of the recorded investment in the property or its fair value. Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for loan losses, if necessary. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other expenses.

  Income Tax--The Bank follows Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," ("SFAS 109"). This statement requires the use of an asset and liability method of accounting for deferred income taxes. This standard specifies criteria for the recognition and measurement of deferred tax assets or liabilities. Under SFAS 109 these items are be calculated based on the estimated future tax effects of differences between the financial statement and tax bases of the Bank's assets and liabilities.

  Statements of Cash Flows--For purposes of reporting cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "cash and due from banks."

  Earnings Per Share--Earnings per share are calculated on the basis of the weighted average number of shares outstanding.

  Off-Balance-Sheet Financial Instruments--In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments including commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

  Postretirement Benefits--In December 1990, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Under SFAS 106, beginning in 1993, postretirement benefits other than pensions must be accounted for in a manner similar to current standards for accounting for pensions. SFAS No. 106 will require that the accumulated postretirement benefit obligation be either charged in the income statement as a cumulative effect of a change in accounting in the period of adoption or delayed and amortized over future periods as part of future postretirement benefit costs. Since the Company did not provide postretirement benefits during 1996 or 1995, SFAS No. 106 is not applicable.

  Estimates and Assumptions--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Hedging Contracts--In October 1994, the Financial Accounting Standards Board issued SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments." Under SFAS No. 119, beginning in 1994, disclosures are required in connection with certain off-balance sheet derivative financial instruments, including interest rate floors and swaps. These contracts are divided between the following categories:

                             TEXSTAR NATIONAL BANK

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


  Held for trading purposes--Including dealing and other trading activities measured at fair value with gains and losses recognized in earnings, and

  Held for purposes other than trading--Including hedges of anticipated transactions, any gains and losses of which may be deferred.

  At December 31, 1996, management of the Bank believes the Bank had no contracts that qualify as off-balance sheet derivative financial instruments for purposes of SFAS 119.

  Other New Accounting Standards--In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS 121), which becomes effective for years beginning after January 1, 1996. SFAS 121 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Under SFAS 121, a loss is to be recognized to the extent that the fair value of an impaired asset is less than the asset's carrying amount. The Bank's adoption of SFAS 121 as of January 1, 1996 did not have any material current effect on the financial condition or results of operations.

2. INVESTMENT SECURITIES

  Carrying amounts and approximate market values of investment securities are summarized as follows:

                                               GROSS      GROSS    APPROXIMATE
                                  AMORTIZED  UNREALIZED UNREALIZED   MARKET
                                    COST       GAINS      LOSSES      VALUE
                                 ----------- ---------- ---------- -----------
DECEMBER 31, 1996
Investment Securities Expected
 to be Held at Maturity:
  U.S. Government agency securi-
   ties......................... $ 8,088,464             $212,729  $ 7,875,735
  State and municipal securi-
   ties.........................
  Federal Reserve Bank stock....     106,750                           106,750
  Federal Home Loan Bank stock..     459,500                           459,500
                                 -----------  --------   --------  -----------
  Total held to maturity........   8,654,714              212,729    8,441,985
                                 -----------  --------   --------  -----------
Investment Securities Available
 for Sale:
  U.S. Government agency securi-
   ties.........................  15,539,912  $ 11,091    209,928   15,341,075
  U.S. Treasury securities......   1,007,402                4,980    1,002,422
                                 -----------  --------   --------  -----------
  Total available for sale......  16,547,314    11,091    214,908   16,343,497
                                 -----------  --------   --------  -----------
  Total......................... $25,202,028  $ 11,091   $427,637  $24,785,482
                                 ===========  ========   ========  ===========

DECEMBER 31, 1995
Investment Securities Expected to be
 Held at Maturity:
  U.S. Government agency securi-
   ties.............................  $ 9,161,293 $ 36,530 $231,752 $ 8,966,071
  State and municipal securities....       55,000      206               55,206
  Federal Reserve Bank stock........      106,750                       106,750
  Federal Home Loan Bank stock......      136,900                       136,900
                                      ----------- -------- -------- -----------
  Total held to maturity............    9,459,943   36,736  231,752   9,264,927
                                      ----------- -------- -------- -----------
Investment Securities Available for
 Sale:
  U.S. Government agency securi-
   ties.............................    8,009,161  116,933            8,126,094
  U.S. Treasury securities..........    4,274,045   18,838   20,812   4,272,071
                                      ----------- -------- -------- -----------
  Total available for sale..........   12,283,206  135,771   20,812  12,398,165
                                      ----------- -------- -------- -----------
  Total.............................  $21,743,149 $172,507 $252,564 $21,663,092
                                      =========== ======== ======== ===========

                             TEXSTAR NATIONAL BANK

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

  During 1994, the Bank transferred from investment securities available for sale to investment securities held to maturity, securities with an amortized cost of $4,800,327 and a market value at the date of transfer of $4,773,765. The unrealized holding loss of $26,562 was reported in the unrealized investment holding gains (losses) section of stockholders' equity and is being amortized over the remaining life of the securities as an adjustment of yield in a manner consistent with the amortization of any premium or discount. The unamortized unrealized holding loss at December 31, 1996 and 1995 was $7,343 and $12,328, respectively. The Bank did not transfer any securities from investment securities available for sale during 1995 or 1996.

  At December 31, 1996 the balance of the cumulative unrealized investment holding gains or losses on securities available for sale have been reduced by deferred taxes as follows:

                                                            1996       1995
                                                          ---------  --------
   Gross unrealized gains on securities available for
    sale................................................. $  11,091  $135,771
   Gross unrealized losses on securities available for
    sale.................................................  (214,909)  (20,812)
                                                          ---------  --------
   Subtotal, net gains (losses)..........................  (203,818)  114,959
   Gross unrealized holding loss on securities trans-
    ferred...............................................    (7,343)  (12,328)
   Deferred federal income tax (34% of subtotal).........    69,298   (39,086)
                                                          ---------  --------
   Net effect on stockholders' equity.................... $(141,863) $ 63,545
                                                          =========  ========

  The carrying value of investment securities pledged as collateral for public funds amounted to approximately $9,747,086 and $8,989,512 at December 31, 1996 and 1995, respectively.

  The market value of investment securities pledged to secure public funds amounted to approximately $9,512,031 and $8,813,906 at December 31, 1996 and 1995, respectively.

  The Bank has pledged additional securities in the amount of $4,617,147 and $1,998,771 to large depositors at December 31, 1996 and 1995, respectively. The market value of these securities is $4,581,861 and $2,073,125 at December 31, 1996 and 1995, respectively.

  The carrying amount and approximate market value of investment securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                    APPROXIMATE
                                                         CARRYING     MARKET
                                                          AMOUNT       VALUE
                                                        ----------- -----------
   SECURITIES EXPECTED TO BE HELD TO MATURITY:
   Due in one year or less............................. $           $
   Due after one year through five years...............   4,490,961   4,412,344
   Due after five years through ten years..............   1,499,547   1,400,781
   Federal Reserve Bank stock..........................     106,750     106,750
   Federal Home Loan Bank stock........................     459,500     459,500
                                                        ----------- -----------
   Subtotal............................................   6,556,758   6,379,375
   Mortgage-backed securities and collateralized
    mortgage obligations...............................   2,097,956   2,062,610
                                                        ----------- -----------
   Total............................................... $ 8,654,714 $ 8,441,985
                                                        =========== ===========
   SECURITIES AVAILABLE FOR SALE:
   Due in one year or less............................. $ 1,007,402 $ 1,002,422
   Due after one year through five years...............   5,998,807   5,924,063
   Due after five years through ten years..............   9,541,105   9,417,012
                                                        ----------- -----------
   Total............................................... $16,547,314 $16,343,497
                                                        =========== ===========

                             TEXSTAR NATIONAL BANK

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

  Gross realized losses on sales of investment securities in 1996 were $10,764, which is comprised of losses on U.S. Treasury securities.

  Gross realized gains on sales of investment securities in 1996 were $29,563, which is comprised of gains of $19,954 on U.S. Treasury securities and $9,609 on U.S. Government agency securities.

  Gross realized gains on sales of investment securities in 1995 were $4,614, which is comprised of gains on U.S. Government agency securities.

  Gross realized losses on sales of investment securities in 1995 were $33,056, which was comprised of a loss of $25,556 on U.S. Treasury securities and a loss of $7,500 on U.S. Government agency securities.

3. LOANS AND ALLOWANCE FOR LOAN LOSSES

  Major classifications of loans are as follows:

                                                          1996         1995
                                                       -----------  -----------
   Commercial......................................... $12,602,552  $12,732,832
   Mortgage...........................................  13,797,958   11,903,596
   Construction.......................................   1,899,194      560,390
   Installment........................................   3,392,493    3,264,634
                                                       -----------  -----------
                                                        31,692,197   28,461,452
   Allowance for loan losses..........................    (454,054)    (297,259)
                                                       -----------  -----------
   Total.............................................. $31,238,143  $28,164,193
                                                       ===========  ===========

  Nonperforming loans at December 31, 1996 and 1995 were composed of nonaccrual loans totaling $234,748 and $203,391, respectively.

  The reduction in interest income associated with nonaccrual loans amounted to $27,373 and $15,905 for the years ended December 31, 1996 and 1995, respectively.

  At December 31, 1996 and 1995, there were no commitments to lend additional funds to borrowers whose loans were classified as nonperforming.

  The loan portfolio consists of $16,735,816 and $15,283,801 of variable rate loans and $14,956,381 and $13,177,651 of fixed rate loans at December 31, 1996 and December 31, 1995, respectively.

  Changes in the allowance for loan losses were as follows:

                                                              1996       1995
                                                            ---------  --------
   Balance at beginning of year............................ $ 297,259  $200,908
   Provision charged to operations.........................   215,000   106,850
   Loans charged-off.......................................  (100,511)  (14,899)
   Recoveries..............................................    42,306     4,400
                                                            ---------  --------
   Balance at end of year.................................. $ 454,054  $297,259
                                                            =========  ========

                             TEXSTAR NATIONAL BANK

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

4. BANK PREMISES AND EQUIPMENT

  Bank premises and equipment consist of the following:

                                                             1996       1995
                                                          ---------- ----------
   Land.................................................. $  712,460 $  447,212
   Buildings and improvements............................    797,832    271,022
   Leasehold improvements................................    176,851     99,740
   Furniture.............................................    120,501    115,959
   Equipment.............................................    372,361    328,544
   Automobiles...........................................     19,718     47,959
                                                          ---------- ----------
   Total.................................................  2,199,723  1,310,436
   Less accumulated depreciation.........................    405,908    380,307
                                                          ---------- ----------
   Total--Net............................................ $1,793,815 $  930,129
                                                          ========== ==========

5. INCOME TAXES

  Net operating loss carryforwards (which differ for financial statement and federal tax reporting purposes) amounted to $741,837 for tax purposes at December 31, 1996. The net operating loss carryforwards are subject to annual limitations because of a change in Bank ownership (see Note 11). The tax net operating loss carryforwards expire in varying amounts between 2001 and 2006.

                                                               1996      1995
                                                             ---------  -------
   Current income tax expense............................... $ 232,541  $71,213
   Deferred income tax expense..............................  (111,535)
                                                             ---------  -------
   Total income tax expense................................. $ 121,006  $71,213
                                                             =========  =======

  The reason income taxes for financial reporting purposes differ from the amount computed by applying the statutory federal income tax rate at December 31, 1996 and 1995 are as follows:

                                                             1996       1995
                                                           ---------  --------
   Tax provision computed at the statutory rate..........  $ 227,220  $146,018
   Tax benefit including utilization of net operating
    loss carryforwards...................................   (151,949)  (71,807)
   Tax exempt interest income--Net of disallowed interest
    expense of $471 and $286.............................        (63)     (656)
   Meals and entertainment disallowance..................      2,446     2,285
   Nondeductible dues....................................      1,604     1,794
   Other.................................................     41,748    (6,421)
                                                           ---------  --------
   Provision for federal income tax......................  $ 121,006  $ 71,213
                                                           =========  ========

  Statement of Financial Accounting Standards No. 109 ("SFAS 109") was effective in 1994 and requires the recognition of deferred tax assets and liabilities for both the expected future tax impact of differences between the financial statement and tax bases of assets and liabilities, and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. SFAS 109 additionally requires the establishment of a valuation

                             TEXSTAR NATIONAL BANK

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

allowance to reflect the likelihood of realization of deferred tax assets. As of December 31, 1996, the Bank had total deferred tax liabilities and total deferred tax assets as follows:

   Accrued income................................................... $(324,070)
   Fixed asset depreciation.........................................   (36,316)
   Net operating loss carryforwards.................................   252,225
   Unrealized investment holding losses.............................    69,298
   Accrued expenses.................................................    72,624
   Other real estate owned..........................................    44,272
   Allowance for loan losses........................................   112,499
   Accrued interest on short-term loans.............................   (10,151)
   Contribution carryforward........................................       418
                                                                     ---------
   Net deferred asset...............................................   180,799
   Valuation allowance..............................................       -0-
                                                                     ---------
   Deferred tax asset............................................... $ 180,799
                                                                     =========

6. COMMITMENTS AND CONTINGENT LIABILITIES

  The Bank leases its branch banking premises under a noncancellable agreement. A portion of the lease payments for 1996 were prepaid at December 31, 1995. Future minimum lease payments at December 31, 1996 are as follows:

   Year Ending December 31, 1997....................................... $43,871
                                                                        =======

  Rental expense for the branch banking premises was $42,775 and $20,004 in 1996 and 1995, respectively.

  The Bank has commitments and contingencies in the normal course of business and lawsuits pending that are not expected to result in material adverse effects.

7. RELATED-PARTY TRANSACTIONS

  The Bank has entered into transactions with its directors, significant shareholders, and their affiliates. Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties at December 31, 1996 and 1995 was $2,946,218 and $2,711,435, respectively. During 1996 and 1995, new loans to such related parties amounted to $466,534 and $846,314, respectively, and repayments amounted to $231,751 and $297,215, respectively. Of the loans to related parties at December 31, 1996 and 1995, $1,760,000 and $1,680,000, respectively, were secured by time deposits at the Bank.

8. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

  The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.

  The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is

                             TEXSTAR NATIONAL BANK

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

  The amount of commitments at December 31, 1996 are as follows:

   Unused lines of credit--Real estate and commercial loans......... $4,913,154
   Standby letters of credit........................................    221,284
                                                                     ----------
   Total............................................................ $5,134,438
                                                                     ==========

  Unused lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

  Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

9. SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

  The Bank grants loans to customers in Bexar and surrounding counties and elsewhere in Texas. Many of such customers are depositors of the Bank. Investment in state and municipal securities also includes governmental entities, some within the Bank's market area. As shown in Note 3, the Bank has a diversified loan portfolio, although approximately 44% of its loans are secured by real estate.

10. REGULATORY MATTERS

  The Bank, as a National Bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, the Bank may not, without the prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years. No dividends were declared in 1996.

  Risk-based capital guidelines require a bank to maintain Tier 1 capital at a minimum of 4.0% of total risk- adjusted assets. Tier 1 capital consists primarily of common equity, excluding the effects of net unrealized gains or losses on securities available-for-sale net of taxes. Risk-adjusted assets are the sum of total assets and specific off-balance sheet items after the appropriate risk weights and/or credit conversion factors ranging from 0% to 100% have been applied.

  Total capital, consisting of Tier 1 capital plus Tier 2 capital, must be maintained at a minimum of 8.0% of risk-adjusted assets. Tier 2 capital generally consists of the allowance for loan losses limited to a maximum of 1.25% of gross risk-weighted assets. Tier 2 capital may not exceed Tier 1 capital.

  The leverage ratio is required to be equal to or greater than 3.0% depending on each bank's particular regulatory rating. The leverage ratio is computed as Tier 1 capital divided by average assets outstanding for the quarter, excluding the effects of net unrealized gains or losses on securities available-for-sale net of taxes.

                             TEXSTAR NATIONAL BANK

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


  The following summarizes certain capital ratios for the Bank at December 31, 1996 and 1995 as compared to the regulatory minimums:

                                                        REGULATORY
                                                         MINIMUM   1996   1995
                                                        ---------- -----  -----
   Tier 1 capital ratio................................    4.0%    11.37% 10.24%
   Total capital ratio.................................    8.0%    12.62% 11.11%
   Tier 1 leverage ratio...............................    3.0%     6.61%  6.29%

  The Bank did not extend credit to any single borrower or group of related borrowers in excess of its legal lending limit of $666,991 and $566,240 at December 31, 1996 and 1995, respectively.

11. COMMON STOCK

  In October 1994, the Bank issued 75,000 shares of its common stock at $7.70 per share in a common stock offering. Proceeds from the offering, net of legal expenses of $19,884, were $557,616. In February 1994, approximately 50% of the outstanding shares of the Bank's stock were purchased by one individual, which gave this individual controlling interest. In a letter dated December 10, 1992, the Office of the Comptroller of the Currency stated that they did not disapprove of this transaction.

12. EMPLOYEE BENEFIT PLAN

  During 1994, the Bank adopted a 401(k) employee benefit plan that covers all employees who meet certain age and service requirements. Employees may make contributions to the plan through salary deferrals. Additionally, the Bank will match employee contributions in an amount equal to 25% of employee contributions with a limitation not to exceed 10% of compensation. The Bank contributed $6,107 and $5,501 of matching contributions to the plan in 1996 and 1995, respectively.

13. CASH FLOW INFORMATION

  In 1996 and 1995, the Bank made cash payments for interest expense on deposits of approximately $2,247,325 and $1,858,093, respectively. The Bank made $72,400 and $38,800 in cash payments for federal income taxes in 1996 and 1995, respectively.

14. ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

  Cash, Interest-Bearing Deposits, and Federal Funds Sold--The carrying amount of these short-term instruments is a reasonable estimate of their fair value.

  Investment Securities--Securities in the held-to-maturity portfolio are carried at cost and fair values disclosed are based on quoted market prices and in the cases where a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

  Loans, Allowance for Loan Losses, Other Assets, and Deposits--Management has not obtained estimates of fair values of these items although the difference from carrying value is not believed to be material.

  Commitments, Letters of Credit, and Financial Guarantees Written--The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair

                             TEXSTAR NATIONAL BANK

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

value of guarantees and letters of credit is based on the fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

  Management's estimated fair values of the Bank's financial instruments are as follows:

                                                                IN THOUSANDS
                                                              -----------------
                                                                1996     1996
                                                              CARRYING   FAIR
                                                               AMOUNT    VALUE
                                                              --------  -------
   FINANCIAL ASSETS:
     Cash and due from banks................................. $ 2,463   $ 2,463
     Federal funds sold...................................... $   155   $   155
     Investment securities................................... $24,539   $24,326
     Loans................................................... $31,692        (1)
     Less: Allowance for loan losses......................... $  (454)       (1)
     Other................................................... $   517        (1)
   FINANCIAL LIABILITY--
     Deposits................................................ $57,840        (1)
   UNRECOGNIZED FINANCIAL INSTRUMENTS:
     Commitments to extend credit............................      (2)       (2)
     Standby letters of credit...............................      (3)       (3)

--------
(1) Management has not obtained estimates of fair values of these items although the difference from carrying value is not believed to be material.
(2) No gain or loss is expected on commitments to extend credit of $4,913,154 at December 31, 1996 (see Note 8).
(3) No gain or loss is expected on standby letters of credit for $221,284 outstanding at December 31, 1996 (see Note 8).

15. ADVERTISING EXPENSES

  The Bank accounts for its advertising as prepaid assets and it charges a monthly amount to expense over the life of the asset not exceeding one year. The Bank's advertising charged to expense was $12,505 and $15,142 during 1996 and 1995, respectively.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Summary Consolidated Financial Data......................................   6
Risk Factors.............................................................   8
Note Regarding Forward-Looking Statements................................  10
Use of Proceeds..........................................................  10
Capitalization...........................................................  11
Market Price and Dividend Policy.........................................  12
The Texstar National Bank Acquisition....................................  13
Summary Consolidated Financial Data......................................  19
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21
Business.................................................................  40
Regulation and Supervision...............................................  45
Management...............................................................  53
Beneficial Stock Ownership...............................................  60
Legal Proceedings........................................................  63
Description of Securities................................................  64
Underwriting.............................................................  66
Legal Matters............................................................  67
Experts..................................................................  67
Available Information....................................................  67
Index to Financial Statements............................................ F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                1,500,000 Shares

                           Surety Capital Corporation

                                  Common Stock

                                    -------

                              P R O S P E C T U S

                                       , 1997

                                    -------

                                HOEFER & ARNETT
                                  Incorporated

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses to be borne by the Company in connection with the sale and distribution of the securities being registered other than underwriting discounts and commissions. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.

   Registration Fee............................................... $  3,434.91
                                                                   -----------
   Printing and Electronic Filing Expenses........................ $ 50,000.00
   Legal Fees and Expenses........................................ $100,000.00
   Accounting Fees and Expenses................................... $100,000.00
   Underwriting Expense Allowance................................. $150,000.00
   Director & Officer Liability Insurance Premium [paid by
    Registrant on any policy obtained in connection with the
    offering and sale of the securities being registered which insures or indemnifies directors or officers against any
    liabilities in connection with this offering].................
   Miscellaneous.................................................. $ 10,000.00
                                                                   -----------
     Total........................................................ $413,434.91
                                                                   ===========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the General Corporation Law of the State of Delaware (the "Act") empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity as directors and officers. The Act further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, vote of the shareholders, or otherwise.

  Section 6.04 of the Company's Bylaws provides that the Company shall indemnify all persons to the full extent allowable by law who, by reason of the fact that they are or were a director of the Company, become a party or are threatened to be made a party to any indemnifiable action, suit or proceeding. The Company shall pay, in advance of the final disposition of any indemnifiable action, suit or proceeding under this bylaw, all reasonable expenses incurred by a director, upon receipt of an undertaking by or on behalf of a director to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the Company under the law. The Company may indemnify persons other than directors, such as officers and employees, as permitted by law. The Company may purchase and maintain insurance on behalf of directors, officers and other persons against any liability asserted against him, whether or not the Company would have the power to indemnify such person against such liability, as permitted by law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  The Company issued 25,398 unregistered shares of its common stock, by issuing 8,466 shares to each of Barry T. Carroll, Lawrence C. Blanton, and Bill M. Ward, in connection with and as consideration for the execution of Employment, Non-Competition and Confidentiality Agreements dated March 15, 1996 by these individuals, who were the principals of Providers Funding Corporation. The Company acquired certain assets from, and assumed selected liabilities of, Providers Funding Corporation in March, 1996. The shares were issued pursuant to the exemption provided under Section 4(2) of the Securities Act of 1933, as amended, and the regulations promulgated thereunder. The exemption was claimed based upon the fact that the shares were offered and issued to only three persons in connection with the Company's acquisition of substantially all of the assets, and selected liabilities, of the business controlled by the individuals.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  The exhibits and financial statement schedules listed on the accompanying
Exhibit Index are filed as part of this Registration Statement and such
Exhibit Index is hereby incorporated by reference.

ITEM 17. UNDERTAKINGS

  The Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HURST, TEXAS ON THE 29TH OF DECEMBER, 1997.

                                          Surety Capital Corporation


                                          By:         /s/ C. Jack Bean
                                              ---------------------------------
                                               C. JACK BEAN, Chairman of the
                                                           Board

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE            CAPACITY                   DATE

      /s/ C. Jack Bean         Chairman of the Board      December 29, 1997
-----------------------------  and Director (Principal
        C. JACK BEAN           Executive Officer)

    /s/ Bobby W. Hackler       Vice Chairman, Chief       December 29, 1997
-----------------------------  Operating Officer and
      BOBBY W. HACKLER         Director

       /s/ B.J. Curley         Vice President,            December 29, 1997
-----------------------------  Secretary and Chief
         B.J. CURLEY           Financial Officer

     /s/ William B. Byrd       Director                   December 29, 1997
-----------------------------
       WILLIAM B. BYRD

    /s/ Joseph S. Hardin       Director                   December 29, 1997
-----------------------------
      JOSEPH S. HARDIN

    /s/ G. M. Heinzelmann      Director                   December 29, 1997
-----------------------------
      G. M. HEINZELMANN

    /s/ Margaret Holland       Director                   December 29, 1997
-----------------------------
      MARGARET HOLLAND

    /s/ Michael L. Milam       Director                   December 29, 1997
-----------------------------
      MICHAEL L. MILAM

     /s/ Garrett Morris        Director                   December 29, 1997
-----------------------------
       GARRETT MORRIS

    /s/ Cullen W. Turner       Director                   December 29, 1997
-----------------------------
      CULLEN W. TURNER

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                            EXHIBIT DESCRIPTION
 -------                           -------------------
  1.01   Underwriting Agreement between Surety Capital Corporation, Hoefer &
         Arnett, Incorporated and Southwest Securities with respect to the firm commitment underwriting of shares of the Company's common stock, dated
         as of      .*
  2.01   Agreement and Plan of Reorganization by and between Surety Bank,
         National Association; TexStar National Bank; Surety Capital
         Corporation; and the shareholders of TexStar listed on Schedule A attached to the Agreement and Plan of Reorganization, dated October
         10, 1997.*
  2.02   Agreement to Merge TexStar National Bank with and into Surety Bank,
         National Association under the Charter of Surety Bank, National
         Association and Under the Title of Surety Bank, National Association;
         dated      .**
  3.01   Certificate of Incorporation of the Company.(1)
  3.02   Amendment to the Certificate of Incorporation, dated April 8, 1987.(2)
  3.03   Certificate of Amendment to the Company's Certificate of
         Incorporation, as filed with the Delaware Secretary of State on April
         4, 1988.(3)
  3.04   Certificate of Designations Establishing Series of Shares of Preferred
         Stock, as filed with the Delaware Secretary of State on April 4,
         1988.(3)
  3.05   Certification of Elimination of Series of Shares of Preferred Stock of
         the Company as filed with the Delaware Secretary of State on January
         31, 1992.(4)
  3.06   Certificate of Amendment to Company's Certificate of Incorporation as
         filed with Delaware Secretary of State on June 14, 1993.(5)
  3.07   Form of Common Stock certificate (specimen).(5)
  3.08   Restated Bylaws of the Company.(6)
  4.01   Surety Capital Corporation Rights Agreement dated as of June 17,
         1997.**
  5.01   Opinion of Secore & Waller, L.L.P. with respect to the validity of the shares to be registered and issued.**
 10.01   Surety Capital Corporation 1988 Incentive Stock Option Plan.(4)
 10.02   Lease agreement between Precinct Campus, Inc., as landlord, and Surety
         Capital Corporation, as tenant, regarding offices located in Hurst,
         Texas, dated February 14, 1994.(5)
 10.03   Surety Capital Corporation 1995 Incentive Stock Option Plan.(6)
 10.04   Form of Executive Deferred Compensation Agreement and related Adoption
         Agreement entered into between Surety Capital Corporation and Bobby W.
         Hackler and G.M. Heinzelmann, III, dated August 15, 1995.(7)
 10.05   Form of Letter Agreements between Surety Capital Corporation and Bobby
         W. Hackler and G. M. Heinzelmann, III, regarding the provision by the
         Company of term life insurance coverage, dated August 15, 1995.(7)
 10.06   Executive Deferred Compensation Agreement and related Adoption
         Agreement with Designation of Beneficiaries entered into between
         Surety Capital Corporation and B. J. Curley, dated January 21,
         1997.(8)
 10.07   Letter Agreement between Surety Capital Corporation and B. J. Curley regarding provision by Surety Capital Corporation of term life insurance coverage, dated January 21, 1997.(8)
 10.08   Surety Capital Corporation Amended and Restated Stock Option Plan for
         Directors, and Form of Stock Option Agreement.(8)
 21.01   Subsidiaries of the Registrant.*
 23.01   Consent of Coopers & Lybrand L.L.P. with respect to the use of its
         January 21, 1997 Report.*
 23.02   Consent of Burnside & Rishebarger P.L.L.C. with respect to the use of its January 31, 1997 Report.*
 23.03   Consent of Secore & Waller, L.L.P.**
 24.01   Power of Attorney.*

                             NOTES TO EXHIBIT INDEX
 (1) Filed with Registration Statement No. 33-1983 on Form S-1 and incorporated by reference herein.
 (2) Filed with the Company's Form 10-K dated October 31, 1987 and incorporated by reference herein.
 (3) Filed with the Company's Form 10-Q for the quarter ended April 30, 1988 and incorporated by reference herein.
 (4) Filed with the Company's Form 10-K dated December 31, 1991 and incorporated by reference herein.
 (5) Filed with the Company's Form 10-K dated December 31, 1993 and incorporated by reference herein.
 (6) Filed with the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and incorporated by reference herein.
 (7) Filed with Registration Statement No. 33-64789 on Form S-1 and incorporated by reference herein.
 (8) Filed with the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated by reference herein.

--------
 * Filed herein.
** To be filed.